     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998


                                                      REGISTRATION NO. 333-53341
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              TOWNE SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)

            GEORGIA                            7374                          62-1618121
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)         Identification Number)

                                DREW W. EDWARDS
                            CHIEF EXECUTIVE OFFICER
                              TOWNE SERVICES, INC.
                           3295 RIVER EXCHANGE DRIVE
                                   SUITE 350
                            NORCROSS, GEORGIA 30092
                                 (770) 734-2680
    (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices and Agent for Service)

                             ---------------------

                                   COPIES TO:

            ROBERT D. PANNELL, ESQ.                           M. HILL JEFFRIES, ESQ.
             SUSAN L. SPENCER, ESQ.                            PAUL J. NOZICK, ESQ.
             JONATHAN R. COE, ESQ.                           MICHELE J. NELSON, ESQ.
   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.                   ALSTON & BIRD LLP
         FIRST UNION PLAZA, SUITE 1400                         ONE ATLANTIC CENTER
           999 PEACHTREE STREET, N.E.                       1201 WEST PEACHTREE STREET
             ATLANTA, GEORGIA 30309                           ATLANTA, GEORGIA 30309
                 (404) 817-6000                                   (404) 881-7000
              (404) 817-6050 (FAX)                             (404) 881-4777 (FAX)

                             ---------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 10, 1998


PROSPECTUS

        (TOWNE SERVICES, INC. LOGO)

                                4,200,000 SHARES

                              TOWNE SERVICES, INC.

                                  COMMON STOCK


     This is an initial public offering of 4,200,000 shares of common stock of Towne Services, Inc. Towne Services is offering 4,000,000 of these shares and one selling shareholder identified in this prospectus is offering 200,000 of these shares. Towne Services will not receive any proceeds from the sale of shares by this selling shareholder.



     There is currently no public market for the common stock. Towne Services has applied for listing of the common stock on the Nasdaq National Market under the symbol "TWNE." Towne Services expects that the initial public offering price will be between $8.00 and $10.00 per share. The market price of the shares after this offering may be higher or lower than the public offering price.


     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

                                                  PER SHARE              TOTAL
                                                  ---------              -----
Public Offering Price......................           $                    $
Underwriting Discount......................           $                    $
Proceeds to Towne Services.................           $                    $
Proceeds to the Selling Shareholder........           $                    $

     In addition, six other selling shareholders identified in this prospectus have granted the underwriters an over-allotment option which allows the underwriters to purchase 630,000 additional shares. These shares will be purchased directly from these six selling shareholders. Towne Services will not receive any of the proceeds from the sale of these shares.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WHEAT FIRST UNION
                                 J.C. BRADFORD&CO.
                                                          STEPHENS INC.

                                            , 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    9
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Dilution....................................................   15
Capitalization..............................................   16
Selected Financial Data.....................................   17
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............   19
Business....................................................   27
Management..................................................   37
Principal and Selling Shareholders..........................   45
Certain Transactions........................................   47
Description of Capital Stock................................   48
Shares Eligible for Future Sale.............................   52
Underwriting................................................   54
Legal Matters...............................................   55
Experts.....................................................   55
Additional Information......................................   55
Index to Financial Statements...............................  F-1

                            ------------------------


     Throughout this prospectus, we refer to Towne Services as either "Towne Services," "Towne" or the "Company."



     Unless otherwise stated, all information in this prospectus assumes (a) that the shares of common stock will be sold to the public for $9.00 per share, and (b) that the underwriters will not exercise their over-allotment option to purchase any of the 630,000 shares subject to that option.


     In addition, we have adjusted the common stock share numbers presented in this prospectus to reflect (a) a 100-for-1 split of the common stock which occurred in January 1997 and (b) the conversion of 15,000 shares of preferred stock into 1,217,903 shares of common stock upon completion of this offering.

                            ------------------------

     This prospectus contains certain "forward-looking statements" concerning Towne Services' operations, performance and financial condition, including its future economic performance, plans and objectives and the likelihood of success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond the control of Towne Services. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in "Risk Factors."

                            ------------------------

     Towne Services' principal executive offices are located at 3295 River Exchange Drive, Suite 350, Norcross, Georgia 30092, and its telephone number is
(770) 734-2680.

[Fold-out of inside front cover]
 TOWNE SERVICES, INC. A Closer Look.


[Color graphic of flowchart depicting Towne's automated processing system and how data can be retrieved from this system.]


[Two color maps depicting Towne's customer locations as of June 30, 1997 and June 30, 1998. States where Towne's customers are located are highlighted in green.]

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and notes to the financial statements before making any decision to invest in the common stock.


                                 TOWNE SERVICES

     Towne Services designs, develops and markets products and services that convert the in-house credit transactions of small businesses into automated "virtual credit card" accounts which are processed electronically. Usually, in-house credit transactions are completed without a credit card or cash, are recorded and processed manually and then billed to the customer at a later date. To automate this process, Towne Services offers two main electronic processing systems, TOWNE CREDIT(SM) and TOWNE FINANCE(SM), which process small business' in-house credit transactions in much the same way as credit card transactions are processed.


     The TOWNE CREDIT system electronically processes in-house consumer credit transactions of small and medium size retail merchants. The TOWNE FINANCE system, a commercial version of TOWNE CREDIT, is an automated asset management and financing system that processes business-to-business credit transactions for small commercial businesses. Through the use of Towne's products and services, small businesses can automate certain manual processes, accelerate cash flow, provide better customer service, reduce paperwork and shift many other administrative burdens to Towne Services. In addition, Towne provides complementing products and services to banks that enable them to generate interest-bearing revolving credit accounts by financing the accounts receivable of these small businesses. Through the use of Towne's products, banks can monitor customers' accounts receivable and generate detailed status reports, and may attract new business customers who, in turn, may become customers of Towne Services.


                       HOW TOWNE SERVICES' PRODUCTS WORK


     Towne designed its products and services to be simple to use, fast and reliable. A typical Towne Services transaction begins when a store clerk enters transaction information into a point of sale terminal or computer. The business owner or manager later transmits this information to Towne Services electronically. Towne processes the information, creates transaction reports for the business, transmits the accounts receivable information to the business' bank and invoices the business' customers directly. The bank then advances funds to the business against these accounts. Towne Services tracks payments made on these accounts and provides frequent updates to the business and its bank.



     Towne's electronic processing systems enable businesses to offer in-house credit to their customers at costs comparable to traditional credit card transactions. As with credit card transactions, the business pays a discount fee to the bank on each transaction. In addition, the business' customer pays interest and fees to the bank for amounts owed by the customer for purchases made on in-house credit. Towne Services generates recurring revenue by collecting a portion of the discount fee and, on occasion, interest paid on these accounts and by charging monthly transaction processing fees. Towne Services also generates revenue by charging its business and bank customers initial set-up fees.


                             TOWNE SERVICES' MARKET

     A variety of small and medium size retail merchants use the TOWNE CREDIT system, including hardware stores, clothing stores, florists, auto parts stores, pharmacies and private clubs. Towne Services markets the TOWNE FINANCE products and services to small commercial businesses, such as furniture manufacturers, equipment distributors, plumbing suppliers and other industry supply stores. Towne Services believes there are more than 5 million small and medium size retail merchants and 12 million small commercial businesses in the United States. Many of these small businesses extend in-house credit and process these credit transactions manually. Towne's processing systems allow small businesses to automate these in-house accounts and provide a convenient service to customers who prefer to purchase items on credit. Towne Services believes that the market for its electronic processing products and services is largely untapped, as most electronic payment processing companies focus on larger businesses and on credit and debit card transactions, which may be less convenient and are subject to terms established by the credit card company or debit card issuer.


                           TOWNE SERVICES' STRATEGIES

     Towne Services has grown significantly since the release of TOWNE CREDIT in June 1997. The total number of sales people, bank contracts and business customers for TOWNE CREDIT and TOWNE FINANCE as of the end of each of the last 12 months follows:


                                              1997                                         1998
                            ----------------------------------------     ----------------------------------------
                            JULY   AUG.   SEPT.   OCT.   NOV.   DEC.     JAN.   FEB.   MARCH   APRIL   MAY   JUNE
                            ----   ----   -----   ----   ----   ----     ----   ----   -----   -----   ---   ----
Sales people..............    8      9     13      14     11     15       16     17      33      45     54    61
Bank contracts............   34     41     41      58     65     74       85     97     122     130    152   177
Business customers........   38     49     59      69     81     96      117    135     161     189    225   279



     Towne's goal is to continue to grow significantly to become one of the leading providers of electronic processing products and services for the in-house credit transactions of small and medium size businesses in the United States. Towne Services plans to attain this goal by implementing the following key business strategies:


     Expand Direct Sales and Marketing Efforts Nationwide


          Since the release of TOWNE CREDIT, Towne Services has expanded its direct sales and marketing force from 7 persons located in 3 states to 61 persons located in 25 states. Towne intends to continue aggressively hiring sales and marketing personnel nationwide to strengthen its direct marketing efforts, increase its customer base and expand into new markets. Towne Services recently retained a marketing firm to help develop new marketing materials and expand its advertising efforts across the country. Towne also plans to increase its participation in conventions, seminars and trade programs which cater to small and medium size businesses and the banks that service these businesses across the United States.


     Continue to Leverage Bank Relationships


          The executive officers and directors of Towne Services have an average of over 15 years experience in the electronic processing and financial services industries, and 7 members of its board of directors either run banks or run companies that have banks as customers. Towne's management leverages this experience and these contacts to develop relationships with banks and banking organizations. These banks market Towne's products and services to small businesses in their communities. Through these relationships, Towne Services believes it attracts business customers that would be difficult to reach through traditional marketing methods. In addition, Towne intends to provide new products and services, such as a lease financing and processing system currently being developed, that may allow banks to attract new customers for both the banks and Towne Services. Towne Services plans to sign additional agreements with existing bank customers to offer its new products and services and to leverage these relationships to develop new bank customers in its current and future markets.

     Enter New Relationships For Marketing and Product Enhancements


          Towne Services has established marketing and other business relationships that enhance its products and services and its channels of distribution. Towne has agreements with several companies whose products and services complement the TOWNE CREDIT and TOWNE FINANCE systems, including Datamatx Inc., Wallace and de Mayo P.C. and Cash Management Services, Inc., which provide statement processing services, collections services and lockbox management services. Towne Services also has agreements with entities that have banks as their customers, such as Phoenix International Ltd., Inc. and The Bankers Bank of Kentucky, under which these other companies and organizations encourage their bank customers to use Towne's systems. Towne intends to enter more relationships with companies that can expand the number of its products and services, complement its existing and future systems and provide access to large groups of banks and small businesses.


     Maximize Electronic Link to Customers


          When a business customer installs TOWNE CREDIT or TOWNE FINANCE, it establishes an electronic link with Towne Services. Towne intends to maximize this electronic distribution channel by developing and implementing multiple products and services that the customer can access through this channel to help automate its operations, run its business more efficiently and provide better service for its customers. Towne Services plans to use this electronic connection to cross-market both existing and new products and services to its customers, which should allow it to develop and maintain long-term customer relationships.


     Acquire Complementary Companies and Products

          Towne Services intends to acquire providers of complementary products and services that may enhance and expand its operations, product and service offerings, market share or geographic presence. For example, Towne Services recently acquired some of the assets and liabilities of Credit Collection Solutions, Inc., a company that has developed computer software for processing payments and tracking collections. For more information on this acquisition, please see "Business -- Acquisitions of Complementary Companies and Products."

                                 THIS OFFERING

Common stock offered by Towne Services......     4,000,000 shares

Common stock offered by one selling
  shareholder...............................       200,000 shares

Total shares to be sold in this offering....     4,200,000 shares

Common stock offered by other selling
  shareholders if the underwriters exercise
  the over-allotment option.................       630,000 shares

Common stock to be outstanding
  after this offering.......................    18,823,734 shares


Assumed price per share to public...........    $9.00



Estimated net proceeds to Towne Services
  (after deducting expenses
  related to this offering).................    $32,280,000


Use of proceeds.............................    Towne Services expects to use
                                                the proceeds to enhance its
                                                sales and marketing efforts,
                                                expand its products and
                                                services, pay off certain debts
                                                and for general corporate
                                                purposes, including
                                                acquisitions.

                                                Towne Services will not receive
                                                any of the proceeds from any
                                                shares sold by the selling
                                                shareholders.

Dividend policy.............................    Towne Services does not plan to
                                                pay cash dividends in the near
                                                future.

Nasdaq National Market symbol...............    TWNE

                             SUMMARY FINANCIAL DATA


                                                            YEARS ENDED                            THREE MONTHS ENDED
                                 INCEPTION                 DECEMBER 31,                                MARCH 31,
                                PERIOD ENDED   -------------------------------------   ------------------------------------------
                                DECEMBER 31,                              PRO FORMA                                   PRO FORMA
                                  1995(1)         1996         1997        1997(2)        1997          1998           1998(2)
                                ------------   ----------   -----------   ----------   ----------   ------------     ------------
STATEMENTS OF OPERATIONS DATA:
Revenues......................   $    6,000    $  105,285   $   722,364   $  952,029   $   96,663   $    547,954     $    597,237
Costs of processing, servicing
  and support.................        2,250       219,621       832,102      883,851      102,684        374,128          400,688
Research and development......            0        51,871       332,470      402,761       11,231         74,024           90,599
Sales and marketing...........        3,739       118,163       839,323      839,323       94,337        485,562          485,562
Stock compensation expense....            0        10,020             0            0            0      5,971,590(3)     5,971,590
General and administrative....       18,410       358,606     1,139,642    1,644,747      170,416      1,347,282        1,408,061
                                 ----------    ----------   -----------   ----------   ----------   ------------     ------------
Total costs and expenses......       24,399       758,281     3,143,537    3,770,682      378,668      8,252,586        8,356,500
                                 ----------    ----------   -----------   ----------   ----------   ------------     ------------
Operating loss................      (18,399)     (652,996)   (2,421,173)  (2,818,653)    (282,005)    (7,704,632)      (7,759,263)
Financing costs for stock
  issued to nonemployees......            0             0             0            0            0        323,000(4)       323,000
                                 ----------    ----------   -----------   ----------   ----------   ------------     ------------
Net loss......................      (18,625)     (662,307)   (2,516,101)  (2,977,418)    (300,420)    (8,091,921)      (8,165,727)
                                 ==========    ==========   ===========   ==========   ==========   ============     ============
Dividends on preferred
  stock(5)....................            0             0             0            0            0     (5,108,000)      (5,108,000)
Accretion of warrants with
  redemption feature(5).......            0             0             0            0            0       (211,000)        (211,000)
Net loss attributable to
  common shareholders.........      (18,625)     (662,307)   (2,516,101)  (2,977,418)    (300,420)   (13,410,921)     (13,484,727)
                                 ==========    ==========   ===========   ==========   ==========   ============     ============
Net loss per common
  share(6)....................   $    (0.00)   $    (0.10)  $     (0.26)  $   (0.31)   $    (0.04)  $      (1.11)    $      (1.12)
                                 ==========    ==========   ===========   ==========   ==========   ============     ============
Weighted average common shares
  outstanding(6)..............    5,000,000     6,337,356     9,600,592    9,600,592    8,006,626     12,077,352       12,077,352
                                 ==========    ==========   ===========   ==========   ==========   ============     ============

OTHER OPERATING DATA AT END OF
  PERIOD:
Number of sales people........            0             2            15                         2             33
Number of bank contracts(7)...            0            17            74                        27            122
Number of business
  customers...................            0            11            96                        24            161



                                                                          AT MARCH 31, 1998
                                                              ------------------------------------------
                                                                ACTUAL     PRO FORMA(8)   AS ADJUSTED(9)
                                                              ----------   ------------   --------------
BALANCE SHEET DATA:
Working capital.............................................  $3,159,039    $2,709,090     $33,942,129
Total assets................................................   5,523,501     6,023,501      36,306,591
Long-term debt, net of discounts............................   1,289,162     1,289,162          28,559
Shareholders' equity........................................   2,398,101     2,398,101      34,907,794

---------------

(1) Towne Services was incorporated on October 23, 1995. The inception period is from that date to December 31, 1995 (the "Inception Period").

(2) The pro forma statements of operations data give effect to Towne's acquisition of some of the assets and liabilities of Credit Collection Solutions, Inc. as if this purchase had occurred at the beginning of the periods presented. The pro forma financial information does not necessarily represent what Towne's results of operations would have been if this purchase had actually occurred on these dates. See "Selected Financial Data" and the pro forma financial information included elsewhere in this prospectus.


(3) During the three months ended March 31, 1998, Towne Services sold shares of common stock and issued options to acquire common stock to employees, officers and directors at what management believed to be the fair market value of the common stock at that time. Towne Services retained an independent appraiser who subsequently valued the common stock at a higher price. Based upon outside sales to third parties, the independent valuation and the anticipated offering price, Towne Services recorded a one time non-cash compensation charge for the additional value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(4) During the three months ended March 31, 1998, Towne Services sold shares of common stock to nonemployees at what management believed to be the fair market value of the common stock at that time. Towne Services retained an independent appraiser who subsequently valued the common stock at a higher price. Based upon outside sales to third parties, the independent valuation and the anticipated offering price, Towne Services recorded a one time financing cost for the additional value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(5) Dividends have been recorded with respect to convertible preferred stock issued on March 13, 1998 for the difference between the estimated fair market value of the common stock on that date and the conversion price of the preferred stock. Accretion has been recorded with respect to warrants with a redemption feature which were issued on December 18, 1997 based upon the estimated fair market value of the common stock issuable upon exercise of the warrants. See notes (3) and (4) above and Note 9 of notes to Towne Services' financial statements.


(6) See Note 2 of notes to Towne Services' financial statements for a description of the method used to determine the share calculations.

(7) Number of bank contracts includes each TOWNE CREDIT and TOWNE FINANCE processing agreement executed with a bank. In some cases, Towne Services enters into an agreement with a bank that has several branches or with a bank holding company that is the parent of several different banks. The numbers presented above do not reflect the number of branches operated by the bank or the number of banks owned by a bank holding company, unless the branches or subsidiary banks have entered into separate written agreements with Towne Services.

(8) Derived from the March 31, 1998 unaudited financial statements of Towne Services and of Credit Collection Solutions, Inc. appearing elsewhere in this prospectus.


(9) Adjusted to reflect the sale of 4,000,000 shares of common stock by Towne Services and the application of the estimated net proceeds from this offering. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in any shares of common stock.

LIMITED OPERATING HISTORY AND PRIOR LOSSES


     Towne Services released its TOWNE CREDIT product and related services in June 1997. From its incorporation on October 23, 1995 through June 1997, Towne's activities consisted of raising capital, hiring personnel and performing research and development. Accordingly, Towne Services has only a limited operating history. Towne Services has incurred significant losses since it began operations. Towne Services had net losses of approximately $19,000 for the period from October 23 to December 31, 1995, $660,000 in 1996 and $2.5 million in 1997. For the three months ended March 31, 1998, Towne Services had a net loss of approximately $8.1 million. Towne Services expects that it will continue to incur net losses until it is able to attain sufficient revenues to support its business and it can provide no assurances as to when, if ever, this may occur.



     You should evaluate Towne Services in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development and in relatively new and changing markets. Towne's products and services are relatively new. Businesses and banks may not accept these products and services quickly or at all. Although Towne Services has experienced growth in revenues in recent periods, its costs and expenses have also increased substantially. Accordingly, there can be no assurance that it will continue to sustain its revenue growth, control costs or become profitable. Towne's ability to achieve and maintain profitability depends on a number of factors, including gaining market acceptance for its current and future products and services, increasing revenues while reducing costs, implementing its business strategies and many things outside its control. There can be no assurance that Towne Services will be successful in the future.


DEPENDENCE ON INCREASED SALES AND MARKETING FORCES AND ENTERING NEW MARKETING RELATIONSHIPS


     An integral part of Towne's strategy is to continue aggressively hiring sales and marketing personnel and enter into new marketing relationships to gain access to large groups of potential bank and business customers. Competition for experienced sales and marketing personnel is intense. Towne Services may not be able to retain existing personnel or to locate and attract additional qualified personnel in the future. In addition, Towne has relationships with various companies and organizations for the marketing, support and endorsement of its products and services. For example, Towne Services has agreements with Phoenix International Ltd., Inc. and The Bankers Bank of Kentucky for these entities to market Towne's processing systems to their existing and future customer base of banks across the country. The loss of any of these key marketing relationships or the failure to enter into new marketing relationships could prevent or delay Towne's growth and could have a material adverse effect on its business, financial condition and operating results. See "Business -- Towne Services' Strategies" and "-- Sales and Marketing."


DEPENDENCE ON ABILITY TO GROW AND MANAGE GROWTH


     Towne Services has grown rapidly since the release of Towne Credit in June 1997, and much of this growth has occurred in the last few months. For example, the number of Towne Services customers and contracts has more than doubled since January 1, 1998, and Towne Services has had to recruit and hire more personnel, modify its processing systems and otherwise expand its operations to accommodate its growth. Towne Services may not be successful in continuing its growth or managing its growth. Further, Towne's growth has placed, and will continue to place, significant demands on all aspects of its business, including its systems and personnel. There can be no assurance that Towne Services will be able to fund its growth, manage costs, adapt its operating systems, respond to changing business conditions or otherwise achieve or accommodate growth. See
"Business -- Towne Services' Strategies" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN OPERATING RESULTS; FACTORS BEYOND TOWNE SERVICES' CONTROL


     Towne Services' operating results have varied in the past and are likely to vary significantly in the future, in large part because the market for its products and services is emerging and because its processing volume differs substantially from customer to customer. Towne's future success depends on a number of factors, many of which are unpredictable and beyond its control. These factors include: whether or not the market accepts current and future products and services; whether new competitors emerge or existing competitors gain market share faster than Towne Services; whether new technologies are developed which make Towne's systems outdated or obsolete; whether costs of doing business increase as a result of higher wages, sales commissions, taxes and other operating costs; whether seasonal trends in consumer purchasing impact the volume of transactions processed; general economic factors and the impact of potential acquisitions to Towne's operations. Due to all of these factors, historical results cannot be relied upon to indicate future results and it is likely that in some future period Towne's results of operations will fall below market expectations. This would likely cause the price of the common stock to drop substantially.


HIGHLY COMPETITIVE INDUSTRY


     The electronic transaction processing industry is intensely competitive. Increased competition is likely from both existing competitors and new entrants into Towne's existing or future markets. Towne Services believes there are low barriers to entry in its markets. Competitors may offer new products and services, change prices, improve customer service and hire additional personnel, all of which may result in greater competition and lower market share for Towne Services. Further, competitors may be able to adapt more quickly to new technologies and changes in customer requirements and may also be able to devote greater resources to marketing. Many competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater resources than Towne Services.


ACQUISITION RISKS

     Towne Services recently acquired some of the assets and liabilities of Credit Collection Solutions, Inc., a provider of payment collections software. An inability to acquire and integrate additional businesses, products or services may negatively affect the financial results of Towne Services and its ability to grow. There can be no assurance that Towne Services will be able to identify and acquire suitable candidates on good terms, arrange adequate financing, complete any transaction or successfully integrate the acquired business. Future acquisitions may also distract management and result in dilution to current shareholders, additional debt, loss of key employees, integration costs, expenses related to goodwill and other intangible assets, and unforeseen liabilities, all of which could have a material adverse effect on Towne Services. In addition, Towne Services competes with other electronic processing companies for acquisition candidates.

RISK OF POSSIBLE SYSTEM FAILURE


     Towne's operations depend on its ability to protect its network infrastructure and equipment against damage from human error, natural disasters, power and telecommunications failures, intentional acts of vandalism and similar events. Despite precautions taken by Towne Services, the occurrence of human error, a natural disaster or other unanticipated problems could halt its services, damage network equipment and result in substantial expense to repair or replace damaged equipment. In addition, the failure of its telecommunications providers to supply the necessary services could also interrupt Towne's business. The inability to supply services to its customers could negatively affect Towne Services' business, financial condition and results of operations and may also harm its reputation.


CHANGES IN TECHNOLOGY


     Other companies may develop new technologies or introduce new products that are more effective than Towne's products and services. This may make the products and services offered by Towne Services obsolete or less attractive to potential customers.

DEPENDENCE ON KEY PERSONNEL


     Towne Services believes that its ability to successfully implement its growth strategies and to operate its business depends on the continued employment of its senior managers and sales and marketing personnel. Towne Services maintains key man life insurance on some of its executive officers, but if members of management become unable or unwilling to continue in their present positions, its business, financial condition and results of operations could be negatively affected. See "Management."


RELIANCE ON SIGNIFICANT NEW CUSTOMERS


     Towne Services has relied upon and expects to continue to rely upon fees from significant new customers for a substantial portion of its revenues. The amount of revenues derived from any given customer during a given period of time may vary significantly, and Towne Services expects that the identity of customers accounting for large portions of revenues will change from quarter to quarter and year to year. The inability of Towne Services to sell its products and services to a significant number of new customers would have a material adverse effect on its business, financial condition and results of operations. See "Business -- Customers."


LOSS OF CUSTOMERS


     Customer attrition is a normal part of the electronic processing business. Towne Services has experienced and will experience losses of small business customers due to attrition. Towne's written agreements with its customers generally provide that either party may terminate the agreement upon 30 to 60 days' notice for any reason. Consolidation in the financial services industry in the United States may result in fewer potential bank customers. In addition, Towne Services may elect not to process or continue processing for customers that experience financial difficulties or other problems.


TAX ISSUES


     At March 31, 1998, Towne Services had net operating loss carryforwards ("NOLs") of approximately $4.8 million which will expire if not utilized by 2011 and 2012. Due to changes in its ownership structure as of October 1, 1997, Towne's use of approximately $2.5 million of these NOLs will be limited to approximately $550,000 in any given year to offset future taxes. If Towne's taxable income in future years is less than the NOLs it is permitted to use, some NOLs will not be realized. NOLs generated after October 1, 1997 may be further limited as a result of future sales of common stock by Towne Services.



     At March 31, 1998, Towne Services had available NOLs of approximately $4.8 million. Once these NOLs are utilized or expire, the projected effective tax rate will increase, which will adversely affect Towne's operating results and financial condition. In addition, Towne Services may become subject to state taxation of fees charged for its transaction processing products and services, which would decrease its profits, if any, and may have a negative impact on its financial condition and results of operations.


CONCENTRATION OF STOCK OWNERSHIP


     Following this offering, Towne's senior officers and directors will beneficially own approximately 43.2% of the outstanding common stock. Accordingly, they will control Towne Services and will have the power to elect a majority of the directors, appoint management and approve actions requiring the approval of a majority of its shareholders. The interests of senior management could conflict with the interests of the other shareholders of Towne Services. See "Management" and "Principal and Selling Shareholders."


SUBSTANTIAL DISCRETION OF MANAGEMENT CONCERNING USE OF PROCEEDS

     Towne Services expects to use approximately $10.5 million of the net proceeds of this offering for specific, identified purposes, with the remaining net proceeds to be used for working capital and general corporate purposes including possible acquisitions. Accordingly, management will have substantial discretion in spending a large part of the net proceeds to be received by Towne Services. See "Use of Proceeds."

PRODUCT RISKS


     Towne Services may be liable if the use of any of its products causes damage to its customers' businesses. Towne Services also may be required to recall certain of its products if they become damaged or unable to perform their intended functions. Towne Services has not experienced any product recalls or product liability judgments or claims. However, a product recall or product liability judgment against Towne Services could negatively affect its business, financial condition and results of operations.



TRADEMARKS AND OTHER PROPRIETARY RIGHTS



     Towne Services believes that its technologies, trademarks and other proprietary rights are important to its success. Towne Services attempts to protect itself through a combination of copyright law, trademark and trade secret laws, employee and third party confidentiality agreements and other methods. However, unauthorized parties may attempt to copy aspects of its technology, products and services or to otherwise obtain and use information that Towne Services regards as proprietary, despite its efforts to protect them. Third parties may claim that Towne Services' current or future products and services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that, if such actions or claims are brought, Towne Services will ultimately prevail. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, require Towne Services to enter royalty or licensing agreements or discontinue using the challenged technology and otherwise could have a material adverse effect on its business, financial condition and results of operations. See "Business -- Trademarks and Other Proprietary Rights."



NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE



     Before this offering, there has not been a market for Towne Services' common stock. Towne has applied for listing of the common stock on the Nasdaq National Market but cannot guarantee that an active trading market will develop for the common stock. Because the initial public offering price for the common stock will be determined by negotiation between Towne Services and the underwriters, it may not reflect the market price of the common stock after this offering. Four members of Towne's management team have agreed to sell 403,500 shares of common stock at the offering price if the underwriters' exercise their over-allotment option. Investors may not be able to resell their shares at or above the initial public offering price. The completion of the offering and the establishment of a trading market for the common stock may also make it easier for members of senior management to sell more shares of their common stock in the future. Sales by members of senior management of a large number of shares in the market after this offering, or the perception that such sales may occur, could cause the market price of the common stock to drop. See "-- Shares Eligible for Future Sale; Possible Adverse Effect on Market Price," "Principal and Selling Shareholders" and "Underwriting."



IMMEDIATE AND SUBSTANTIAL DILUTION



     The initial public offering price per share will exceed the net tangible book value per share. Accordingly, purchasers of common stock sold in this offering will experience immediate and substantial dilution of $7.15 per share in their investment, while the value of shares held by current shareholders will increase. See "Dilution."



SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE



     A substantial number of outstanding shares of common stock, as well as shares of common stock issuable on exercise of stock options and warrants granted or to be granted by Towne Services, are or will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 or Rule 701 under the Securities Act of 1933. Sales of a large number of shares in the market after this offering, or the perception that such sales may occur, could cause the market price of the common stock to drop. These factors could also make it more difficult for Towne Services to raise additional funds in the future through the sale of common stock.

     There will be 18,823,734 shares of common stock outstanding immediately after this offering. Of these shares, the 4,200,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by "affiliates" of Towne Services, as defined in Rule 144. The remaining 14,623,734 shares of common stock outstanding will be "restricted securities" within the meaning of Rule
144. In connection with this offering, Towne's directors, executive officers and some of its shareholders have agreed that, with certain exceptions, they will not sell any shares of common stock without the consent of Wheat First Securities, Inc. for 180 days after the date of this prospectus. After this 180 day period, these shares may be sold in the future without registration under the Securities Act of 1933 to the extent permitted by Rule 144 as an exemption from registration under the Securities Act of 1933. In addition, Towne's chief executive officer and some of its shareholders have registration rights allowing them to cause Towne Services to register their shares for sale under certain circumstances. See "Management -- Employment Agreements," "Certain Transactions," "Underwriting" and "Shares Eligible for Future Sale."


ANTI-TAKEOVER PROVISIONS; EMPLOYMENT AGREEMENTS


     Some provisions of Towne's Articles of Incorporation and Bylaws could make it more difficult for a third party to acquire control of Towne Services, even if such change in control would be beneficial to shareholders. See "Description of Capital Stock." Some of Towne's executive officers have employment agreements that contain change in control provisions. These provisions may discourage or prevent a tender offer, proxy contest or other attempted takeover. See "Management -- Employment Agreements."

                                USE OF PROCEEDS


     The net proceeds to Towne Services from the sale of 4,000,000 shares of common stock offered by it in this offering are estimated to be approximately $32.3 million after deducting underwriting discounts and other estimated offering expenses payable by the Company. Towne Services will not receive any proceeds from any sale of shares offered by the selling shareholders. See "Principal and Selling Shareholders."



     Towne Services intends to use a total of approximately $11.0 million of the net proceeds of this offering as follows: (i) approximately $4.0 million to enhance its sales and marketing efforts, including hiring additional sales and marketing personnel; (ii) approximately $5.0 million to upgrade, enhance and expand its products and services; (iii) approximately $1.5 million to repay the indebtedness outstanding under the Company's loan facility with Sirrom Investments, Inc. (the "Sirrom Loan Facility"); and (iv) approximately $510,000 to repay the indebtedness outstanding under the Company's loan from Citizens Bank (the "Citizens Loan"). The Sirrom Loan Facility matures on December 18, 2002, bears interest at 14% per year and was obtained to provide working capital for Towne Services. The Citizens Loan matures on September 3, 1998, bears interest at 8.5% per year and was obtained to finance the Company's purchase of assets and liabilities from Credit Collection Solutions, Inc. on June 11, 1998. See "Business -- Acquisitions of Complementary Companies and Products."



     Towne Services intends to use the balance of the net proceeds, expected to be approximately $21.3 million, for working capital and general corporate purposes, including possible acquisitions. Towne Services continues to evaluate potential strategic acquisitions of providers of complementary technologies and services and plans to carry on discussions with potential acquisition candidates. Other than the acquisition of assets from Credit Collection Solutions, the Company is not currently a party to any written agreements or commitments with respect to any such acquisitions. There can be no assurance that any acquisitions will be consummated on terms favorable to the Company, if at all. Pending application of the net proceeds as described above, Towne Services intends to invest the net proceeds in short-term, interest-bearing investment grade securities. See "Risk Factors -- Ability to Grow and Manage Growth," "Business -- Towne Services' Strategies" and "-- Acquisitions of Complementary Companies and Products."


                                DIVIDEND POLICY

     Towne Services has not paid cash dividends in the past and does not anticipate paying any cash dividends on its common stock in the foreseeable future. Towne Services intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions. Unless waived in writing by the lenders, the Sirrom Loan Facility restricts the declaration and payment of dividends. In addition, the terms of the Series A Preferred Stock prevent the payment of dividends on the common stock unless full cumulative dividends have been paid on the Series A Preferred Stock. Any payment of future dividends on the common stock will be at the discretion of the Company's board of directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's board of directors deems relevant. See "Description of Capital Stock."

                                    DILUTION


     The net tangible book value of Towne Services at March 31, 1998 was $2.1 million, or $0.16 per share. Net tangible book value per share represents the amount by which the Company's net tangible assets exceed its total liabilities divided by the fully diluted number of shares of common stock outstanding. After giving effect to the sale of 4,000,000 shares of common stock offered by the Company in this offering and the application of the estimated net proceeds as set forth under "Use of Proceeds," the Company's pro forma net tangible book value as of March 31, 1998 would have been $34.6 million, or $1.85 per share. This represents an immediate increase of $1.69 in net tangible book value per share to existing shareholders and an immediate dilution of $7.15 in net tangible book value per share to persons purchasing shares in this offering. The following table illustrates this per share dilution:



Initial public offering price...............................          $9.00
  Net tangible book value before this offering..............  $0.16
  Increase attributable to the sale of shares offered
     hereby.................................................   1.69
Pro forma net tangible book value after this offering.......           1.85
                                                                      -----
Dilution in net tangible book value to new investors........          $7.15
                                                                      =====


     The following table sets forth the number of shares of common stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and to be paid by the new investors purchasing shares of common stock offered hereby.


                                                 SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                               --------------------   ---------------------     PRICE
                                                 NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                               ----------   -------   -----------   -------   ---------
Existing shareholders........................  14,823,734     21.2%   $ 7,509,848     17.3%    $ 0.51
New investors................................   4,000,000     78.8     36,000,000     82.7       9.00
                                               ----------    -----    -----------    -----
          Total..............................  18,823,734    100.0%    43,509,848    100.0%
                                               ==========    =====    ===========    =====


     The sale of 200,000 shares by one selling shareholder in this offering will reduce the number of shares of common stock held by existing investors to 14,623,734, or 77.7%, and will increase the number of shares to be held by new investors to 4,200,000, or 22.3%, of the total number of shares to be outstanding after this offering. If the underwriters exercise their over-allotment option in full, sales by the other six selling shareholders in this offering will reduce the number of shares of common stock held by existing shareholders to 13,993,734, or 74.3%, and will increase the number of shares to be held by new investors to 4,830,000, or 25.7%, of the total number of shares of common stock to be outstanding after this offering. See "Principal and Selling Shareholders" and "Description of Capital Stock."


     The above table assumes that 1,217,903 shares of common stock will be issued upon conversion of the Series A Preferred Stock outstanding upon completion of this offering (assuming a conversion date of August 1, 1998) and that warrants for 308,982 shares of common stock will be exercised on or before completion of this offering. The table also includes 76,000 shares issued in April 1998 from the exercise of stock options. At March 31, 1998 there were outstanding options and warrants to purchase 3,339,361 shares of common stock at a weighted average exercise price of $.60 per share which are not included in the above table. See "Management -- Stock Option Plans" and Note 6 of the notes to Towne Services' financial statements.

                                 CAPITALIZATION


     The following table sets forth the Company's capitalization at March 31, 1998 (i) on a historical basis and (ii) as adjusted to give effect to the sale by the Company of 4,000,000 shares of common stock offered hereby and the application of the estimated net proceeds therefrom. See "Selected Financial Data" and "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial statements and the related notes thereto and the other financial information appearing elsewhere in this prospectus.



                                                                    MARCH 31, 1998
                                                              ---------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    ------------
Long-term debt, including current maturities, net of
  original issue discount...................................  $ 1,331,129    $     70,526
                                                              -----------    ------------
Warrants with redemption feature............................      466,000               0
                                                              -----------    ------------
Shareholders' equity:
  Preferred stock, 20,000,000 shares authorized; 15,000
     shares of Series A issued and outstanding, actual; and
     none outstanding, as adjusted(1).......................    1,508,000               0
  Common stock, 50,000,000 shares authorized; 13,220,849
     shares issued and outstanding, actual; and 18,747,734
     shares issued and outstanding, as adjusted(2)..........   17,457,055      51,714,145
  Warrants outstanding......................................       41,000          41,000
  Accumulated deficit.......................................  (16,607,954)    (16,847,351)
                                                              -----------    ------------
          Total shareholders' equity........................    2,398,101      34,907,794
                                                              -----------    ------------
          Total capitalization..............................  $ 4,195,230    $ 34,978,320
                                                              ===========    ============


---------------

(1) The 15,000 shares of Series A Preferred Stock outstanding immediately prior to this offering automatically convert into 1,217,903 shares of common stock upon completion of this offering (assuming a conversion date of August 1, 1998). See "Description of Capital Stock." The issuance of such shares of common stock upon completion of this offering is reflected in the as adjusted column.

(2) Excludes 3,339,361 shares of common stock subject to options and warrants outstanding at March 31, 1998 with a weighted average exercise price of $.60 per share and assumes that warrants for 308,982 shares of common stock will be exercised on or before completion of this offering. See "Management -- Stock Option Plans" and Notes 5 and 6 of notes to the Company's financial statements.

                            SELECTED FINANCIAL DATA


     The following selected financial data is qualified by reference to, and should be read in conjunction with, Towne Services' financial statements and the related notes thereto and other financial information included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data of the Company as of December 31, 1996 and 1997, for its Inception Period ended December 31, 1995 and for the years ended December 31, 1996 and 1997 were derived from Towne Services' financial statements that have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data as of December 31, 1995 and March 31, 1998 and for the three months ended March 31, 1997 and 1998 were derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's financial condition and results of operations. These results may not be indicative of future results.



     The pro forma statements of operations data for the year ended December 31, 1997 and for the three months ended March 31, 1998 and the pro forma balance sheet data at March 31, 1998 give effect to the acquisition of certain assets of Credit Collection Solutions, Inc. as if this purchase had occurred at the beginning of the periods presented (for the statements of operations data) and at March 31, 1998 (for the balance sheet data). The pro forma financial information does not necessarily represent what the Company's results of operations would have been if this transaction had in fact occurred on these dates, nor does it indicate the future financial position or results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable. See the pro forma financial information included elsewhere in this prospectus.



                                                           YEARS ENDED                          THREE MONTHS ENDED
                                INCEPTION                 DECEMBER 31,                              MARCH 31,
                               PERIOD ENDED   -------------------------------------   --------------------------------------
                               DECEMBER 31,                              PRO FORMA                                PRO FORMA
                                 1995(1)        1996         1997          1997         1997          1998          1998
                               ------------   ---------   -----------   -----------   ---------   ------------   -----------
STATEMENTS OF OPERATIONS
  DATA:
Revenues.....................   $   6,000     $ 105,285   $   722,364   $   952,029   $  96,663   $    547,954   $   597,237
Costs of processing,
  servicing and support......       2,250       219,621       832,102       883,851     102,684        374,128       400,688
Research and development.....           0        51,871       332,470       402,761      11,231         74,024        90,599
Sales and marketing..........       3,739       118,163       839,323       839,323      94,337        485,562       485,562
Stock compensation expense...           0        10,020             0             0           0      5,971,590(2)  5,971,590
General and administrative...      18,410       358,606     1,139,642     1,644,747     170,416      1,347,282     1,408,061
                                ---------     ---------   -----------   -----------   ---------   ------------   -----------
Total costs and expenses.....      24,399       758,281     3,143,537     3,770,682     378,668      8,252,586     8,356,500
                                ---------     ---------   -----------   -----------   ---------   ------------   -----------
Operating loss...............     (18,399)     (652,996)   (2,421,173)   (2,818,653)   (282,005)    (7,704,632)   (7,759,263)
                                ---------     ---------   -----------   -----------   ---------   ------------   -----------
Interest expense (income),
  net........................        (131)        5,802        95,946       159,783      19,063         64,289        83,464
Other expense (income).......         357         3,509        (1,018)       (1,018)       (648)             0             0
Financing costs for stock
  issued to nonemployees.....           0             0             0             0           0        323,000(3)    323,000
                                ---------     ---------   -----------   -----------   ---------   ------------   -----------
Total other expenses.........         226         9,311        94,928       158,765      18,415        387,289       406,464
                                ---------     ---------   -----------   -----------   ---------   ------------   -----------
Net loss.....................     (18,625)     (662,307)   (2,516,101)   (2,977,418)   (300,420)    (8,091,921)   (8,165,727)
                                =========     =========   ===========   ===========   =========   ============   ===========
Preferred stock
  dividends(4)...............           0             0             0             0           0     (5,108,000)   (5,108,000)
Accretion of warrants with
  redemption feature(4)......           0             0             0             0           0       (211,000)     (211,000)
Net loss attributable to
  common shareholders........     (18,625)     (662,307)   (2,516,101)   (2,977,418)   (300,420)   (13,410,921)  (13,484,727)
                                =========     =========   ===========   ===========   =========   ============   ===========
Net loss per common
  share(5)...................   $   (0.00)    $   (0.10)  $     (0.26)  $     (0.31)  $   (0.04)  $      (1.11)  $     (1.12)
                                =========     =========   ===========   ===========   =========   ============   ===========
Weighted average common
  shares outstanding(5)......   5,000,000     6,337,356     9,600,592     9,600,592   8,006,626     12,077,352    12,077,352
                                =========     =========   ===========   ===========   =========   ============   ===========

                                                          YEARS ENDED                       THREE MONTHS ENDED
                                  INCEPTION              DECEMBER 31,                            MARCH 31,
                                 PERIOD ENDED   -------------------------------   ---------------------------------------
                                 DECEMBER 31,                        PRO FORMA                                 PRO FORMA
                                   1995(1)       1996       1997        1997        1997         1998            1998
                                 ------------   -------   --------   ----------   ---------   -----------     -----------
OTHER OPERATING DATA AT END OF
  PERIOD:
Number of sales people.........       0               2         15                        2            33
Number of bank contracts(6)....       0              17         74                       27           122
Number of business customers...       0              11         96                       24           161



                                                    AT DECEMBER 31,                        AT MARCH 31, 1998
                                            -------------------------------   --------------------------------------------
                                             1995       1996        1997        ACTUAL        PROFORMA      AS ADJUSTED(7)
                                            -------   --------   ----------   ----------   --------------   --------------
BALANCE SHEET DATA:
Working capital...........................  $17,517   $  1,677   $2,025,165   $3,159,039     $2,709,090      $33,942,129
Total assets..............................   28,226    366,806    3,586,432    5,523,501      6,023,501       36,306,591
Long-term debt............................   30,000     90,000    1,289,666    1,289,162      1,289,162           28,559
Shareholders'(deficit) equity.............   (2,875)   119,092    1,261,663    2,398,101      2,398,101       34,907,794


---------------

(1) The Company was incorporated on October 23, 1995. The Inception Period is from that date to December 31, 1995.

(2) During the three months ended March 31, 1998, the Company sold shares of common stock and issued options to acquire common stock to employees, officers and directors at what management believed to be the fair market value of the common stock at that time. The Company retained an independent appraiser who subsequently valued the common stock at a higher price. Based upon third party sales, the independent valuation and the anticipated offering price, the Company recorded a one time non-cash compensation charge for the additional value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(3) During the three months ended March 31, 1998, the Company sold shares of common stock to nonemployees at what management believed to be the fair market value of the common stock at that time. The Company retained an independent appraiser who subsequently valued the common stock at a higher price. Based upon third party sales, the independent valuation and the anticipated offering price, the Company recorded a one time financing cost for the additional value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(4) Dividends have been recorded with respect to convertible preferred stock issued on March 13, 1998 for the difference between the estimated fair market value of the common stock on that date and the conversion price of the preferred stock. Accretion has been recorded with respect to warrants with a redemption feature which were issued on December 18, 1997 based upon the estimated fair market value of the common stock issuable upon exercise of the warrants. See notes (2) and (3) above and Note 9 of notes to Towne Services' financial statements.


(5) See Note 2 of notes to Towne Services' financial statements for a description of the method used to determine the share calculations.

(6) Number of bank contracts includes each TOWNE CREDIT and TOWNE FINANCE processing agreement executed with a bank. In some cases, Towne Services enters into an agreement with a bank that has several branches or with a bank holding company that is the parent of several different banks. The numbers presented above do not reflect the number of branches operated by the bank or the number of banks owned by the bank holding company unless the branches or subsidiary banks have entered into separate written agreements with Towne Services.
(7) Adjusted to reflect the sale of 4,000,000 shares of common stock by Towne Services and the application of the estimated net proceeds from this offering. See "Use of Proceeds".

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with Towne Services' financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.


OVERVIEW


     Towne Services designs, develops and markets products and services that convert the in-house credit transactions of small businesses into automated "virtual credit card" accounts which are processed electronically. Usually, in-house transactions are completed without a credit card or cash, are recorded and processed manually and then billed to the customer at a later date. Through the use of Towne's products and services, small businesses can automate certain manual processes, accelerate cash flow, provide better customer service, reduce paperwork and shift many other administrative burdens to Towne Services. In addition, Towne Services provides complementing products and services to banks that enable them to generate interest-bearing revolving credit accounts by financing the accounts receivable of these small businesses. Through the use of Towne's products, banks can monitor customers' accounts receivable and generate detailed status reports, and may attract new business customers who, in turn, may become customers of Towne Services.


     During the Inception Period, the Company's activities primarily related to raising capital, recruiting personnel, researching and developing new products including TOWNE CREDIT, purchasing operating assets and establishing a market for its products. During 1996 and 1997 and the three months ended March 31, 1998, the Company invested the majority of its resources in researching and developing its products, expanding its marketing activities, building community bank and merchant sales channels and developing its general and administrative infrastructure.


     The Company's revenues currently are generated through initial set-up fees, discount fees and monthly transaction processing fees. Set-up fees include charges for installation, implementation and training of the Company's bank and business customers. Towne Services recognizes revenues related to its set-up fees upon execution of the related contract or, if appropriate, upon settlement of any contract contingencies. Set-up fees charged to each bank vary depending on the asset size of the bank and the number of its branches. The Company also charges set-up fees to its business customers based either upon a flat rate or upon the expected transaction volume.



     As with credit card transactions, the Company's business customer pays a discount fee to its bank equal to a percentage of the value of each transaction processed. In addition, the business' customer pays to the bank interest and fees for amounts owed on account. Towne Services generates recurring revenue by collecting a portion of the discount fee and, on occasion, interest paid on these accounts, as well as by charging monthly transaction processing fees. Monthly transaction processing fees include charges for electronic processing, statement rendering and mailing, settling payments, recording account changes and new accounts, leasing and selling point of sale terminals and collecting debts.


     Costs of processing, servicing and support include installation costs for the Company's products and costs related to customer service, information systems personnel and installation services.

     Research and development expenses consist of salary and related personnel costs, including costs for employee benefits, computer equipment and support services, used in product and technology development. The Company believes that its research and development expenditures, which aid in the design of new products and product enhancements to respond to changes in customer demand, are essential for obtaining and retaining a leadership position in its marketplace. Most research and development expenditures are expensed as incurred; however, the Company has capitalized certain development costs under Statement of Financial Accounting Standards ("SFAS") No. 86 when the products reached technological feasibility.

     Sales and marketing expenses consist primarily of salaries and commissions, travel expenses, advertising, trade show expenses, personnel recruiting costs and costs of marketing materials. These expenses also include the costs incurred to develop the Company's indirect marketing channels.

     General and administrative expenses consist primarily of salaries and other personnel costs for the Company's executive, administrative, finance and human resources personnel, costs of support services and professional services fees.

     No provision for federal or state income taxes has been recorded because the Company has experienced cumulative net losses since inception.


     Towne Services had net losses of approximately $19,000, $660,000 and $2.5 million for its Inception Period and for the subsequent years ended December 31, 1996 and 1997, respectively. For the three months ended March 31, 1998, the Company had a net loss of approximately $8.1 million. As of December 31, 1997, the Company had an accumulated deficit of $3.2 million. As of March 31, 1998, this accumulated deficit was $16.6 million. These losses resulted from significant costs incurred in the development and sale of the Company's products and services and the establishment of distribution channels.



     The Company's business has grown rapidly with total revenues increasing from $6,000 in the Inception Period to $105,000 in 1996, $722,000 in 1997 and $548,000 in the first quarter of 1998. However, the Company has experienced net losses in each of these periods and expects to continue to incur losses for the foreseeable future. The number of Towne Services employees increased from 1 at December 31, 1995 to 70 at March 31, 1998. The Company currently intends to expand its sales and marketing operations, to invest more in product research and development, to pursue strategic acquisitions and to improve its internal operating and financial infrastructure, all of which will increase its operating expenses.


     Because of the Company's limited operating history, management believes that period-to-period comparisons of its operating results are not meaningful. Although the Company has experienced significant revenue growth recently, there can be no assurance that such growth rates are sustainable, and they should not be relied upon as indicators of future performance. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development and relatively new and changing markets. There can be no assurance that the Company will be successful in addressing such risks and difficulties or that it will achieve profitability in the future. See "Risk Factors -- Limited Operating History and Prior Losses", "Fluctuations in Operating Results; Factors Beyond Towne Services' Control" and "Dependence on Ability to Grow and Manage Growth."

RESULTS OF OPERATIONS


     The following table sets forth certain historical operating information for Towne Services, in dollars and as a percentage of total revenues, for the periods indicated.



                                INCEPTION                                           THREE MONTHS ENDED
                               PERIOD ENDED     YEARS ENDED DECEMBER 31,                MARCH 31,
                               DECEMBER 31,     -------------------------       --------------------------
                                   1995           1996           1997             1997            1998
                               ------------     ---------     -----------       ---------     ------------
Revenues.....................    $  6,000       $ 105,285     $   722,364       $  96,663     $    547,954
Costs of processing,
  servicing
  and support................       2,250         219,621         832,102         102,684          374,128
Research and development.....           0          51,871         332,470          11,231           74,024
Sales and marketing..........       3,739         118,163         839,323          94,337          485,562
Stock compensation expense...           0          10,020               0               0        5,971,590
General and administrative...      18,410         358,606       1,139,642         170,416        1,347,282
                                 --------       ---------     -----------       ---------     ------------
Total costs and expenses.....      24,399         758,281       3,143,537         378,668        8,252,586
                                 --------       ---------     -----------       ---------     ------------
Operating loss...............     (18,399)       (652,996)     (2,421,173)       (282,005)      (7,704,632)
                                 --------       ---------     -----------       ---------     ------------
Interest (income) expense,
  net........................        (131)          5,802          95,946          19,063           64,289
Other expense (income).......         357           3,509          (1,018)           (648)               0
Financing costs for stock
  issued
  to nonemployees............           0               0               0               0          323,000
                                 --------       ---------     -----------       ---------     ------------
Total other expenses.........         226           9,311          94,928          18,415          387,289
                                 --------       ---------     -----------       ---------     ------------
Net loss.....................    $(18,625)      $(662,307)    $(2,516,101)      $(300,420)    $ (8,091,921)
                                 ========       =========     ===========       =========     ============
Net loss attributable to
  common shareholders........    $(18,625)      $(662,307)    $(2,516,101)      $(300,420)    $(13,410,921)
                                 ========       =========     ===========       =========     ============



                                INCEPTION                                           THREE MONTHS ENDED
                               PERIOD ENDED     YEARS ENDED DECEMBER 31,                MARCH 31,
                               DECEMBER 31,     -------------------------       --------------------------
                                   1995           1996           1997             1997            1998
                               ------------     ---------     -----------       ---------     ------------
Revenues.....................         100%            100%            100%            100%             100%
Costs of processing,
  servicing
  and support................          38             209             115             106               68
Research and development.....           0              49              46              12               14
Sales and marketing..........          62             112             116              98               89
Stock compensation expense...           0              10               0               0            1,090
General and administrative...         307             340             158             176              246
                                 --------       ---------     -----------       ---------     ------------
Total costs and expenses.....         407             720             435             392            1,506
                                 --------       ---------     -----------       ---------     ------------
Operating loss...............        (307)           (620)           (335)           (292)          (1,406)
                                 --------       ---------     -----------       ---------     ------------
Interest (income) expense,
  net........................          (2)              6              13              20               12
Other expense (income).......           6               3               0              (1)               0
Finance costs for stock
  issued
  to nonemployees............           0               0               0               0               59
                                 --------       ---------     -----------       ---------     ------------
Total other expenses.........           4               9              13              19               71
                                 --------       ---------     -----------       ---------     ------------
Net loss.....................        (311)%          (629)%          (348)%          (311)%         (1,477)%
                                 ========       =========     ===========       =========     ============
Net loss attributable to
  common shareholders........        (311)%          (629)%          (348)%          (311)%         (2,447)%
                                 ========       =========     ===========       =========     ============


COMPARISON OF THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1998


     Revenues. The Company's revenues increased from $97,000 for the first quarter ended March 31, 1997 to $548,000 for the first quarter ended March 31, 1998. During these two periods, set-up fees accounted for approximately 50% and 68% of total revenues, respectively. Recurring revenues accounted for approximately 4% and 35% of total revenues, respectively, during these two periods. The increase in revenues during these periods resulted primarily from an increase in the number of customers and higher set-up and transaction processing fees charged to new customers. The increase in recurring revenues as a percentage of total revenues resulted primarily from an increase in the monthly transaction processing fees that generate recurring revenues.


     Costs of Processing, Servicing and Support. Costs of processing, servicing and support increased from $103,000 for the three months ended March 31, 1997 to $374,000 for the three months ended March 31, 1998. These costs were approximately 106% and 68% of total revenues, respectively, for these two periods. The dollar amount of costs of processing, servicing and support increased as a result of the addition of new customers, additional servicing and increased support functions required to support the Company's growth. Towne Services anticipates that these costs will continue to increase as new customers are added. If the Company is successful in establishing operating leverage, it anticipates that at some future point these costs will begin to decrease on a per customer and per transaction basis.


     Research and Development. The Company increased its research and development expenses from $11,000 for the three months ended March 31, 1997 to $74,000 for the three months ended March 31, 1998. Research and development expenses represented approximately 12% and 14% of total revenues, respectively, during these two periods. Towne Services expects that the dollar amount of research and development expenses will continue to increase as the Company recruits and hires additional experienced programmers and develops new products and services. The Company does not expect to incur significant costs to make its products Year 2000 compliant because it believes its products are currently designed to properly function through and beyond the year 2000.


     Sales and Marketing. Sales and marketing expenses increased from $94,000 for the three months ended March 31, 1997 to $486,000 for the three months ended March 31, 1998. Sales and marketing expenses were approximately 97% and 89% of total revenues, respectively, during these two periods. The increase in the dollar amount of these expenses is primarily the result of a significant increase in the number of sales personnel in remote locations, related travel expenses and increased costs for marketing materials used to recruit potential bank and business customers. Towne Services anticipates that sales and marketing expenses will continue to increase as it continues to expand its direct sales and marketing force and hires additional personnel to promote its indirect sales channels.



     Stock Compensation Expense. Stock compensation expense was $6.0 million for the three months ended March 31, 1998. During the three months ended March 31, 1998, Towne Services sold shares of common stock and issued options to acquire common stock at what management believed to be the fair market value of the common stock at that time. The Company retained an independent appraiser who subsequently valued the common stock at a higher price. Based upon outside sales to third parties, the independent valuation and the anticipated offering price, the Company recorded a one time non-cash charge for the additional value.



     General and Administrative. General and administrative expenses increased from $170,000 for the three months ended March 31, 1997 to $1.3 million for the three months ended March 31, 1998. These costs represented approximately 176% and 246% of total revenues, respectively, for these two periods. The increase in the dollar amount of these expenses was primarily the result of increases in the number of administrative and operational employees and the costs associated with executive and administrative expenses related to the Company's growth. Towne Services anticipates that these expenses will continue to increase in the near future as it upgrades internal and financial reporting systems to enhance management's ability to obtain and analyze information about its operations. Also, the Company anticipates additional costs related to being a public company, including annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees.


     Interest (Income) Expense, Net. Interest expense increased from $19,000 for the three months ended March 31, 1997 to $64,000 for the three months ended March 31, 1998. Interest expense increased due primarily to borrowings under the Sirrom Loan Facility obtained in late 1997.

     Income Taxes. As of March 31, 1998, Towne Services had NOLs of approximately $4.8 million for federal tax purposes which will expire if not utilized by 2011 and 2012. The Company has not recognized any benefit from the future use of such NOLs because management's assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.


COMPARISON OF INCEPTION PERIOD AND YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1997


     Revenues. The Company's revenues increased from $6,000 for the Inception Period to $105,000 in 1996 and $722,000 in 1997. Set-up fees accounted for approximately 0%, 44% and 53% of the Company's total revenues in the Inception Period, 1996 and 1997, respectively. Recurring revenues accounted for approximately 4%, 5% and 18% of total revenues in the Inception Period, 1996 and 1997, respectively. The increases in the dollar amount of revenues during these periods resulted primarily from an increase in the number of customers and higher set-up and transaction processing fees charged to new customers. The increases in recurring revenues as a percentage of revenues resulted primarily from an increase in the monthly transaction processing revenues that generate recurring revenues.


     Costs of Processing, Servicing and Support. Costs of processing, servicing and support increased from $2,000 for the Inception Period to $220,000 in 1996 and $832,000 in 1997. The costs were approximately 38%, 209% and 115% of total revenues, respectively, for these three periods. The dollar amount of costs of processing, servicing and support increased as a result of the addition of new customers, additional servicing and increased support functions required to support the Company's growth.

     Research and Development. The Company increased its research and development expenses from $0 during the Inception Period to $52,000 in 1996 and $332,000 in 1997. Research and development expenses represented approximately 0%, 49% and 46% of total revenues, respectively, during these three periods. These increases in dollar amounts were due primarily to the continued development of TOWNE CREDIT and TOWNE FINANCE.


     Sales and Marketing. Sales and marketing expenses increased from $4,000 in the Inception Period to $118,000 in 1996 and $839,000 in 1997. Sales and marketing expenses were approximately 62%, 112% and 116% of total revenues, respectively, during these three periods. These increases in dollar amounts were primarily the result of a significant increase in the number of sales personnel in remote locations, related travel expenses and increased costs for marketing materials used to recruit potential bank and business customers.



     General and Administrative. General and administrative expenses increased from $18,000 in the Inception Period to $359,000 in 1996 to $1.1 million in 1997. These costs were approximately 307%, 340% and 158% of total revenues, respectively, for these three periods. These increases in dollar amounts were primarily the result of increases in the number of administrative and operational employees, and the costs associated with administrative expenses and building infrastructure to support the Company's growth.


     Interest (Income) Expense, net. Interest expense increased from $0 for the Inception Period to $6,000 in 1996 and $96,000 in 1997. Interest expense increased from 1996 to 1997 primarily as a result of the Sirrom Loan Facility which was obtained in late 1997.

     Income Taxes. As of December 31, 1997, Towne Services had NOLs of approximately $3.0 million for federal tax purposes which will expire if not utilized by 2011 and 2012. The Company has not recognized any benefit from the future use of such NOLs because management's assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.

SELECTED QUARTERLY RESULTS OF OPERATIONS


     The following tables set forth unaudited statements of operations data for the nine quarters ended March 31, 1998, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated. This data has been derived from unaudited interim financial statements that, in the opinion of management, include all adjustments (consisting primarily of recurring accruals) necessary for a fair presentation of such information when read in conjunction with Towne Services' financial statements and the related notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                    QUARTER ENDED
                                --------------------------------------------------------------------------------------
                                MARCH   JUNE    SEPTEMBER   DECEMBER   MARCH   JUNE    SEPTEMBER   DECEMBER    MARCH
                                1996    1996      1996        1996     1997    1997      1997        1997       1998
                                -----   -----   ---------   --------   -----   -----   ---------   --------   --------
                                                                    (IN THOUSANDS)
Revenues......................  $  6    $  19     $  29      $  51     $  97   $  88     $ 198     $   340    $    548
Costs of processing, servicing
  and support.................    17       32        41        130       103     150       222         357         374
Research and development......     0        2         0         50        11      34       114         173          74
Sales and marketing...........    15       34        31         38        94     118       207         421         486
Stock compensation expense....    --       --        --         10        --      --        --          --       5,972
General and administrative....    24       74        70        190       170     181       268         521       1,347
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Total costs and expenses......    56      142       142        418       378     483       811       1,472       8,253
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Operating loss................   (50)    (123)     (113)      (367)     (282)   (395)     (613)     (1,132)     (7,705)
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Interest (income) expense,
  net.........................    --        2         2          2        19      26        29          22          64
Other expense (income)........    --       --        --          3        (1)     --        --          --          --
Financing costs for stock
  issued
  to nonemployees.............    --       --        --         --        --      --        --          --         323
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Total other expenses..........    --        2         2          5        18      26        29          22         387
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Net loss......................  $(50)   $(125)    $(115)     $(372)    $(300)  $(421)    $(642)    $(1,154)   $ (8,092)
                                ====    =====     =====      =====     =====   =====     =====     =======    ========
Net loss attributable to
  common shareholders.........  $(50)   $(125)    $(115)     $(372)    $(300)  $(421)    $(642)    $(1,154)   $(13,411)
                                ====    =====     =====      =====     =====   =====     =====     =======    ========



                                                                    QUARTER ENDED
                                --------------------------------------------------------------------------------------
                                MARCH   JUNE    SEPTEMBER   DECEMBER   MARCH   JUNE    SEPTEMBER   DECEMBER    MARCH
                                1996    1996      1996        1996     1997    1997      1997        1997       1998
                                -----   -----   ---------   --------   -----   -----   ---------   --------   --------
Revenues......................   100%     100%      100%       100%      100%    100%      100%        100%        100%
Costs of processing, servicing
  and support.................   283      168       141        255       106     170       112         105          68
Research and development......     0       11         0         98        12      39        58          51          14
Sales and marketing...........   250      179       107         75        97     134       105         124          89
Stock compensation expense....     0        0         0         20         0       0         0           0       1,090
General and administrative....   400      389       241        372       176     206       135         153         246
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Total costs and expenses......   933      747       490        819       391     549       410         433       1,506
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Operating loss................  (833)    (647)     (390)      (719)     (291)   (449)     (310)       (333)     (1,406)
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Interest (income) expense,
  net.........................     0       11         7          4        20      30        15           6          12
Other expense (income)........     0        0         0          6        (1)      0         0           0           0
Financing costs for stock
  issued
  to nonemployees.............     0        0         0          0         0       0         0           0          59
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Total other expenses..........     0       11         7         10        19      30        15           6          71
                                ----    -----     -----      -----     -----   -----     -----     -------    --------
Net loss......................  (833)%   (658)%    (397)%     (729)%    (310)%  (479)%    (324)%      (339)%    (1,477)%
                                ====    =====     =====      =====     =====   =====     =====     =======    ========
Net loss attributable to
  common shareholders.........  (833)%   (658)%    (397)%     (729)%    (310)%  (479)%    (324)%      (339)%    (2,447)%
                                ====    =====     =====      =====     =====   =====     =====     =======    ========

     During the Company's short history, its operating results have varied significantly and are likely to fluctuate significantly in the future as a result of a combination of factors. These factors include: whether or not the market accepts current and future products and services; whether new competitors emerge or existing competitors gain market share faster than Towne Services; whether new technologies are developed which make Towne's systems outdated or obsolete; whether costs of doing business increase as a result of higher wages, sales commissions, taxes and other operating costs; whether seasonal trends in consumer purchasing impact the volume of transactions processed; general economic factors and the impact of potential acquisitions to Towne's operations. In addition, the amount of revenues associated with particular set-up fees can vary significantly based upon the number of products used by customers for any particular period. Towne Services establishes its expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on its anticipated revenues. As a result, if revenues fall below expectations, operating results and net income are likely to be adversely and disproportionately affected because only a portion of the Company's expenses vary with its revenues.


LIQUIDITY AND CAPITAL RESOURCES


     Since its inception, Towne Services has financed its operations primarily through sales of its equity securities in private placements and through borrowings under the Sirrom Loan Facility. Through December 1997, the Company received aggregate net proceeds of $4.3 million from the sale of its common stock. In March 1998, the Company received net proceeds of $1.5 million from the sale of its Series A Preferred Stock in a private placement.



     On December 18, 1997, Towne Services entered into the Sirrom Loan Facility under which it borrowed $1.5 million for general working capital purposes. At March 31, 1998, $1.5 million remained outstanding under the Sirrom Loan Facility. At March 31, 1998, the Company also had two lines of credit under which it could borrow up to a total of $750,000 and no amounts were outstanding under these credit facilities. These lines of credit were obtained for working capital purposes, and one of them was guaranteed by various officers and directors of the Company. On June 5, 1998, Towne Services entered into the Citizens Loan under which it borrowed $500,000 to purchase some of the assets and liabilities of Credit Collection Solutions, Inc. The terms of the Sirrom Loan Facility, the lines of credit and the Citizens Loan require the Company to satisfy certain covenants and place certain restrictions on the Company's ability to declare and pay dividends, incur additional debt and enter into agreements for mergers, acquisitions or sales of substantial assets. The Sirrom Loan Facility matures on December 18, 2002 and accrues interest at 14% per year. The first line of credit is for $500,000, matures on July 10, 2000, is secured by certain lease contracts on point of sale terminals and accrues interest at the lender's prime rate plus 1/2%. The second line of credit was for $250,000, matured on June 4, 1998 and accrued interest at the lender's prime rate. The Citizens Loan matures on September 3, 1998 and accrues interest at 8.5% per year. Towne Services plans to terminate the Sirrom Loan Facility, the lines of credit and the Citizens Loan after completion of this offering. The Company currently is negotiating with certain other financial institutions to establish a credit facility for future working capital and acquisition financing, but there can be no assurance that such negotiations will be successful.



     Net cash used in operating activities was approximately $2.1 million for the year ended December 31, 1997 and $1.5 million for the quarter ended March 31, 1998. Net cash used in operating activities during 1997 represents a $2.5 million net loss partially offset by a $600,000 increase in accounts payable and accrued expenses, $120,000 of growth in accounts receivable and a $260,000 increase in prepaid expenses and other assets. Net cash used in operating activities for the quarter ended March 31, 1998 represents a net loss of $8.1 million partially offset by a $600,000 increase in accounts payable and accrued expenses, $240,000 of growth in accounts receivable and a $150,000 increase in prepaid expenses and other assets.


     Cash provided by financing activities of $5.0 million in 1997 and another $2.7 million in the first quarter of 1998 consisted primarily of the proceeds from the issuance of securities and a five year note payable for $1.5 million. Purchase of computer equipment used in conducting the Company's business represented the primary component of cash used in investing activities.

     As of March 31, 1998, the Company had $3.5 million in cash and cash equivalents. The net proceeds from this offering remaining after deducting (i) underwriting discounts, (ii) estimated offering expenses, and (iii) the repayment of the indebtedness outstanding under the Sirrom Loan Facility and the Citizens Loan are expected to total approximately $30.3 million. Towne Services believes that such remaining net proceeds, together with existing cash and cash equivalents and cash generated from operations, will be sufficient to fund its anticipated operating costs and to meet its anticipated working capital and liquidity needs for the next 12 months. The Company currently intends to use such remaining net proceeds for working capital and general corporate purposes, including enhancing its sales and marketing efforts, expanding its products and services and for possible acquisitions. However, no assurance can be made with respect to the actual timing and amount of the expenditures and any acquisitions. In addition, no assurance can be given that the Company will complete any acquisitions on terms favorable to the Company, if at all, or that additional sources of financing will not be required during these time periods or thereafter. The Company's estimates are forward looking statements that are subject to risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors, including the factors discussed under "Risk Factors."


EFFECTS OF ACCOUNTING STANDARDS

     SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" issued by the Financial Accounting Standards Board ("FASB") requires the Company to review for impairment, and potentially write down, the carrying values of long-lived assets and certain identifiable intangibles to be held and used by the Company. The Company adopted SFAS No. 121, effective January 1, 1996, with no material impact on its financial statements. The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine if any impairments are other than temporary. Management believes that the long-lived assets in the accompanying financial statements are appropriately valued.


     SFAS No. 123, "Accounting for Stock Based Compensation" establishes a fair value based method for financial accounting and reporting stock-based employee compensation plans or similar equity instruments. Companies may elect to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earning per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation plan under APB No. 25 but has computed, for pro forma disclosure purposes, the value of all options granted during 1996, 1997 and the first quarter of 1998 using the minimum value option pricing model as prescribed by SFAS No. 123. See Note 5 of notes to Towne Services' financial statements.



     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share. The Company adopted the new guidelines for the calculation and presentation of earnings per share, and all prior periods have been restated. Basic loss per share is based on the weighted average number of shares outstanding. Diluted loss per share is based on the weighted average number of shares outstanding and the dilutive effect of common stock equivalent shares issuable upon the exercise of stock options and warrants (using the treasury stock method). See Note 2 of notes to Towne Services' financial statements for a reconciliation of net loss attributable to common shareholders under SFAS No. 128.

                                    BUSINESS

GENERAL

     Towne Services designs, develops and markets products and services that convert the in-house credit transactions of small businesses into automated "virtual credit card" accounts which are processed electronically. Usually, in-house credit transactions are completed without a credit card or cash, are recorded and processed manually and then billed to the customer at a later date. To automate this process, Towne Services offers two main electronic processing systems, TOWNE CREDIT(SM) and TOWNE FINANCE(SM), which process small business' in-house credit transactions in much the same way as credit card transactions are processed.


     The TOWNE CREDIT system electronically processes in-house consumer credit transactions of small and medium size retail merchants. The TOWNE FINANCE system, a commercial version of TOWNE CREDIT, is an automated asset management and financing system that processes business-to-business credit transactions for small commercial businesses. Through the use of Towne's products and services, small businesses can automate certain manual processes, accelerate cash flow, provide better customer service, reduce paperwork and shift many other administrative burdens to Towne Services. In addition, Towne provides complementing products and services to banks that enable them to generate interest-bearing revolving credit accounts by financing the accounts receivable of these small businesses. Through the use of Towne's products, banks can monitor customers' accounts receivable and generate detailed status reports and may attract new business customers who, in turn, may become customers of Towne Services.



     Towne's electronic processing systems enable businesses to offer in-house credit to their customers at costs comparable to traditional credit card transactions. As with credit card transactions, the business pays a discount fee to the bank on each transaction. In addition, the business' customer pays interest and fees to the bank for amounts owed by the customer for purchases made on in-house credit. The discount fees and interest create a pool of funds from which Towne Services collects its transaction fees, thereby generating recurring revenue. The remaining amounts generate fee income for the bank. Towne Services also generates non-recurring revenue by charging its business and bank customers initial set-up fees.


TOWNE SERVICES' MARKET


     Towne Services provides its products and services to retail merchants and small commercial businesses that extend in-house credit to their customers and to the banks these businesses use. The electronic payments processing industry generally has not offered Towne's target customers a way to process their in-house credit transactions electronically, focusing instead on credit and debit card transactions. Maintaining and processing manual in-house charge accounts can be time consuming and costly -- the business owner usually records data by hand, updates books and records, purchases supplies for rendering invoices, prepares and mails statements and collects payment. These businesses often must wait weeks or even months to receive their money. Historically, banks have not provided accounts receivable financing due to their inability to control the assets securing the business' loan, the costly administrative burdens and the lack of timely information.



     A variety of small and medium size retail merchants use the TOWNE CREDIT system, including hardware stores, clothing stores, florists, auto parts stores, pharmacies and private clubs. Towne Services markets the TOWNE FINANCE products and services to small commercial businesses, such as furniture manufacturers, equipment distributors, plumbing suppliers and other industry supply stores. Towne Services believes there are more than 5 million small and medium size retail merchants and 12 million small commercial businesses in the United States. Many of these small businesses extend in-house credit and process these credit transactions manually. Towne's processing systems allow small businesses to automate these in-house accounts and provide a convenient service to customers who prefer to purchase items on credit.


     Towne Services believes that most community banks desire to establish and maintain close relationships with members of the communities in which they do business, including the small businesses. Towne Services believes that the market for its electronic processing products and services is largely untapped, as most electronic payment processing companies focus on larger businesses and on credit and debit card transactions which may be less convenient and are subject to terms established by the credit card company or debit card issuer. In addition, the Company believes its TOWNE CREDIT and TOWNE FINANCE systems are well-designed to help banks that service small businesses provide accounts receivable financing and other bank products and programs that may attract new business and generate a new source of fee income for the bank.

TOWNE SERVICES' STRATEGIES

     Towne Services has grown significantly since the release of TOWNE CREDIT in June 1997. The total number of sales people, bank contracts and business customers for TOWNE CREDIT and TOWNE FINANCE as of the end of each of the last 12 months follows:


                                                 1997                                       1998
                               ----------------------------------------   ----------------------------------------
                               JULY   AUG.   SEPT.   OCT.   NOV.   DEC.   JAN.   FEB.   MARCH   APRIL   MAY   JUNE
                               ----   ----   -----   ----   ----   ----   ----   ----   -----   -----   ---   ----
Sales people.................    8      9     13      14     11     15     16     17      33      45    54     61
Bank contracts...............   34     41     41      58     65     74     85     97     122     130    152   177
Business customers...........   38     49     59      69     81     96    117    135     161     189    225   279



     Towne's goal is to continue to grow significantly to become one of the leading providers of electronic processing products and services for the in-house credit transactions of small and medium size businesses in the United States. Towne Services plans to attain this goal by implementing the following key business strategies:


  Expand Direct Sales and Marketing Efforts Nationwide


     Since the release of TOWNE CREDIT, Towne Services has expanded its direct sales and marketing force from 7 persons in 3 states to 61 persons located in 25 states. Of this total, 30 persons are dedicated to developing bank customer relationships and 31 are focused on developing small business customers. Towne intends to continue aggressively hiring sales and marketing personnel nationwide to strengthen its direct marketing efforts, increase its customer base and expand into new markets. Towne Services recently retained a marketing firm to help develop new marketing materials and expand its advertising efforts across the country. Towne also plans to increase its participation in conventions, seminars and trade programs which cater to small and medium size businesses and the banks that service these businesses across the United States.


  Continue to Leverage Bank Relationships


     The executive officers and directors of Towne Services have an average of over 15 years experience in the electronic processing and financial services industries, and 7 members of its board of directors either run banks or run companies that have banks as customers. Towne's management leverages these expertise and contacts to develop relationships with banks and banking organizations. These banks market Towne's products and services to small businesses in their communities. Through these relationships, Towne Services believes it attracts business customers that would be difficult to reach through traditional marketing methods. In addition, Towne intends to provide new products and services, such as a lease financing and processing system currently being developed, that may allow banks to attract new customers for both the banks and Towne Services. Towne Services plans to sign additional agreements with existing bank customers to offer its new products and services and to leverage these relationships to develop new bank customers in its current and future markets.


  Enter New Relationships For Marketing and Product Enhancements


     Towne Services has established marketing and other business relationships that enhance its products and services and its channels of distribution. Towne has agreements with several companies whose products and services complement the TOWNE CREDIT and TOWNE FINANCE systems, including Datamatx Inc., Wallace and de Mayo P.C. and Cash Management Services, Inc., which provide statement processing services, collection services and lockbox management services. Towne Services also has agreements with entities that have banks as their customers, such as Phoenix International Ltd., Inc. and The Bankers Bank of Kentucky, under which these other companies and organizations encourage their bank customers to use Towne's systems. Towne intends to enter more relationships with companies that can expand the number of its products and services, complement its existing and future systems and provide access to large groups of banks and small businesses.


  Maximize Electronic Link to Customers


     When a business customer installs TOWNE CREDIT and TOWNE FINANCE, it establishes an electronic link with Towne Services. Towne intends to maximize this electronic distribution channel by developing and implementing multiple products and services that the customer can access through its connection to Towne Services to help automate its operations, run its business more efficiently and provide better service for its customers. Towne Services plans to use this electronic connection to cross-market both existing and new products and services to its customers, which should allow it to develop and maintain long-term customer relationships.


  Acquire Complementary Companies and Products

     Towne Services intends to acquire providers of complementary products and services that may enhance and expand its operations, product and service offerings, market share or geographic presence. For example, Towne Services recently acquired some of the assets and liabilities of Credit Collection Solutions, Inc., a company that has developed computer software for processing payments and tracking collections. For more information on this acquisition, please see "-- Acquisitions of Complementary Companies and Products."

PRODUCTS AND SERVICES


     Towne Services designs its products and services to be simple to use, fast and reliable. Towne's automated processing systems, TOWNE CREDIT and TOWNE FINANCE, process in-house credit transactions for small businesses in much the same way as credit card transactions are processed.


  TOWNE CREDIT

     TOWNE CREDIT is an automated transaction processing system designed for consumer-based credit transactions conducted by small businesses. The system uses remote point of sale terminals and communications networks to capture and transmit transaction data and generate a "virtual credit card" account funded by a business' bank. A typical in-house credit transaction for Towne Services' business customers is processed through TOWNE CREDIT as follows:

          Step 1: The participating business sells goods or services on an in-house account. No money changes hands and no credit cards are used.

          Step 2: The business enters sales information at the point of sale into an electronic cash register or computer terminal loaded with Towne Services' proprietary computer software.

          Step 3: The business owner closes out its daily transactions and electronically transmits transaction data to Towne Services through the computer system across telecommunications lines.

          Step 4: Towne Services processes the data, calculates receivables, performs other accounting functions and transmits reports to the business and its community bank upon request by the next business day.

          Step 5: The community bank retrieves the sales and payment information and advances funds to the business' bank account based upon pre-set lending terms.

          Step 6: Towne Services bills the business' customer, collects and processes the customer's payment and transmits payment information to the bank for credit to the business' bank account.

     Steps 1 and 2. When a customer makes a purchase on account, a store clerk records the transaction on a point of sale terminal provided by Towne Services. The PC-based terminal stores names and addresses of customers, account balances and payment activity, which the business owner can retrieve quickly at the point of sale. The business can use this terminal instead of the traditional cash register, as it will record and store information from cash sales and credit and debit card transactions. Businesses that do not want a new terminal can have the TOWNE CREDIT software loaded on an existing computer. The TOWNE CREDIT system captures the transaction data, including dollar amount and customer information, for use in billing, tracking inventory and generating sales and tax reports.

     The bank leases the TOWNE CREDIT point of sale terminal from Towne Services and provides it to the business. The Company customizes and regularly updates the software that drives the terminals and provides terminal maintenance services for its customers.


     Steps 3 and 4. On a daily basis, the business owner or manager transmits the sales activity by batch to the Company's computer processing center in Norcross, Georgia, across an ordinary telephone line or Internet connection. Towne's customer communication software enables it to support a wide range of business customers, including those in rural areas that might otherwise have difficulty in transmitting data because of unstable land line communications.



     Towne Services' communications and computer processing systems are flexible and scalable, meaning that it can add more processing capacity, increase processing speed and support numerous customer operating systems and data protocols. The Company's electronic processing network is capable of simultaneously managing batches of transactions from multiple businesses and data from numerous days' transactions from a single business. Towne's system provides for the redundant capture of transaction data at both the point of sale terminal and at its communications network center. This data capture redundancy helps to protect the business and the Company against potential loss of data.



     Towne's systems process data from purchase transactions, calculate receivables, post these transactions and perform other accounting functions automatically. Towne Services can program its systems to generate daily customized receivables, ledger and other reports used by its customers to manage their businesses. The Company's network systems then transmit reports to businesses and their banks by the business day following receipt of transaction data.


     Steps 5 and 6. The community bank that serves the business usually offers a line of credit, in which case the bank funds the prior day's sales at discounts similar to those in major credit card transactions. Through a graphic interface with the Company's communications server, the bank has daily access to the information it needs to finance the business' accounts receivable. If no line of credit is in place, the business' funds are deposited at the bank as they are collected by the Company. TOWNE CREDIT works with the bank's current loan processing systems and creates the general ledger account entries necessary for the bank to account for the line of credit loans to the business. Towne Services assumes no credit risk from business customers in these transactions.


     With TOWNE CREDIT, many administrative burdens of running a small business are outsourced to Towne Services. The Company generates and prints statements and sends them to the business' customers. Towne Services maintains an automated lock box through which payments can be received. The lock box gives the business the benefit of controlled remittance processing and allows the bank to control the payments associated with the accounts, thus applying them to the outstanding loan balance. If a customer chooses to pay the business directly when he or she receives the bill, the business owner can record that payment in the point of sale terminal to be processed electronically on the Company's system. The system allows businesses to quickly track account balances and payment history and verify customer transaction information by checking the receivables reports generated or, if needed, by dialing into Towne's processing network to verify or update information.


     Towne Services also settles payments for its customers. Settlement involves managing a record of each business transaction and transferring funds received to the business' community bank for credit to its bank account. The Company transmits, upon request, transaction information directly to the bank and arranges for funds to be transferred from its automated lock box via Automated Clearing House (ACH) or Fedwire transfer to the community bank. Funds are then transferred to the business' bank account via the bank's internal deposit system. Settlement payments made to the business' bank account reflect a discount from the full transaction price, which generally includes the Company's processing fees.

     TOWNE CREDIT enables businesses to streamline front desk and back office procedures. Through TOWNE CREDIT, businesses receive accelerated funding for in-house charge accounts and eliminate costly and inefficient manual processing. Sales also may be enhanced by the business' ability to offer finance options, such as sales on account, to its customers. The bank that serves the business generates fee income in the form of transaction discounts and may profit from interest-bearing consumer credit accounts. If the bank elects not to fund the business' accounts receivable, the system still functions as an automated billing and collection system, and the bank generates fee income. In both cases, the TOWNE CREDIT processing system provides the Company with fee income.

  TOWNE FINANCE


     The Company's automated asset management and financing software system, TOWNE FINANCE, is a commercial version of TOWNE CREDIT that addresses business-to-business credit transactions. TOWNE FINANCE facilitates accounts receivable financing for small commercial businesses by allowing these businesses and their community banks to better manage and control assets that fluctuate in value. TOWNE FINANCE transaction processing occurs in much the same way as TOWNE CREDIT processing, but on a larger and more sophisticated basis.


     For example, a furniture manufacturer may need additional working capital to purchase raw materials and cover the incremental costs associated with payroll and general overhead. The furniture manufacturer's traditional payment terms can limit cash flow. By the time it invoices customers and receives payment, many expenses associated with the finished product have been incurred. With TOWNE FINANCE, the manufacturer has the ability to convert the invoices to needed cash to finance its ongoing operations. TOWNE FINANCE enables financial institutions to offer these businesses the same convenient services available to its TOWNE CREDIT customers.

     TOWNE FINANCE facilitates the process through which a bank can loan money to a small commercial business. Using TOWNE FINANCE, banks can assign percentage values to specific assets of its small business customers, such as accounts receivable, inventory, real estate, furniture, fixtures and equipment. By assigning these values, banks can develop a risk-based formula for lending to their business customers. TOWNE FINANCE tracks the accounts receivable, maintains a parallel aging of the accounts and allows the bank to control advances and pay downs based on daily activity of new sales and account payments. The system supports discretionary lines of credit as well as automatic daily funding of eligible assets. TOWNE FINANCE works with the banks' current loan processing systems and creates the general ledger account entries necessary for community banks to account for these asset-based accounts receivable loans.

     Once a bank customer agrees to use TOWNE FINANCE, the bank must approve a credit line for the customer. After credit is established, the Company loads historical invoice data onto its host computer. The bank will advance funds to a customer at a discount to their aggregate value. The bank specifies a set of standards at the processing level and assigns a loan officer to monitor the credit as it would any other loan. Towne Services then takes over the statement rendering and remittance processing functions for the bank much like it does for TOWNE CREDIT. Access to an automated lock box allows the bank to control the payments associated with the accounts and apply the payments to the outstanding loan balance. After payments are received, Towne Services processes the payments and transmits funds electronically to the customers' operating account at the bank.

     The bank provides a line of credit that is controlled using TOWNE FINANCE daily processing and reporting functions. The bank retains all credit and funding responsibility and the Company provides a specialized sales force, back room processing and monitoring services. Towne Services assumes no credit risk from the business' customers.

     TOWNE FINANCE allows community banks to provide a profitable and cost effective accounts receivable financing program for its small commercial customers. Community banks using TOWNE FINANCE gain interest-bearing loans on funds (net of all processing expenses) and strengthen relationships with business customers that experienced cash flow problems or that might have otherwise turned to non-traditional lenders. Many non-traditional accounts receivable lenders, however, are unable to process efficiently an accounts receivable program based upon the small size of these small commercial customers invoices. Therefore, Towne Services fills an underserved niche in the marketplace.

  Supporting Services and New Products

     The Company provides an array of value-added services in connection with its TOWNE CREDIT and TOWNE FINANCE processing systems, including marketing programs and materials and collection services. Towne Services plans to design and develop new and improved products and services to help its customers automate their businesses and provide better service to their clients.

     Marketing Programs and Materials. The Company's primary marketing tool is its direct sales force. However, the Company also offers a number of services designed to allow community banks to target businesses in their communities. Towne Services provides advertising, marketing brochures and inserts and direct mail to increase market penetration for its bank customers.


     Collection Services. Towne's processing systems help its customers identify delinquent accounts. Towne Services maintains an agreement with Wallace and de Mayo, a national collections company, that enables its customers to have on-line access to professional debt collection services. Towne Services maintains an electronic interface with Wallace and de Mayo so account information is readily delivered to assist in collecting past due amounts.


     New Product Development. Towne Services plans to design and develop new and improved products and services that small business customers can access through their electronic connection to the Company to help automate their businesses and provide better service to their clients. For instance, the Company has recently commenced testing on an enhanced version of an automated processing system that offers community banks the opportunity to set up formal lease programs with local dealers, distributors and manufacturers of leased products. This system, TOWNE LEASE(SM), is designed to provide documentation, statement rendering and remittance processing for merchants and community banks who desire to offer product leasing to their customers. The community bank will be able to electronically transmit lease contract information to Towne Services for entry into its host processing system. During the term of a lease, Towne Services performs all servicing aspects of the lease. The community bank accesses lease information and receives general ledger postings. Like TOWNE CREDIT and TOWNE FINANCE, TOWNE LEASE is a technology designed to allow the community bank to access, process and download their financial data from the Company's computer network system.

ACQUISITIONS OF COMPLEMENTARY COMPANIES AND PRODUCTS

     Towne Services intends to pursue acquisitions of providers of complementary products and services that may enhance and expand its operations, product and service offerings, market share and geographic presence. For example, on June 11, 1998 Towne Services acquired certain assets and liabilities of Credit Collection Solutions, Inc. Credit Collection has developed computer software for processing payments and tracking collections including Collection Works, an operating system developed to address the debt collection needs of banks and collection agencies. Pursuant to this acquisition, the Company agreed to assume liabilities of approximately $510,000 and to issue up to 100,000 shares of its common stock if certain financial results are achieved from the acquired assets including Collection Works. Following the acquisition, Towne Services hired Credit Collections' majority shareholder and president, who is experienced in credit collection solutions. Towne Services' management believes this acquisition advances its growth strategies by adding a complementary technology solution and enhancing its customer base.

SALES AND MARKETING


     Towne Services employs a direct sales force of 61 persons located in 25 states. Towne's direct sales force develops relationships with banks and small business customers. The Company employs two distinct sales forces to market its products and services. The bank sales force focuses on developing relationships with banks through which TOWNE CREDIT and TOWNE FINANCE are marketed to business customers. The Company's business representatives call on small business customers of banks that have contracted with Towne Services, as well as other merchants who might use its products.



     Towne Services has leveraged its board members' and senior managers' expertise and contacts to develop relationships with community banks and banking organizations. The Company has over 170 agreements with community banks located in 18 states who work directly with Towne Services' sales force to market TOWNE CREDIT and TOWNE FINANCE to the banks' customers. Through these relationships with the community banks, Towne Services believes it attracts businesses that would be difficult to reach through traditional marketing methods. Towne Services believes that endorsements by local community bankers are the most effective sales tools to reach small businesses. Banks often have long standing relationships with the small business owners and provide immediate credibility and access for Towne's products and services. Towne Services believes that its relationships with the community banks enable it to attract small business customers that would be difficult and expensive to reach when employing traditional marketing methods.



     Through its community bank contacts, Towne Services personnel arrange a meeting with the bank's lending officers to introduce its products and services and explain their potential benefits to the bank. At this meeting, Towne Services distributes questionnaires to bank employees to gather information on potential businesses that might be interested in TOWNE CREDIT or TOWNE FINANCE. The bank then arranges a meeting with targeted local business owners to introduce Towne Services and demonstrate its products. Towne Services provides sales personnel, speakers, slide and video presentations and demonstration equipment at these meetings. Towne's small business sales people are responsible for follow up sales and service. During the weeks following the bank meeting, the small business sales representatives will contact other attendees and attempt to arrange one-on-one meetings with them.



     Towne Services also markets TOWNE CREDIT and TOWNE FINANCE through several companies that have merchants and community banks across the United States as their customers or members. Towne Services has established strategic relationships with companies such as Phoenix International Ltd., Inc. and The Bankers Bank of Kentucky to cross-market its products and services to their customers. In addition, Towne Services has agreements with Datamatx Inc., Wallace and de Mayo P.C. and Cash Management Services, Inc. to incorporate their products into Towne's systems. These alliances enable Towne Services to reach and provide services to large groups of community banks and small businesses in new geographic markets. Towne Services will continue to pursue additional alliances with companies and organizations that will provide the Company access to large groups of banks and small businesses nationwide such as bankers banks, trade associations and merchant franchise operations.


RECRUITING AND TRAINING


     In June 1997, when TOWNE CREDIT was first released, Towne Services had 7 sales and marketing personnel. By December 31, 1997, the Company had more than doubled its sales and marketing force to 15 persons. As of June 30, 1998, the sales force had increased to 61 persons located in 25 states. Towne Services hires sales personnel who are experienced in marketing products and services to community banks and small businesses. Towne Services has an experienced in-house recruiter who focuses full time on hiring sales personnel. In recruiting experienced sales personnel, Towne Services focuses on hiring persons who have established relationships with banks and small businesses in a particular market.



     Towne Services has developed a four-week training program for members of its sales force led by Towne's training and sales managers. The first week includes three days of instruction on point of sale systems and the Company's policies and procedures, followed by two days of assisting on sales calls with selected members of the bank and small business sales forces. During the second week, the training focuses on more specific aspects of TOWNE CREDIT and TOWNE FINANCE, such as installation and training, pricing models and a review of sales manuals. The two weeks of classes emphasize customer service and presentation and communication skills. The sales representatives also spend an additional two days during the second week participating in sales. Once the representatives complete the training class, they are paired with a bank or business sales representative for two weeks of training in the field working with more experienced sales representatives. After satisfactory completion of the four weeks of training, new members of the Company's sales force get assigned to a territory.

TECHNOLOGY

     The Company's electronic processing systems involve communicating data to and from remote customer locations and Towne Services' computer processing center. Towne Services uses its proprietary technologies together with third party telecommunications networks to transmit and process transaction data for its customers. Transactions are interactively processed and returned to the sending system. Towne Services' systems can use telephone lines, internet connections, satellite linkages and bank automated teller machine communication lines to transport transaction data. This system architecture allows Towne Services to access customers located across the country.

     The Company designed its communications systems to support a large number of telecommunications lines and high volumes of data traffic. This configuration is scalable, allowing Towne Services to add new servers and new communications lines as needed without having to rebuild its communications system. The Company's communications servers process multiple data protocols. This allows Towne Services to service a wide range of customers without requiring them to change the communications systems they currently use.

     Towne Services' communications and processing system servers can manage data traffic across multiple time zones as well as balance both client/server and on-line batch mode processing loads. This "cluster processing" uses multiple servers that work in tandem. A bank of pentium-based processors work in a shared network environment to co-process reporting jobs. The host processing system is scalable which means the Company can add new servers to the processing pool to increase throughput with minimal downtime.

     Towne Services designed its systems using software and hardware capable of interacting with the variety of operating platforms used by its customers, including client/server and mainframe operating systems. Towne Services has developed software to support a wide range of operating systems used by its customers, including UNIX, RED HAT LINUX, MAC OS8, Windows NT and DOS based systems. Towne Services' transaction reporting software is not hardware dependent, which allows Towne Services to change its equipment to take advantage of the most recent technologies in its operations. This could include a complete change-over of operating systems and/or hardware.

     The Company's computer processing system stores data redundantly (at both the customer terminal location and at the Company's processing center) and in a secure environment. Potential service interruptions are minimized by hosting the client's data on multiple servers and locations so that no single hardware failure would result in service interruption. In addition, the Company keeps mirror servers on location, creates daily digital backup tapes and stores them in fireproof safes and maintains a full "hot-site" backup processing center at another location from its main processing center. The Company believes that its system configuration and disaster recovery measures adequately protect it against system failures that may occur due to destruction of its processing center, natural disasters, bomb threats or other loss or impairment of its network capabilities. See "Risk Factors -- Risk of Possible System Failure."

     Towne Services designed its products and services to be simple to use, fast and reliable. The Company dedicates significant resources to developing new proprietary technologies to enhance services for its customers. The Company believes its continuing investment in technology will allow it to remain competitive in the industry.

CUSTOMERS

     Many small businesses offer in-house credit as a means to better serve their customers. Many community banks seek new ways to provide better services for their customers while generating income for the bank. The electronic transaction processing industry generally has not offered these businesses or banks a way to process their in-house credit transactions electronically or provide accounts receivable financing, focusing instead on credit and debit card transactions and on larger businesses.


     The Company provides processing services to a diverse customer base of over 270 small and medium size retail merchants and small commercial businesses located in 18 states. A variety of small and medium size retail merchants use the TOWNE CREDIT system, including hardware stores, clothing stores, florists, auto parts stores, pharmacies and private clubs. TOWNE CREDIT merchant customers typically have $1 million or less in annual revenues. TOWNE FINANCE products and services are marketed to small commercial businesses with $5 million or less in revenues, such as furniture manufacturers, equipment distributors, plumbing suppliers and agricultural supply stores.



     The Company has executed over 170 contracts with banks in 18 states. Most of the Company's current bank customers have asset sizes of $2 billion or less. These bank customers market Towne's products and services to small businesses in their communities. There are approximately 11,000 financial institutions in the United States that the Company considers to be potential bank customers. Towne Services believes that most of these community banks desire to establish long-term relationships with these businesses and that TOWNE CREDIT and TOWNE FINANCE are well-designed to help these banks obtain that goal.


     The majority of the Company's contracts with its customers are cancelable at will or on short notice or provide for renewal at frequent periodic intervals, and, accordingly, the Company may have to rebid or modify such contracts on a frequent basis. No single small business customer accounted for more than 1% of the total revenues of the Company in 1997 or in the three months ended March 31, 1998. No single bank customer accounted for more than 5% of the total revenues of the Company in 1997. One bank customer accounted for approximately 22% of the Company's total revenues for the three months ended March 31, 1998 due to a comparatively large one time set-up fee. The Company anticipates that one or more new customers will continue to account for large portions of the revenues generated for the particular quarter in which the underlying bank contract is signed. Towne Services believes that the identity of bank customers accounting for large portions of revenues will change from quarter to quarter and year to year.

CUSTOMER SERVICES


     Towne's products are supported by two levels of customer service. First, each customer bank provides first line customer service support to the merchants on accounting and loan related issues. Second, Towne Services provides a help desk for technical support for its network systems and terminals.


     The Company is committed to providing superior service for its current customer base. The Company provides many service features to its merchants, including toll-free customer service and terminal support during business hours and on an emergency basis. In addition, Towne Services provides emergency 48-hour hardware replacement, turnkey installation and training for new merchants and flexible reporting capabilities, both in frequency and format. Towne Services attempts to establish long-term relationships through the continued support and interaction of professional account managers.


     Towne Services maintains a staff of trained client service representatives. This staff trains customers on the use of Towne's processing system and hardware at the customer location. Customer service representatives provide technical support for all of the Company's products and services through a call-in support center available during normal business hours. After hours, customers can reach the Company's technical support personnel by pager. These customer service representatives respond to inquires about the Company's products and services and assist merchants in resolving terminal, network and communication problems.


COMPETITION

     Towne Services is aware of other companies who have successfully marketed business-to-business software and marketing support to banks that allows the banks to track and finance the in-house charge accounts of its customers similar to a factoring operation. Most of these competitors do not offer a point of sale system, but rather require merchants to forward paper invoices to the banks where bank personnel input the invoices onto the software purchased by the banks. One such company has a system similar to TOWNE FINANCE but does not market the system to banks, acting instead as the lender itself.

     The electronic transaction processing industry is intensely competitive. Increased competition is likely from both existing competitors and new entrants into its existing or future markets. The Company believes there are low barriers to entry in its markets. Towne Services may not be able to compete successfully as other companies develop new products and services, change prices, improve customer service and hire additional personnel. Competitors may offer new products and services resulting in greater competition and lower market share for the Company. Many of the Company's competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater resources than the Company. Competitors may be able to adapt more quickly to new technologies and changes in customer requirements and may also be able to devote greater resources to marketing.

TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     The Company attempts to protect itself through a combination of copyright law, trademark and trade secret laws, employee and third party confidentiality agreements and other methods. However, unauthorized parties may attempt to copy aspects of the Company's technology, products and services or to otherwise obtain and use information that the Company regards as proprietary, despite the Company's efforts to protect them. Third parties may claim that the Company's current or future products and services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that, if such actions or claims are brought, the Company will ultimately prevail. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, require Towne Services to enter royalty or licensing agreements or discontinue using the challenged technology and otherwise could have a material adverse effect on the Company's business and financial results.

EMPLOYEES


     At June 30, 1998, the Company had 107 full-time employees, of which 66 were in sales and marketing, 29 were in operations and 12 were corporate and general administrative employees. Of these employees, 53 were based in Norcross, Georgia, and 54 were based in 24 other states. Towne Services employs all of its employees pursuant to a co-employment agreement with Vincam Human Resources, Inc. ("Vincam"). Pursuant to this agreement, Vincam (which is not an affiliate of Towne Services) assumes certain employer's rights as to Towne Services employees, and Towne Services retains supervision and control over the employees as necessary to conduct its business. Vincam provides certain benefits to the employees, such as group health insurance and a 401(k) plan. Towne Services pays Vincam a management fee and reimburses it for the employees' salaries and benefits. Towne Services does not anticipate any material disruption in its business in the event of termination of the agreement with Vincam. None of the Company's employees is represented by a collective bargaining agreement nor has the Company ever experienced any work stoppage. Management believes that the Company's relationship with its employees is satisfactory.


SEASONALITY

     The electronic transaction processing industry in general is prone to seasonal fluctuations in purchase activity. Although the Company generally experiences seasonality in its business, fluctuations are less pronounced than in the industry, due in part to the Company's diverse customer base. The Company expects its revenues will be higher in the third and fourth calendar quarters and lower in the first calendar quarter of each year. The decline in retail activity following the holiday season results in lower first quarter revenues.

PROPERTY AND FACILITIES

     The Company leases its principal executive offices in Norcross, Georgia and does not maintain offices or facilities at other locations. The Company believes that its current facilities will be adequate to support its operations for the next 12 months.

LEGAL PROCEEDINGS


     The Company may be involved from time to time in legal proceedings arising in the normal course of its business. The Company is not a party to any pending legal proceedings which it believes are material.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Towne Services and their ages and positions as of May 1, 1998, are as follows.

NAME                                     AGE   CLASS(1)   POSITION
----                                     ---   --------   --------
Drew W. Edwards........................  33     III       Chief Executive Officer and Chairman of
                                                            the Board of Directors
Henry M. Baroco........................  54     II        President, Chief Operating Officer and
                                                            Director
Bruce F. Lowthers, Jr..................  33     --        Senior Vice President and Chief
                                                            Financial Officer
Cleve B. Shultz........................  30     --        Executive Vice President and Secretary
G. Lynn Boggs..........................  42     III       Director
Frank W. Brown.........................  44      I        Director
John W. Collins........................  50     III       Director
J. Stanley Mackin......................  65      I        Director
Joe M. Rodgers.........................  64     II        Director
J. Daniel Speight, Jr..................  41      I        Director
Glenn W. Sturm.........................  44     II        Director
J. Stephen Turner......................  51     II        Director
Bahram Yusefzadeh......................  52      I        Director

---------------

(1) Class I term expires in 1999; Class II term expires in 2000; and Class III term expires in 2001.

BIOGRAPHICAL INFORMATION

     Drew W. Edwards is a co-founder of Towne Services and has been Chief Executive Officer and Chairman of the Board of Directors since its formation. From 1990 until forming Towne Services, Mr. Edwards served in various marketing and management positions with The Bankers Bank in Atlanta, Georgia, most recently as its Senior Vice President and Director of Sales and Marketing. The Bankers Bank is a leading provider of correspondent banking services in the southeastern United States. From 1987 to 1990, Mr. Edwards worked for the Federal Reserve Bank of Atlanta.

     Henry M. Baroco has been President, Chief Operating Officer and a director of Towne Services since 1996. Mr. Baroco has over 30 years of experience with various credit, leasing and lending organizations. Before joining Towne Services, Mr. Baroco had been Senior Vice President and General Manager of the vendor finance division of CIT Industrial Finance since September 1995. From November 1993 to September 1995, he served as Senior Vice President of Sales and Marketing for Norwest Equipment Finance. From April 1991 to November 1993, Mr. Baroco was Senior Vice President and General Manager of Sales and Marketing for LB Credit Corporation. Mr. Baroco also worked in various capacities for GE Capital -- Vendor Financial Services for over 18 years.

     Bruce F. Lowthers, Jr. has been Senior Vice President and Chief Financial Officer of Towne Services since November 1997. Prior to joining Towne Services, Mr. Lowthers had been Chief Financial Officer and Treasurer of Quest Group International, Inc., a telecommunications company, since September 1994. From June 1992 to September 1994, he was an audit manager with Ernst & Young, LLP. Mr. Lowthers is a certified public accountant.


     Cleve B. Shultz has been Executive Vice President of Towne Services since April 1998. He served as the Company's Senior Vice President from January 1996 to April 1998. Prior to joining the Company, Mr. Shultz had been Vice President-Marketing at The Bankers Bank in Georgia since August 1993. Before joining The

Bankers Bank, Mr. Shultz served as campaign director for Representative John Linder's successful 1992 campaign for the U.S. House of Representatives, 4th Congressional District of Georgia.


     G. Lynn Boggs is a co-founder of Towne Services and has been a director since its formation. Mr. Boggs has been Senior Vice President and branch manager of Vining-Sparks Investment Banking Group, L.P., a fixed income broker-dealer to financial institutions in Nashville, Tennessee, since June 1996. Mr. Boggs has been in the securities industry for the past 12 years. From October 1994 to June 1996, he was Senior Vice President-Investments at PaineWebber, Inc. in Nashville, Tennessee. From March 1993 to October 1994, he was Senior Vice President -- Investments for Prudential Securities in Nashville. From 1989 to March 1993, he was Senior Vice President of Vining-Sparks.


     Frank W. Brown has been a director of Towne Services since March 1998. Mr. Brown has been a principal with Brown, Burke Capital Partners, Inc. since 1991. Brown, Burke Capital Partners provides financial advisory services to community-oriented financial institutions and middle market corporations in connection with mergers and acquisitions and financing. He is also the Managing Member of Capital Appreciation Management Company, L.L.C., which is the managing general partner of Capital Appreciation Partners, L.P., an Atlanta-based merchant banking fund and a shareholder of Towne Services. From 1977 to 1991, Mr. Brown worked in various corporate finance and investment banking positions with Bankers Trust Company, The First Boston Corporation and The Robinson-Humphrey Company.

     John W. Collins has been a director of Towne Services since its formation. Mr. Collins is currently the Chairman of the Board of Directors and Chief Executive Officer of The InterCept Group, Inc., a publicly-traded provider of fully-integrated electronic commerce products and services for community financial institutions. Mr. Collins has over 25 years of experience in multiple areas of electronic commerce for community financial institutions. Prior to co-founding The InterCept Group in 1996, he had served as a director and executive officer of several of its predecessor companies and subsidiaries since 1986.


     J. Stanley Mackin has been a director of Towne Services since June 1998. Mr. Mackin has been the Chairman of the Board of Directors of Regions Financial Corporation since 1990 and served as its Chief Executive Officer from August 1990 to January 1998. Prior to joining Regions Financial as its President and Chief Operating Officer in January 1990, Mr. Mackin had worked for Regions Bank since 1966. He served as Chairman and Chief Executive Officer of Regions Bank from 1986 to 1990, as President and Chief Executive Officer from 1983 to 1986, and as head of the commercial loan division from 1971 to 1983.


     Joe M. Rodgers has been a director of Towne Services since May 1998. He has been Chairman of The JMR Group, a private investment company specializing in merchant and investment banking, since February 1993. Mr. Rodgers served as Chairman of the Board of Directors and Chief Executive Officer of Berlitz International, Inc., a foreign language services company, from December 1991 until February 1993. From 1985 to 1989, Mr. Rodgers served as United States Ambassador to France. Mr. Rodgers is also a director of AMR Corporation/American Airlines, Inc.; American Constructors, Inc.; Gaylord Entertainment Company; Gryphon Holdings, Inc.; Lafarge Corporation; SunTrust Bank, Nashville, N.A.; Thomas Nelson, Inc.; Tractor Supply Company; and Willis Corroon Group, PLC.

     J. Daniel Speight, Jr. has been a director of Towne Services since its formation. Mr. Speight is the President, Chief Executive Officer and a director of FLAG Financial Corporation, a bank holding company. He served as Chief Executive Officer and a director of Middle Georgia Bankshares, Inc. from 1989 until its merger with FLAG Financial in March 1998. He has been President, Chief Executive Officer and a director of Citizens Bank, a subsidiary of FLAG Financial in Vienna, Georgia, since 1984. Mr. Speight is currently a director (past chairman) of The Bankers Bank and a member of the State Bar of Georgia. He is past Chairman of the Georgia Bankers Association Community Banking Committee, past President of The Community Bankers Association of Georgia and past director of the Independent Bankers Association of America.

     Glenn W. Sturm has been a director of Towne Services since 1996. Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. since 1992, where he serves as Corporate Chairman and as a member of the executive committee. Since 1996, Mr. Sturm has been a director of Phoenix

International Ltd., Inc., a publicly-held provider of client/server retail banking software to financial institutions in the United States and abroad. He has also been a director of The InterCept Group since 1997.

     J. Stephen Turner has been a director of Towne Services since 1997. He has been the Chairman of the Board of Directors and Chief Executive Officer of FNB Financial Corp., a bank holding company, since 1990. Mr. Turner is also a director of Farmers National Bank in Scottsville, Kentucky. He has also been the President and Chief Executive Officer of Allen Realty Corporation in Nashville, Tennessee since 1988.

     Bahram Yusefzadeh has been a director of Towne Services since 1997. Mr. Yusefzadeh has been Chairman of the Board of Directors and Chief Executive Officer of Phoenix International Ltd., Inc. since its formation in 1993. Mr. Yusefzadeh has over 28 years of experience in the banking software industry. He was a co-founder of Nu-Comp Systems, Inc., where he developed the Liberty Banking System and served as Nu-Comp's President and Chief Executive Officer from 1969 to 1986. Mr. Yusefzadeh also served as Chairman of the Board of Directors of Broadway & Seymour, Inc. during 1986 and in various executive capacities for The Kirchman Corporation from 1986 to 1992.

DIRECTOR COMPENSATION


     Upon initial election to the board of directors, each non-employee director receives options to acquire 30,000 shares of common stock, all of which vest immediately. The Board of Directors recently approved a grant of 20,000 options to all nonemployee directors, all of which vest immediately. Directors may be reimbursed for out-of-pocket expenses incurred in attending meetings of the board of directors or its committees and for other expenses incurred in their capacity as directors. Directors do not receive cash fees for their services as directors.


EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company for services rendered during the year ended December 31, 1997 by the Company's Chief Executive Officer and President, who were the only executive officers whose total salary and bonus exceeded $100,000 (together, the "Named Executive Officers") during such year. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the year.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                      -------------------------------------------
                                                                                        OTHER
                                                                                        ANNUAL
NAME AND PRINCIPAL POSITION                           YEAR    SALARY     BONUS       COMPENSATION
---------------------------                           ----   --------   --------     ------------
Drew W. Edwards.....................................  1997   $100,000   $100,000(1)     $5,400(2)
  Chief Executive Officer
Henry M. Baroco.....................................  1997    100,000     50,000         5,400(2)
  President and Chief
  Operating Officer

---------------

(1) Mr. Edwards has voluntarily deferred receipt of his 1997 bonus amount until completion of this offering.
(2) Represents automobile lease payments made by the Company.

EMPLOYMENT AGREEMENTS

     Edwards and Baroco. Mr. Edwards and the Company entered into an employment agreement effective as of October 15, 1995, pursuant to which he serves as the Company's Chairman and Chief Executive Officer and currently receives a base salary of $150,000 per year. Mr. Baroco and the Company entered into an employment agreement effective as of January 15, 1997, pursuant to which he serves as the Company's President and Chief Operating Officer and currently receives a base salary of $150,000 per year. In addition, each of Mr. Edwards and Mr. Baroco are entitled to incentive compensation as determined by the Board of

Directors or a committee thereof based upon achievement of targeted levels of performance and other criteria established by the Board of Directors. Each of Mr. Edwards and Mr. Baroco may participate in the Company's stock option plans and also receive health insurance, civic and social club dues, an automobile allowance or use of an automobile owned or leased by the Company and other benefits. Mr. Edwards' and Mr. Baroco's base salaries may be increased periodically by the Board of Directors or its compensation committee. Mr. Edwards' and Mr. Baroco's employment agreements have terms of three years and two years, respectively, and the agreements renew daily until either party fixes the remaining term at three years or two years, as the case may be, by giving written notice. The Company can terminate each agreement upon the death or disability of the executive or for cause, and each executive may terminate his employment for any reason after any occurrence of a change in control. If either of Mr. Edwards' or Mr. Baroco's employment is terminated after a change in control (i) by the Company without cause or otherwise in breach of his agreement, or (ii) by Mr. Edwards or Mr. Baroco for any reason, the Company must pay him all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus amounts for each of the 36 consecutive 30-day periods following Mr. Edward's termination and 24 consecutive 30-day periods in the case of Mr. Baroco. In addition, the Company would be required to continue life, disability and health insurance for the executive until his death, and the executive's outstanding options to purchase common stock would vest and become immediately exercisable. Pursuant to Mr. Edwards' employment agreement, the Company also granted to him piggyback and, if his employment is terminated for any reason, demand registration rights with respect to the shares of common stock then owned by him. See "Shares Eligible for Future Sale."


     Lowthers and Shultz. Mr. Lowthers and the Company entered into an employment agreement effective as of October 15, 1997, as amended on May 18, 1998, pursuant to which he serves as the Company's Chief Financial Officer and receives a base salary of not less than $125,000 per year. Mr. Shultz and the Company entered into an employment agreement effective as of May 19, 1998, pursuant to which he serves as the Company's Executive Vice President and receives a base salary of not less than $90,000 per year. Each agreement has a term of one year, and the agreements renew daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate each agreement upon the death or disability of the executive or for cause. Each executive may terminate his employment if the Company breaches his employment agreement or, in the case of Mr. Lowthers, if he is relocated outside of Atlanta, Georgia metropolitan area without his consent. If either Mr. Lowthers' or Mr. Shultz's employment is terminated by the Company prior to a change in control or prior to completion of its initial public offering for any reason other than the Company's material breach of his employment agreement, the Company may repurchase all of the shares of common stock and options owned by him at the prices paid by him or their then current fair market value, whichever is greater.

MANAGEMENT BONUS PLAN


     Under the Company's 1998 Management Bonus Plan, a bonus pool of $550,000 will be created if the Company meets its 1998 revenue and income goals, as adjusted from time to time by the Board of Directors. All non-commission employees are eligible for a percentage of the pool based on their seniority level, length of employment and overall performance. If the 1998 revenue goal is exceeded, the bonus pool will increase by $0.078 for every $1.00 beyond the budgeted revenue goal, provided that the corresponding margins are in line with the budget. If the bonuses are paid, the Company's executive officers will receive the following percentages of the total bonus pool: Mr. Edwards, 20%; Mr. Baroco, 20%; Mr. Lowthers, 15%; and Mr. Shultz, 12%. Bonuses are payable as follows: 12.5% of the pool is payable following the end of each quarter if the Company meets its goals for that quarter, and the remaining 50% of the pool is payable following the end of the fiscal year if the Company has met its goals for the entire year.

OPTION GRANTS


     The following table sets forth information concerning each grant of stock options to the Company's executive officers during the year ended December 31, 1997:


                                                    INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                  -----------------------------------------------------     VALUE AT ASSUMED
                                                 PERCENT                                     ANNUAL RATES OF
                                  NUMBER OF      OF TOTAL                                      STOCK PRICE
                                  SECURITIES     OPTIONS                                    APPRECIATION FOR
                                  UNDERLYING    GRANTED TO     EXERCISE OR                   OPTION TERM(1)
                                   OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
NAME                               GRANTED     FISCAL YEAR       ($/SH)         DATE        5%($)      10%($)
----                              ----------   ------------    -----------   ----------   ---------   ---------
Drew W. Edwards.................    59,523         5.8%            .60(2)      1/24/07      22,460      56,919
Henry M. Baroco.................    59,523         5.8%            .60(2)      1/24/07      22,460      56,919
Bruce F. Lowthers, Jr...........   300,000        29.4%           1.00(3)     11/03/07     188,668     478,123
Cleve B. Shultz.................    59,523         5.8%            .60(2)      1/24/07      22,460      56,919

---------------


(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2) Options were granted at the fair market value of the common stock on the date of grant as determined by the board of directors, and vested immediately.
(3) Options were granted at the fair market value of the common stock on the date of grant as determined by the board of directors, and vest ratably over three years beginning with the date of the grant.


     The following table sets forth certain information regarding the exercise of options and the number of options held by the Company's executive officers, as of December 31, 1997:



                                                      NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                      SECURITIES UNDERLYING             IN-THE-MONEY
                                                           OPTIONS(#)                   OPTIONS($)(1)
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
Drew W. Edwards..................................    230,923        100,000       1,956,893        850,000
Henry M. Baroco..................................    800,923        385,000       6,910,893      3,324,500
Bruce F. Lowthers, Jr............................     75,000        225,000         600,000      1,800,000
Cleve B. Shultz..................................    230,923        100,000       1,956,893        850,000


---------------


(1) Based upon the price of the common stock to be sold in this offering, which is assumed to be $9.00 per share.


STOCK OPTION PLANS

  1998 Stock Option Plan

     The board of directors has approved the Company's 1998 Stock Option Plan, effective as of May 19, 1998 (the "1998 Plan"). The purpose of the 1998 Plan is to advance the interests of the Company, its subsidiaries and its shareholders by affording certain employees and directors of the Company, as well as key consultants and advisors to the Company or any subsidiary, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of stock options and grants of restricted stock under the 1998 Plan is to promote the growth and profitability of the Company and its subsidiaries because the optionees and grantees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

     Awards under the 1998 Plan are granted by the compensation committee of the board of directors (the "Compensation Committee"), which at all times shall be composed of at least two independent directors. Awards issued under the 1998 Plan may include incentive stock options ("ISOs") and/or non-qualified stock options ("NQSOs") and/or grants of restricted stock. The Compensation Committee will administer the 1998 Plan and generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an ISO or NQSO. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any fiscal year may not exceed 500,000 shares (subject to certain adjustments); (ii) if an option is intended to be an ISO and is granted to a shareholder holding more than 10% of the combined voting power of all classes of the Company's stock or the stock of its parent or subsidiary on the date of the grant of the option, the option price per share of common stock may not be less than 110% of the fair market value of such share at the time of grant; and (iii) the term of an ISO may not exceed 10 years, or 5 years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock on the date of the grant of the option.

     The maximum number of shares of common stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 2,000,000 shares (subject to certain adjustments). The 1998 Plan provides that the number of shares of common stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year beginning January 1, 1999 by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 500,000 shares (subject to certain adjustments). Shares of common stock that are attributable to awards which have expired, terminated or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.


     The Company intends to receive shareholder approval of the 1998 Plan prior to completion of this offering. The 1998 Plan will remain in effect until terminated by the board of directors. The 1998 Plan may be amended by the board of directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the board of directors if the amendment increases the total number of shares issuable pursuant to ISOs (other than the permitted annual increase), changes the class of employees eligible to receive ISOs that may participate in the 1998 Plan, or otherwise materially increases the benefits accruing to recipients of ISOs.


     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally disallows a public company's tax deduction for compensation to the chief executive officer and four other most highly compensated executive officers in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap and therefore remains fully deductible by the company that pays it. The Company intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation," although other awards under the Stock Option Plan may not so qualify.

  1996 Stock Option Plan

     In November 1996, the Company adopted its 1996 Stock Option Plan (the "1996 Plan"). As of June 15, 1998, options to acquire 2,090,000 shares had been authorized for issuance under the 1996 Plan, and options to acquire 1,708,400 shares were outstanding. All of such options were issued at the fair market value of the common stock as determined by the board of directors based on the Company's financial condition and prospects at such time and recent sales of the securities of the Company. Effective May 19, 1998, the board of directors determined that the Company will not issue any additional options under the 1996 Plan.

COMMITTEES OF THE BOARD OF DIRECTORS


     The board of directors has established an Audit Committee, a Compensation Committee and an Executive Committee. The Compensation Committee consists of Messrs. Boggs, Brown, Speight, Sturm, Turner and Yusefzadeh. The Audit Committee consists of Messrs. Rodgers, Speight and Turner, and the Executive Committee consists of Messrs. Boggs, Brown, Collins, Edwards, Sturm and Yusefzadeh.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Thomas A. Bryan, who served as the chairman of the Compensation Committee during 1997, served without compensation as the Treasurer and Secretary of the Company from its inception in October 1995 until 1996.


     On December 11, 1996, the Company entered into a $250,000 line of credit with Citizens Bank, Vienna, Georgia, to fund its working capital needs. J. Daniel Speight, Jr., a director of the Company, is the president and chief executive officer of Citizens Bank. The interest rate for any borrowings under the line of credit was 9.25% per year, but no money was drawn on this line of credit. The following directors and officers personally guaranteed this line of credit: Drew W. Edwards, Henry M. Baroco, Cleve B. Shultz, Thomas M. Bryan, G. Lynn Boggs, John W. Collins and Glenn W. Sturm. In consideration of their guaranties, the Company issued each of these directors and officers options to acquire 71,400 shares of common stock at an exercise price of $0.50 per share. This loan matured in December 1997 and was not renewed. On June 5, 1998, the Company entered into the Citizens Loan under which it borrowed $500,000 to fund its acquisition of assets and liabilities from Credit Collection Solutions. The Citizens Loan matures on September 3, 1998 and accrues interest at a fixed rate of 8.5% per year. The Company has from time to time obtained financing from Citizens Bank for the purchase of specific furniture and equipment. The total amount borrowed under these term loans was $90,000, and interest rates for these loans range from 9.25% to 12.0% per year. As of March 31, 1998, $73,000 remained outstanding under these term loans. See "Use of Proceeds."


     On June 3, 1997, the Company entered into a $250,000 line of credit with First Federal Savings Bank of LaGrange, Georgia, to fund its working capital needs. Mr. Speight is the president and chief executive officer and a director of FLAG Financial Corporation, the holding company for First Federal Savings Bank of LaGrange. The interest rate for this loan was the lender's prime rate, and there have been no borrowings under this line of credit. Messrs. Edwards, Baroco, Shultz, Bryan, Boggs, Collins and Sturm personally guaranteed this loan. In consideration of their guaranties, the Company issued each of these directors and officers options to acquire 59,523 shares of common stock at an exercise price of $0.60 per share. FLAG Financial Corporation is the bank holding company for several customer banks of the Company. These bank customers have not generated a material amount of revenues for the Company in prior periods but the Company anticipates that these customer banks will generate revenues for the Company in 1998 in excess of 5% of the Company's revenues for 1997.

     On March 13, 1998, the Company entered into a Stock Purchase Agreement with Capital Appreciation Partners, L.P. under which Capital Appreciation Partners purchased 15,000 shares of the Series A Preferred Stock for $1.5 million. Frank
W. Brown is the Managing Member of Capital Appreciation Management Company, L.L.C., the general partner of Capital Appreciation Partners, and became a director of the Company as a result of the stock purchase. Pursuant to the Stock Purchase Agreement, Messrs. Edwards, Baroco, Boggs, Bryan and Shultz agreed, with certain exceptions, not to sell any of the shares of common stock in the Company without first offering the right to sell stock on the same terms to Capital Appreciation Partners. These co-sale rights terminate upon completion of an underwritten initial public offering of the Company's common stock in which gross proceeds to the Company exceed $20 million and the product obtained by multiplying (x) the public offering price per share times (y) the number of shares of common stock to be outstanding after the offering, including the common stock issuable upon conversion of the Series A Preferred Stock but excluding warrants and options, exceeds $80 million. Capital Appreciation Partners also has certain registration rights with respect to the shares of common stock issuable upon conversion of the Series A Preferred Stock. See "Shares Eligible For Future Sale." In addition, Brown Burke

Capital Partners, of which Mr. Brown is a partner, purchased 100,000 shares of common stock from the Company at a price of $1.00 per share in October 1997 and 50,000 shares of common stock upon the exercise of options at an exercise price of $1.25 per share in March 1998.


     The Company and Phoenix International Ltd., Inc. entered into a General Marketing Agent Agreement, dated as of June 5, 1998, under which Phoenix International agrees to market Towne's products and services to Phoenix International's bank customers. Bahram Yusefzadeh, a director and member of the Compensation Committee of Towne Services, is the Chairman of the Board and Chief Executive Officer of Phoenix International and Glenn W. Sturm is a director of both companies and serves on Towne's Compensation Committee.


     From November 1, 1995 through May 1, 1996, the Company borrowed $45,000 from each of Mr. Boggs, a director and principal shareholder, and Mr. Bryan, a principal shareholder. The Company executed promissory notes and loan agreements to evidence these loans. Each of these loans accrued interest at the rate of 7% per year, and had principal payments due on October 31, 1998, 1999 and 2000. Messrs. Boggs and Bryan agreed to subordinate the Company's obligations under these loans to its obligations to other creditors of the Company. As of December 1997, these loans have been paid in full.

     On March 31, 1997, the Company loaned $450,000 to J. Stephen Turner, a director, to fund the purchase of 450,000 shares of common stock. Interest accrued at 6.0% per year until May 31, 1997 and 8.0% per year thereafter until paid. Mr. Turner pledged the shares of common stock received upon this purchase as collateral for the loan. Mr. Turner paid this note in full prior to May 31, 1997.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of July 1, 1998 and as adjusted to reflect the sale of the common stock offered hereby with respect to: (i) each of the Company's directors and executive officers; (ii) each person known by the Company to own beneficially more than 5% of the common stock; (iii) each selling shareholder; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the holders listed below has sole voting power and investment power over the shares beneficially owned, and each person known by the Company to beneficially own more than 5% of the common stock has an address in care of the Company's principal office.



                                              SHARES BENEFICIALLY
                                                 OWNED PRIOR TO                      SHARES BENEFICIALLY
                                                  OFFERING(1)         NUMBER OF    OWNED AFTER OFFERING(1)
                                             ----------------------     SHARES     ------------------------
NAME                                          NUMBER     PERCENTAGE   OFFERED(2)     NUMBER     PERCENTAGE
----                                         ---------   ----------   ----------   ----------   -----------
DIRECTORS AND EXECUTIVE OFFICERS

Drew W. Edwards(3).........................  2,010,490      14.7%      100,000     1,910,490        9.9%
Henry M. Baroco(4).........................  1,426,133      10.0        87,000     1,339,133        6.8
Bruce F. Lowthers, Jr.(5) .................    279,033       2.1                     279,033        1.5
Cleve B. Shultz(6).........................    627,935       4.6        40,000       587,935        3.1
G. Lynn Boggs(7)...........................  1,725,923      12.8       176,500     1,549,423        8.1
Frank W. Brown(8)..........................  1,367,903       9.4                   1,367,903        7.3
John W. Collins(9).........................    512,623       3.8                     512,623        2.7
J. Stanley Mackin(10)......................     50,000         *                      50,000          *
Joe M. Rodgers(11).........................    271,648       2.0                     271,648        1.4
J. Daniel Speight, Jr.(12).................    431,700       3.2        50,000       381,700        2.0
Glenn W. Sturm(13).........................    360,923       2.7                     360,923        1.9
J. Stephen Turner(14)......................    552,500       4.1                     552,500        2.9
Bahram Yusefzadeh..........................    102,500         *                     102,500          *
All directors and executive officers as a
  group (13 persons).......................  9,719,311      56.6                   9,265,811       43.2

OTHER PRINCIPAL AND SELLING SHAREHOLDERS

Thomas A. Bryan(15)........................  1,671,923      12.5       176,500     1,495,423        7.9
FLAG Financial Corporation(16).............    361,700       2.7        50,000       311,700        1.7
Sirrom Investments, Inc.(17)...............    308,982       2.3       200,000       108,942          *
Capital Appreciation Partners, L.P.(18)....  1,217,903       9.2                   1,217,903        6.5


---------------

  * Less than 1%.


 (1) The percentage of shares beneficially owned includes common stock of which such person has the right to acquire beneficial ownership within 60 days of July 1, 1998, including but not limited to by exercise of an option; however, such common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.


 (2) Other than the 200,000 shares to be sold by Sirrom Investments, Inc. in this offering, shares will be offered by selling shareholders only if and to the extent that the underwriters exercise their over-allotment option. See "Underwriting."


 (3) Includes currently exercisable options to purchase 400,923 shares of common stock.


 (4) Includes currently exercisable options to purchase 970,923 shares of common stock.


 (5) Includes currently exercisable options to purchase 120,000 shares of common stock.


 (6) Includes currently exercisable options to purchase 315,923 shares of common stock.


 (7) Includes currently exercisable options to purchase 200,923 shares of common stock.


 (8) Includes (i) 150,000 shares of common stock held by Brown, Burke Capital Partners, Inc. of which Mr. Brown is a principal, and (ii) 1,217,903 shares of common stock issuable upon conversion of the

     Series A Preferred Stock held by Capital Appreciation Partners, L.P. Mr. Brown is the managing member of Capital Appreciation Management Company, L.L.C., the managing general partner of Capital Appreciation Partners, L.P. See note (10) below and "Description of Capital Stock."

 (9) Includes (i) 331,700 shares of common stock held by Mr. Collins, (ii) 50,000 shares of common stock held by The InterCept Group, Inc., of which Mr. Collins is Chief Executive Officer, Chairman of the Board and a significant shareholder, and (iii) options to acquire 130,923 shares of common stock held by Mr. Collins. Mr. Collins disclaims beneficial ownership with respect to the shares held by The InterCept Group, Inc.


(10) Includes options to acquire 50,000 shares of common stock.


(11) Includes (i) options to acquire 50,000 shares of common stock, (ii) 200,000 shares of common stock held by Rodgers Capital Group, L.P., of which Mr. Rodgers is a partner, and (iii) warrants to acquire 21,648 shares of common stock.


(12) Includes (i) 361,700 shares of common stock held by FLAG Financial Corporation, of which Mr. Speight is Chief Executive Officer, President and a director (50,000 of these shares are to be sold in this offering if the underwriters' over-allotment option is exercised) and (ii) options to acquire 70,000 shares of common stock.


(13) Includes currently exercisable options to purchase 130,923 shares of common stock.


(14) Includes currently exercisable options to purchase 52,500 shares of common stock.


(15) Includes currently exercisable options to purchase 130,923 shares of common stock. Mr. Bryan's address is 5615 Cross Gate Drive, Atlanta, Georgia 30327. Mr. Bryan is a co-founder of the Company and served as a director of the Company from 1995 to 1998.


(16) FLAG Financial Corporation's address is 101 North Greenwood Street, P.O. Box 3007, LaGrange, Georgia 30240.


(17) Sirrom Investments, Inc.'s address is 500 Church Street, Suite 200, Nashville, Tennessee 37219.


(18) Represents shares issuable upon conversion of Series A Preferred Stock, including 17,903 shares issuable as payment of estimated dividends owed with respect to the Series A Preferred Stock through July 31, 1998. Capital Appreciation Partners, L.P.'s address is One Buckhead Plaza, Suite 1585, 3060 Peachtree Road, Atlanta, Georgia 30305.

                              CERTAIN TRANSACTIONS

LOAN FACILITIES


     On December 18, 1997, the Company entered into the Sirrom Loan Facility and issued a Stock Purchase Warrant (the "Sirrom Warrant") to Sirrom Investments, Inc. Pursuant to the Sirrom Warrant, Messrs. Edwards, Baroco and Shultz agreed, with certain exceptions, not to sell any of their shares of common stock in the Company without first offering Sirrom Investments the right to sell stock on the same terms. These co-sale rights terminate upon completion of an underwritten initial public offering of the Company's common stock in which gross proceeds to the Company are $15 million or more and the common stock is traded on a U.S. securities exchange.


CERTAIN ISSUANCES OF STOCK AND WARRANTS

     On October 21, 1997, the Company issued warrants to purchase a total of 75,000 shares of common stock at an exercise price of $1.00 per share to Joe M. Rodgers, a director of the Company, and three other individuals who are principals of Rodgers Capital Group, L.P. in consideration of professional services provided by these individuals to the Company in connection with certain marketing efforts. As part of such issuance, Mr. Rodgers received a warrant to purchase 21,648 shares of common stock. Rodgers Capital Group also purchased 200,000 shares of common stock from the Company in October 1997 at a price of $1.00 per share. In addition, the Company paid Rodgers Capital a total of $220,000 as compensation for services provided by Rodgers Capital during 1997 in connection with obtaining equity investments for the Company.

MANAGEMENT LOANS

     On September 8, 1997, the Company loaned its President and Chief Operating Officer, Henry M. Baroco, $78,990 pursuant to a full recourse promissory note to fund the exercise of options to acquire 263,300 shares of its common stock. This note accrues interest at the rate of 8.5% per year and matures on the earlier of
(i) September 8, 1998 or (ii) the date that Mr. Baroco sells the common stock purchased with proceeds of the note. Mr. Baroco pledged the shares of common stock received upon this exercise and other personal assets as collateral for the loan.

     On April 1, 1998, the Company loaned its Chief Financial Officer, Bruce F. Lowthers, Jr., $75,000 pursuant to a full recourse promissory note to fund the exercise of options to acquire 75,000 shares of its common stock. This note accrues interest at the rate of 8.75% per year and matures on the earlier of (i) December 31, 1999 or (ii) the date on which Mr. Lowthers sells the common stock purchased with proceeds of the note. Mr. Lowthers pledged the shares of common stock received upon this exercise and other personal assets as collateral for the loan.

OTHER TRANSACTIONS AND RELATIONSHIPS


     During the year ended December 31, 1997, the Company incurred costs of $37,000 for rent on office space leased from ProVesa, Inc., a subsidiary of The InterCept Group. Mr. Collins, a director of Towne Services, is the Chief Executive Officer and Chairman of the Board of Directors of The InterCept Group. The Company also paid approximately $25,000 for utilities and accounting services provided by The InterCept Group. On June 23, 1998, Towne and the InterCept Group entered into a Strategic Marketing and Processing Agreement under which the parties agree to jointly offer certain on-line services to Towne's business customers.



     Certain transactions between the Company and its officers, directors and principal shareholders may be on terms more favorable to such persons than they could obtain in a transaction with an unaffiliated party. The Company has adopted a policy requiring that all material transactions between the Company and its officers, directors and other affiliates be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and must be approved by both a majority of the board and a majority of the disinterested directors. See "Management -- Compensation Committee Interlocks and Insider Participation."

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company is only a summary and is subject to the provisions of the Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part, and the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Under its Articles of Incorporation, Towne Services is authorized to issue 50,000,000 shares of common stock without par value. Towne Services also has authority, exercisable through its board of directors, to issue 20,000,000 shares of preferred stock without par value. The rights of the holders of the common stock are subject to the rights of the holders of the Company's Series A Convertible Preferred Stock (discussed below) and such other rights as the board of directors may hereafter confer on the holders of preferred stock. Accordingly, such rights conferred on holders of any additional preferred stock that may be issued in the future may adversely affect the rights of holders of the common stock. As of July 1, 1998, there were 13,296,849 shares of common stock outstanding and 15,000 shares of Series A Preferred Stock outstanding. All of the outstanding shares of Series A Preferred Stock automatically convert into common stock upon the effective date of this offering. See "Use of Proceeds."


COMMON STOCK


     Under the Articles of Incorporation, holders of common stock are entitled to receive such dividends as may be legally declared by the board of directors. Each shareholder is entitled to one vote per share on all matters to be voted upon. Shareholders are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive, redemption or conversion rights and, upon liquidation, dissolution or winding up of the Company, will be entitled to share ratably in the net assets of the Company available for distribution to common shareholders. All shares outstanding prior to this offering are, and all shares to be issued in this offering will be, validly issued, fully paid and non-assessable.


PREFERRED STOCK


     The Articles of Incorporation authorize the board of directors to issue, without further action or vote by the holders of the common stock, shares of preferred stock in one or more series and to fix any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by the board of directors. Articles of Amendment must be filed with the Georgia Secretary of State prior to the issuance of any shares of preferred stock of the applicable series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may have an adverse effect on the rights of holders of common stock. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or the effect of decreasing the market price of the common stock. The Company has no present plan to issue any additional shares of preferred stock.


  Series A Preferred Stock

     On March 13, 1998, the Company filed Articles of Amendment to its Articles of Incorporation for the designation of 25,000 shares of Series A Convertible Preferred Stock and issued 15,000 shares of such stock. The stated value of the Series A Preferred Stock is $100 per share.

     The holders of outstanding shares of Series A Preferred Stock are entitled to receive cumulative cash dividends and cumulative dividends payable in kind in the form of additional shares of Series A Preferred Stock ("PIK dividends") as follows:

          (i) For the period from the date of issuance through March 31, 1999, PIK dividends at a quarterly rate of $1.00 per share;

          (ii) For the period April 1, 1999 through March 31, 2000, PIK dividends at a quarterly rate of $2.00 per share;

          (iii) For the period April 1, 2000 through March 31, 2002, cash dividends at a quarterly rate of $4.00 per share; and

          (iv) From and after April 1, 2002 (so long as the Series A Preferred Stock remains outstanding), cash dividends at a quarterly rate of $6.00 per share.


     Dividends are payable quarterly, except that PIK dividends through March 31, 2000 accrue and will not be paid until conversion of the Series A Preferred Stock or the liquidation, dissolution or winding up of Towne Services. Dividends are cumulative from the date of issue. The Company may not declare or pay cash dividends on any other series of preferred stock that is junior to the Series A Preferred Stock, or on common stock, nor may it redeem, purchase or otherwise acquire any of such stock, unless full cumulative dividends have been declared and paid on the Series A Preferred Stock. In the event of any liquidation or dissolution of the Company, the holders of shares of Series A Preferred Stock are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of common stock, liquidating distributions in the amount of $100 per share, plus accrued and unpaid dividends.


     The holders of the Series A Preferred Stock are entitled to vote on all matters upon which holders of common stock have the right to vote. They are entitled to a number of votes equal to the largest number of full shares of common stock into which such shares of Series A Preferred Stock could be converted. The holders of Series A Preferred Stock and common stock vote together as a single class on all matters, unless otherwise provided. The holders of Series A Preferred Stock have the exclusive right, voting separately as a class, to elect one director of the Company, for as long as 10% of the authorized number of shares of Series A Preferred Stock are outstanding.


     The outstanding shares of Series A Preferred Stock are convertible into common stock at the option of the holder at any time and automatically convert upon completion of an initial public offering. The conversion price is $1.25 per share, subject to adjustment in certain circumstances. If the Company has not completed an initial public offering by December 31, 1998, the conversion price will be reduced by $0.04 each month thereafter, until either the conversion price equals $1.00 or the Company completes an initial public offering. All PIK dividends accrued and unpaid on shares of Series A Preferred Stock surrendered for conversion shall be paid in Series A Preferred Stock upon conversion or, at the holder's election, may be converted into common stock. Cash dividends accrued and unpaid on shares of Series A Preferred Stock surrendered for conversion shall be converted into common stock.


     The holders of Series A Preferred Stock must approve by majority vote (i) the redemption, purchase or other acquisition for value of any shares of preferred or common stock, or (ii) the authorization or issuance of any additional shares of Series A Preferred Stock, except dividends, or any other equity security senior to or on parity with the Series A Preferred Stock. The holders of shares of Series A Preferred Stock have no preemptive or other rights to subscribe for any other shares or securities, nor do they have any redemption rights.

CLASSIFIED BOARD OF DIRECTORS

     The Articles of Incorporation provide that the board of directors shall consist of not less than 5 nor more than 12 members. The board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected at each annual meeting of shareholders. The classification of directors, together with other provisions in the Articles of Incorporation and

Bylaws that limit the removal of directors and permit the remaining directors to fill any vacancies on the board of directors, has the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not such change in the board of directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable. The Company believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of the Company's management and policies. Currently, the terms of Class I directors expire in 1999, the terms of Class II directors expire in 2000 and the terms of Class III directors expire in 2001.

REMOVAL OF DIRECTORS AND FILLING VACANCIES

     The Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies, including vacancies resulting from an increase in the number of directors, will be filled by the affirmative vote of holders of a majority of the remaining directors, even if less than a quorum. A director may be removed only with cause by the vote of the holders of 66 2/3% of the shares entitled to vote for the election of directors at a meeting of shareholders called for the purpose of removing such director.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the board of directors, the Chairman of the board of directors or the President, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws.

     The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the board of directors any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

SPECIAL MEETINGS

     Under the Bylaws, provided that the Company has more than 100 beneficial owners (as defined by the Georgia Business Corporation Code (the "Georgia Code")) of its shares, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing a majority of all votes entitled to be cast on any issue proposed to be considered at any such special meeting. If the Company has less than 100 beneficial owners, the holders of shares representing 25% or more of the votes entitled to be cast may call a special meeting.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) unlawful corporate distributions, or (iv) any transactions from which the director derived an improper personal benefit. The Articles of Incorporation of the Company further provide that if the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further action by the shareholders. These provisions of the Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

     The Bylaws require the Company to indemnify and hold harmless any director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because he or she is or was a director, officer, employee or agent of the Company, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders, or otherwise.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements also provide that the Company shall purchase and maintain liability insurance for the benefit of its directors and executive officers. These agreements may not be abrogated by action of the shareholders. There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ANTI-TAKEOVER PROVISIONS AND GEORGIA LAW

     Board and Shareholder Action Required for Certain Transactions. The Articles of Incorporation require the affirmative vote of at least 66 2/3% of the directors for the following actions by the Company to be submitted to a vote of the shareholders: (i) a sale of all or substantially all of the assets of the Company; (ii) a liquidation or dissolution of the Company; (iii) the merger, consolidation or reorganization of the Company, unless the shareholders of the Company immediately prior to such transaction will own at least a majority of the combined voting power of the Company resulting from such merger, consolidation or reorganization; or (iv) any increase in the number of directors above 12 directors. In addition, the affirmative vote of 66 2/3% of the holders of the common stock is required for shareholder approval of any such actions.

     Issuance of Preferred Stock. The board of directors has the power to issue an additional 19,985,000 shares of Preferred Stock, in one or more classes or series and with such rights and preferences as determined by the board of directors, all without shareholder approval. Because the board of directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. The board of directors has no present plans to issue any additional shares of Preferred Stock.

     Georgia Anti-Takeover Statutes. The Georgia Code generally restricts a company from entering into certain business combinations with an interested shareholder (which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock) or its affiliates for a period of five years after the date on which such shareholder became an interested shareholder, unless (i) the transaction is approved by the board of directors of the company prior to the date such person became an interested shareholder, (ii) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or (iii) subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon (the "Business Combination Statute"). The Georgia Code provides that the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that the Business Combination Statute is applicable to the corporation. The

Company has not elected to be covered by such statute, but it could do so by action of the board of directors at any time.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have outstanding 18,823,734 shares of common stock and immediately exercisable options and warrants to purchase 2,195,411 additional shares of common stock. The 4,200,000 shares sold in this offering (4,830,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restriction by persons other than affiliates of the Company, as defined in Rule
144. The remaining 14,623,734 outstanding shares of common stock will be "restricted" securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act of 1933 unless an exemption from registration is available, such as the exemptions contained in Rule 144 and Rule 701. Upon the completion of this offering, 115,000 of these restricted shares will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k) and an additional 11,372,933 shares will become eligible for sale, subject to the provisions of Rule 144 or Rule 701, commencing 90 days after the date of this prospectus. When the lock-up agreements between the underwriters and the directors, executive officers and certain shareholders of the Company expire 180 days after the date of this prospectus (or earlier with the written consent of Wheat First Securities, Inc.), 11,596,915 of the restricted shares will be eligible for immediate sale in the public market, subject to the provisions of Rule 144 or 701, and the remaining 3,026,819 restricted shares which are currently outstanding will become available for public sale, subject to the provisions of Rule 144 or 701, at various times thereafter. The lock-up agreements provide that the directors, executive officers and certain shareholders of the Company will not offer, sell, contract to sell, loan, pledge or otherwise dispose of or grant any options, rights or warrants to purchase with respect to, or otherwise transfer or reduce any risk of ownership of, directly or indirectly, any shares of common stock of the Company, or any securities that are convertible into or exchangeable or exercisable for common stock owned by them, with certain exceptions, for a period of 180 days after the date of this prospectus without the written consent of Wheat First Securities, Inc. on behalf of the underwriters.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares of common stock for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of common stock and the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who has not been an affiliate of the Company for at least three months and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such company. Affiliates of a company generally include its directors, executive officers and principal shareholders.

     Under Rule 701, subject to certain limitations, securities issued to employees, directors, officers, consultants and advisors pursuant to a written compensatory benefit plan by an issuer that is not subject to the reporting requirements of the Securities Exchange Act of 1934 may be resold pursuant to Rule 144 by persons other than affiliates without compliance with the provisions of Rule 144 other than the manner of sale provisions. Affiliates may sell securities issued pursuant to Rule 701 subject to all of the provisions of Rule 144 except the holding period requirement.

     The Company intends to register all of the 3,708,400 shares of common stock issuable upon the exercise of options granted or to be granted under its stock option plans. Upon such registration, such shares will be eligible for resale in the public market without restriction by persons who are not affiliates of the Company and, to the extent they are held by affiliates, pursuant to Rule 144 without observance of the holding period requirement.

     Towne Services has granted its chief executive officer, Drew W. Edwards, piggyback registration rights and, after termination of his employment for any reason, demand registration rights with regard to all shares of common stock then owned by him. Towne Services also has granted piggyback and demand registration rights to Capital Appreciation Partners, L.P. with regard to 1,217,903 shares of common stock that are issuable upon the conversion of Series A Preferred Stock purchased by it in March 1998. In connection with a $1.5 million loan to Towne Services by Sirrom Investments, Inc. in 1997, Towne Services granted piggyback registration rights to Sirrom Investments with regard to 308,982 shares of common stock issuable upon the exercise of a warrant granted by the Company to Sirrom Investments. In general, the demand registration rights require Towne Services to register the shares of common stock subject to the registration rights upon request of the holder if the Company has completed an initial public offering. The piggyback registration rights held by Mr. Edwards and Capital Appreciation Partners permit them to sell the shares of common stock subject to the registration rights in any registration by Towne Services of any shares of its common stock, subject to certain exceptions. The piggyback registration rights held by Sirrom Investments allow the holder to sell shares of common stock in any registration by Towne Services using a registration statement on Form S-3 or similar form. Generally, the registration rights held by Capital Appreciation Partners and Sirrom Investments are terminated when the shares of common stock subject to those rights are eligible to be resold pursuant to Rule 144 with no volume restriction. The Company generally is required to bear the expenses relating to the sale of the shareholders' shares of common stock under these registration rights, except for underwriting discounts and commissions and in certain cases the fees and expenses of the shareholders' counsel and filing fees related to the registration statement. The Company also is obligated to indemnify the shareholders whose shares are included in any of the Company's registrations against certain losses and liabilities, including liabilities under the Securities Act of 1933 and state securities laws.

     Prior to this offering, there has been no public market for the common stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that substantial amounts of common stock are available for sale, could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement among the Company, the selling shareholders and Wheat First Union, a division of Wheat First Securities, Inc., J.C. Bradford & Co. and Stephens Inc., as representatives of the underwriters (the "Representatives"), the underwriters have severally agreed to purchase from the Company and one selling shareholder, and the Company and one selling shareholder have agreed to sell to each of the underwriters, the respective number of shares of common stock set forth opposite their names below:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Wheat First Securities, Inc. ...............................
J.C. Bradford & Co. ........................................
Stephens Inc................................................
                                                               -------
          Total.............................................
                                                               =======

     The Underwriting Agreement provides that the obligations of the underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all the above shares of common stock if any are purchased.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession not in excess
of $          per share of common stock. The underwriters may allow, and such
selected dealers may reallow, a concession not in excess of $          per share
of common stock to certain brokers and dealers. After the initial offering to the public, the price to public, concessions and reallowances to dealers may be changed by the Representatives.

     Six of the selling shareholders have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to an additional 630,000 shares of common stock to cover over-allotments, if any, at the public offering price, less the underwriting discount, as set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The underwriters may purchase such shares only to cover over-allotments made in connection with this offering.


     The executive officers, directors and certain shareholders of the Company have agreed generally with the Representatives not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce an offering of, any common stock of the Company, with certain exceptions, for a period of 180 days after the date hereof without the written consent of Wheat First Securities, Inc.


     The Company and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

     The Representatives have informed the Company and the selling shareholders that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price was determined through negotiations between the Company and the Representatives. Among the factors that were considered in making such determination were prevailing market conditions, the Company's financial and operating history and condition, its prospects and prospects for the industry in general, the management of the Company and the market prices of securities for companies in business similar to that of the Company.

     Upon purchase by the underwriters of the shares of common stock being offered pursuant to this prospectus, Towne Services has agreed to issue warrants to purchase up to the following number of shares of common stock at an exercise price equal to 110% of the initial public offering price to the following underwriters: Wheat First Securities, Inc. -- 30,000 shares; and J.C. Bradford & Co. -- 20,000 shares. The warrant exercise price has been determined by negotiation between the Company and Wheat First Securities, Inc. and J.C. Bradford & Co. These warrants may not be exercised for one year from the date of issuance and expire, if not sooner exercised, on the fifth anniversary of the date of issuance. In addition, these warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of for a period of at least two years from the date of issuance of such warrants except certain affiliates of Wheat First Securities, Inc. and J.C. Bradford & Co., without the prior written consent of the Company. If these warrants are issued, Wheat First Securities, Inc. and J.C. Bradford & Co. will have, at nominal cost, the opportunity to profit from an increase in the market price of the common stock. To the extent these warrants are exercised, the value of the common stock may be diluted.


     In connection with this offering, certain underwriters and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M of the Securities and Exchange Commission (the "Commission"), pursuant to which such persons may bid for or purchase common stock for the purpose of stabilizing its market price. The underwriters also may create a short position for the account of the underwriters by selling more common stock in connection with this offering than they are committed to purchase from the Company and in such case may purchase common stock in the open market following completion of this offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to 630,000 shares of common stock, by exercising the underwriters over-allotment option. In addition, Wheat First Securities, Inc., on behalf of the underwriters, may impose penalty bids under contractual arrangements with the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering), for the account of the other underwriters, the selling concession with respect to the common stock that is distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and if any is undertaken, it may be discontinued at any time.

                                 LEGAL MATTERS


     The validity of the shares of common stock offered hereby is being passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. At May 1, 1998, members of Nelson Mullins Riley & Scarborough, L.L.P. beneficially owned an aggregate of 467,723 shares of common stock. Certain legal matters related to this offering will be passed upon for the underwriters by Alston & Bird LLP, Atlanta, Georgia.


                                    EXPERTS


     The financial statements included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and contain information derived from and make reference to a report prepared by Smerkovitz and Associates, an independent appraiser. These financial statements and the information derived from the report referenced therein are included herein in reliance upon the authority of said firms as experts in giving such reports.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission through the Electronic Data Gathering and Retrieval ("EDGAR") system a registration statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document referred to are necessarily summaries, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this prospectus forms a part. For further information, reference is made to such registration statement, including the exhibits thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part of such material may be obtained from the Commission at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the Commission through the EDGAR system.


     The Company is not presently a reporting company and does not file reports or other information with the Commission. Upon the later of the filing of a registration statement on Form 8-A and the effective date of the Registration Statement, however, the Company will become subject to the additional reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Commission. In addition, after the completion of this offering, the Company intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                              TOWNE SERVICES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
TOWNE SERVICES, INC.
Report of Independent Public Accountants....................   F-2
Balance Sheets as of December 31, 1996 and 1997 and March
  31, 1998 (unaudited)......................................   F-3
Statements of Operations for the Period from Inception
  (October 23, 1995) to December 31, 1995, for the Years
  Ended December 31, 1996 and 1997 and for the three months
  ended March 31, 1997 and 1998 (unaudited).................   F-4
Statements of Shareholders' Equity for the Period from
  Inception (October 23, 1995) to December 31, 1995, for the
  Years Ended December 31, 1996 and 1997 and for the three
  months ended March 31, 1998...............................   F-5
Statements of Cash Flows for the Period from Inception
  (October 23, 1995) to December 31, 1995, for the Years
  Ended December 31, 1996 and 1997 and for the three months
  ended March 31, 1997 and 1998 (unaudited).................   F-6
Notes to Financial Statements...............................   F-7

CREDIT COLLECTION SOLUTIONS, INC.
Report of Independent Public Accountants....................  F-19
Balance Sheets as of December 31, 1997 and March 31, 1998
  (unaudited)...............................................  F-20
Statements of Operations for the Year Ended December 31,
  1997 and for the three months ended March 31, 1997 and
  1998 (unaudited)..........................................  F-21
Statements of Shareholders' Deficit for the Year Ended
  December 31, 1997 and for the three months ended March 31,
  1998 (unaudited)..........................................  F-22
Statements of Cash Flows for the Year Ended December 31,
  1997 and for the three months ended March 31, 1997 and
  1998 (unaudited)..........................................  F-23
Notes to Financial Statements...............................  F-24
PRO FORMA FINANCIAL INFORMATION
Unaudited Pro Forma Financial Information...................  F-28
Unaudited Pro Forma Balance Sheet as of March 31, 1998......  F-29
Unaudited Pro Forma Statements of Operations................  F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Towne Services, Inc.:

     We have audited the accompanying balance sheets of TOWNE SERVICES, INC. (a Georgia corporation) as of December 31, 1996 and 1997 and the related statements of operations, shareholders' equity, and cash flows for the period from inception (October 23, 1995) to December 31, 1995 and for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Towne Services, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the period from inception (October 23, 1995) to December 31, 1995 and for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
May 21, 1998

                              TOWNE SERVICES, INC.

                                 BALANCE SHEETS
                 DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998


                                                                                         PRO FORMA
                                                                                       SHAREHOLDERS'
                                                                                         EQUITY AT
                                                                         MARCH 31,       MARCH 31,
                                                1996         1997           1998           1998
                                              ---------   -----------   ------------   -------------
                                                                                         (NOTE 9)
                                                                        (UNAUDITED)     (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................  $ 151,082   $ 2,536,439   $  3,500,010
  Accounts receivable, net of allowance for
     uncollectible accounts of $0, $25,000,
     and $70,000 in 1996, 1997, and 1998,
     respectively...........................      1,596       121,566        359,007
  Note receivable...........................          0        78,990         78,990
  Stock subscriptions receivable............          0             0        427,500
  Other.....................................      6,713        68,273        163,770
                                              ---------   -----------   ------------
          Total current assets..............    159,391     2,805,268      4,529,277
PROPERTY AND EQUIPMENT, net.................    138,916       489,849        687,363
DEBT ISSUANCE COSTS, net....................     64,124       288,815        304,361
OTHER ASSETS................................      4,375         2,500          2,500
                                              ---------   -----------   ------------
                                              $ 366,806   $ 3,586,432   $  5,523,501
                                              =========   ===========   ============

                                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................  $  40,101   $   297,937   $    125,505
  Accrued liabilities.......................     14,187       215,109        296,469
  Accrued compensation......................     80,323       220,300        906,297
  Current portion of long-term debt.........          0        46,757         41,967
  Deferred revenue..........................     23,103             0              0
                                              ---------   -----------   ------------
          Total current liabilities.........    157,714       780,103      1,370,238
                                              ---------   -----------   ------------
LONG-TERM DEBT, net of discount of $0,
  $249,500, and $239,397 in 1996, 1997, and
  1998, respectively........................     90,000     1,289,666      1,289,162
                                              ---------   -----------   ------------
COMMITMENTS AND CONTINGENCIES (NOTE 7)
WARRANTS WITH REDEMPTION FEATURE (NOTE 5)...          0       255,000        466,000
                                              ---------   -----------   ------------
SHAREHOLDERS' EQUITY:
  Preferred stock, $0 par value; 20,000,000
     shares authorized, 0, 0, and 15,000
     shares issued and outstanding in 1996,
     1997, and 1998, respectively (Note
     9).....................................          0             0      1,508,000
  Common stock, $0 par value; 50,000,000
     shares authorized, 7,905,700,
     11,706,766, and 13,220,849 shares
     issued and outstanding in 1996, 1997,
     and 1998, respectively.................    800,024     4,417,696     17,457,055     19,431,055
  Warrants outstanding......................          0        41,000         41,000         41,000
  Accumulated deficit.......................   (680,932)   (3,197,033)   (16,607,954)   (16,607,954)
                                              ---------   -----------   ------------    -----------
          Total shareholders' equity........    119,092     1,261,663      2,398,101    $ 2,864,101
                                              ---------   -----------   ------------   ============
                                              $ 366,806   $ 3,586,432   $  5,523,501
                                              =========   ===========   ============


      The accompanying notes are an integral part of these balance sheets.

                              TOWNE SERVICES, INC.

                            STATEMENTS OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (OCTOBER 23, 1995) TO DECEMBER 31, 1995,
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997,
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998


                                   FOR THE PERIOD
                                        FROM
                                     INCEPTION                                       FOR THE THREE
                                    (OCTOBER 23,      FOR THE YEARS ENDED            MONTHS ENDED
                                      1995) TO            DECEMBER 31,                 MARCH 31,
                                    DECEMBER 31,    ------------------------   -------------------------
                                        1995           1996         1997          1997          1998
                                   --------------   ----------   -----------   ----------   ------------
                                                                                      (UNAUDITED)
REVENUES.........................    $    6,000     $  105,285   $   722,364   $   96,663   $    547,954
                                     ----------     ----------   -----------   ----------   ------------
COSTS AND EXPENSES:
  Costs of processing, servicing,
     and support.................         2,250        219,621       832,102      102,684        374,128
  Research and development.......             0         51,871       332,470       11,231         74,024
  Sales and marketing............         3,739        118,163       839,323       94,337        485,562
  Stock compensation expense.....             0         10,020             0            0      5,971,590
  General and administrative.....        18,410        358,606     1,139,642      170,416      1,347,282
                                     ----------     ----------   -----------   ----------   ------------
          Total costs and
            expenses.............        24,399        758,281     3,143,537      378,668      8,252,586
                                     ----------     ----------   -----------   ----------   ------------
OPERATING LOSS...................       (18,399)      (652,996)   (2,421,173)    (282,005)    (7,704,632)
                                     ----------     ----------   -----------   ----------   ------------
OTHER EXPENSES:
  Interest (income) expense,
     net.........................          (131)         5,802        95,946       19,063         64,289
  Other expense (income).........           357          3,509        (1,018)        (648)             0
  Financing costs for stock
     issued to nonemployees......             0              0             0            0        323,000
                                     ----------     ----------   -----------   ----------   ------------
          Total other expenses...           226          9,311        94,928       18,415        387,289
                                     ----------     ----------   -----------   ----------   ------------
NET LOSS.........................    $  (18,625)    $ (662,307)  $(2,516,101)  $ (300,420)  $ (8,091,921)
                                     ==========     ==========   ===========   ==========   ============
PREFERRED STOCK DIVIDENDS........             0              0             0            0     (5,108,000)
ACCRETION OF WARRANTS WITH
  REDEMPTION FEATURE.............             0              0             0            0       (211,000)
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS:
  Basic..........................    $  (18,625)    $ (662,307)  $(2,516,101)  $ (300,420)  $(13,410,921)
                                     ==========     ==========   ===========   ==========   ============
  Diluted........................    $  (18,625)    $ (662,307)  $(2,516,101)  $ (300,420)  $(13,410,921)
                                     ==========     ==========   ===========   ==========   ============
NET LOSS PER COMMON SHARE:
  Basic..........................    $     (0.0)    $    (0.10)  $     (0.26)  $    (0.04)  $      (1.11)
                                     ==========     ==========   ===========   ==========   ============
  Diluted........................    $     (0.0)    $    (0.10)  $     (0.26)  $    (0.04)  $      (1.11)
                                     ==========     ==========   ===========   ==========   ============
  Weighted average common shares
     outstanding.................     5,000,000      6,337,356     9,600,592    8,006,626     12,077,352
                                     ==========     ==========   ===========   ==========   ============


        The accompanying notes are an integral part of these statements.

                              TOWNE SERVICES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
     FOR THE PERIOD FROM INCEPTION (OCTOBER 23, 1995) TO DECEMBER 31, 1995,
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997,
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998


                                      PREFERRED STOCK           COMMON STOCK                                          TOTAL
                                    -------------------   ------------------------    WARRANTS     ACCUMULATED    SHAREHOLDERS'
                                    SHARES     AMOUNT       SHARES       AMOUNT      OUTSTANDING     DEFICIT         EQUITY
                                    ------   ----------   ----------   -----------   -----------   ------------   -------------
BALANCE, October 23, 1995.........      0             0            0   $         0     $     0     $         0     $         0
Issuance of common stock..........      0             0    5,000,000        15,750           0               0          15,750
Net loss..........................      0             0            0             0           0         (18,625)        (18,625)
                                    ------   ----------   ----------   -----------     -------     ------------    -----------
BALANCE, December 31, 1995........      0             0    5,000,000        15,750           0         (18,625)         (2,875)
Issuance of common stock..........      0             0    2,905,700       720,150           0               0         720,150
Fair value of stock options
  granted (Note 3)................      0             0            0        64,124           0               0          64,124
Net loss..........................      0             0            0             0           0        (662,307)       (662,307)
                                    ------   ----------   ----------   -----------     -------     ------------    -----------
BALANCE, December 31, 1996........      0             0    7,905,700       800,024           0        (680,932)        119,092
Issuance of common stock..........      0             0    3,537,766     3,471,099           0               0       3,471,099
Issuance of warrants..............      0             0            0             0      41,000               0          41,000
Exercise of stock options.........      0             0      263,300        78,990           0               0          78,990
Fair value of stock options
  granted (Note 3)................      0             0            0        67,583           0               0          67,583
Net loss..........................      0             0            0             0           0      (2,516,101)     (2,516,101)
                                    ------   ----------   ----------   -----------     -------     ------------    -----------
BALANCE, December 31, 1997........      0             0   11,706,766     4,417,696      41,000      (3,197,033)      1,261,663
Issuance of preferred stock (Note
  9)..............................  15,000    1,500,000            0             0           0               0       1,500,000
Issuance of common stock..........      0             0    1,019,083     5,345,609           0               0       5,345,609
Stock subscription receivable
  (Note 9)........................      0             0      495,000       427,500           0               0         427,500
Compensation expense for stock
  options granted or amended (Note
  9)..............................      0             0            0     2,166,250           0               0       2,166,250
Preferred stock dividend (Note
  9)..............................      0             0            0     5,100,000           0      (5,100,000)              0
Accretion of preferred stock with
  discounted conversion feature...      0         8,000            0             0           0          (8,000)              0
Accretion of warrants with
  redemption feature..............      0             0            0             0           0        (211,000)       (211,000)
Net loss..........................      0             0            0             0           0      (8,091,921)     (8,091,921)
                                    ------   ----------   ----------   -----------     -------     ------------    -----------
BALANCE, March 31, 1998
  (unaudited).....................  15,000   $1,508,000   13,220,849   $17,457,055     $41,000     $(16,607,954)   $ 2,398,101
                                    ======   ==========   ==========   ===========     =======     ============    ===========


        The accompanying notes are an integral part of these statements.

                              TOWNE SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (OCTOBER 23, 1995) TO DECEMBER 31, 1995,
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997,
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998


                                                       FOR THE PERIOD                                FOR THE THREE MONTHS
                                                       FROM INCEPTION       FOR THE YEARS ENDED              ENDED
                                                     (OCTOBER 23, 1995)        DECEMBER 31,                MARCH 31,
                                                      TO DECEMBER 31,     -----------------------   -----------------------
                                                            1995            1996         1997         1997         1998
                                                     ------------------   ---------   -----------   ---------   -----------
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................       $(18,625)       $(662,307)  $(2,516,101)  $(300,420)  $(8,091,921)
                                                          --------        ---------   -----------   ---------   -----------
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Compensation expense recognized for stock
      option grants................................              0           10,020             0           0     5,971,590
    Financing costs for stock issued to
      nonemployees.................................              0                0             0           0       323,000
    Issuance of warrants...........................              0                0        41,000           0             0
    Loss on disposal of property and equipment.....              0            7,234             0           0             0
    Depreciation and amortization..................            393           12,895       103,629       6,555        39,980
    Amortization of deferred financing fees........              0                0        39,423      17,488        20,896
    Amortization of debt discount..................              0                0         5,500           0        10,103
    Changes in operating assets and liabilities:
      Accounts receivable..........................              0           (1,596)     (119,970)   (480,209)     (237,441)
      Prepaid expenses.............................              0           (6,713)      (64,553)      2,464       (95,497)
      Other assets.................................         (2,500)          (2,000)     (194,656)      4,375       (50,842)
      Accounts payable.............................            615           39,487       257,836     116,997      (172,432)
      Accrued liabilities..........................            487           94,022       340,899     (57,010)      767,357
      Deferred revenue.............................              0           23,103       (23,103)     (8,942)            0
                                                          --------        ---------   -----------   ---------   -----------
        Total adjustments..........................         (1,005)         176,452       365,005    (398,282)    6,576,714
                                                          --------        ---------   -----------   ---------   -----------
        Net cash used in operating activities......        (19,630)        (485,855)   (2,130,096)   (698,702)   (1,515,207)
                                                          --------        ---------   -----------   ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Note receivable due from shareholder.............              0                0       (78,990)          0             0
  Purchases of property and equipment, net.........         (7,500)        (151,813)     (451,569)    (72,427)     (223,094)
                                                          --------        ---------   -----------   ---------   -----------
        Net cash used in investing activities......         (7,500)        (151,813)     (530,559)    (72,427)     (223,094)
                                                          --------        ---------   -----------   ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options..........              0                0        78,990           0             0
  Repayment of debt................................              0                0      (318,702)          0       (15,397)
  Proceeds from Sirrom Capital.....................              0                0     1,500,000           0             0
  Proceeds from long-term borrowings...............         30,000           60,000       314,625      76,287             0
  Proceeds from issuance of preferred stock........              0                0             0           0     1,500,000
  Proceeds from issuance of common stock...........         15,750          710,130     3,471,099     947,027     1,217,269
                                                          --------        ---------   -----------   ---------   -----------
        Net cash provided by financing
          activities...............................         45,750          770,130     5,046,012   1,023,314     2,701,872
                                                          --------        ---------   -----------   ---------   -----------
NET INCREASE IN CASH...............................         18,620          132,462     2,385,357     252,185       963,571
CASH AND CASH EQUIVALENTS, beginning of year.......              0           18,620       151,082     151,082     2,536,439
                                                          --------        ---------   -----------   ---------   -----------
CASH AND CASH EQUIVALENTS, end of year.............       $ 18,620        $ 151,082   $ 2,536,439   $ 403,627   $ 3,500,010
                                                          ========        =========   ===========   =========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes.........................       $      0        $       0   $         0   $       0   $         0
                                                          ========        =========   ===========   =========   ===========
Cash paid for interest.............................       $      0        $       0   $    15,900   $   5,430   $    42,083
                                                          ========        =========   ===========   =========   ===========
Fair value of stock options granted (Note 3).......       $      0        $  64,124   $    67,583   $       0   $         0
                                                          ========        =========   ===========   =========   ===========
Stock subscription receivable (Note 9).............       $      0        $       0   $         0   $       0   $   427,500
                                                          ========        =========   ===========   =========   ===========


       The accompanying notes are and integral part of these statements.

                              TOWNE SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BACKGROUND


     Towne Services, Inc. ("Towne Services" or the "Company") designs, develops and markets products and services that convert the in-house credit transactions of small businesses into automated "virtual credit card" accounts which are processed electronically. Usually in-house credit transactions are completed without a credit card or cash, are recorded and processed manually and then billed to the customer at a later date. To automate this process, Towne Services offers two main electronic processing systems, TOWNE CREDIT(SM) and TOWNE FINANCE(SM), which process small business' in-house credit transactions in much the same way as credit card transactions are processed.



     The TOWNE CREDIT system electronically processes in-house consumer credit transactions of small and medium size retail merchants. The TOWNE FINANCE system, a commercial version of TOWNE CREDIT, is an automated asset management and financing system that processes business-to-business credit transactions for small commercial businesses. Through the use of Towne's products and services, small businesses can automate certain manual processes, accelerate cash flow, provide better customer service, reduce paperwork and shift many other administrative burdens to Towne Services. In addition, Towne provides complementing products and services to banks that enable them to generate interest-bearing revolving credit accounts by financing the accounts receivable of these small businesses. Through the use of Towne's products, banks can monitor customers' accounts receivable and generate detailed status reports, and may attract new business customers who, in turn, may become customers of Towne Services.



     Incorporated on October 23, 1995, Towne Services had no significant operations until it released its TOWNE CREDIT product and related services in June 1997. Accordingly, the Company has only a limited operating history. The Company has incurred significant losses in each quarter since it commenced operations. Towne Services had net losses of $18,625, $662,307 and $2,516,101 for its inception period and for the subsequent years ended December 31, 1996 and 1997, respectively. For the three months ended March 31, 1998, the Company had a net loss of $8,091,921. The Company expects that it will continue to incur net losses until it is able to attain sufficient revenues to support its business. The Company can provide no assurances as to when, if ever, this may occur.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying financial statements and footnote data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial statements. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year.

                              TOWNE SERVICES, INC.

REVENUE RECOGNITION

     The Company functions as a service bureau whereby customers process transactions utilizing the Company's software on an outsourced basis. The Company's revenues are generated primarily through initial set-up fees and recurring monthly transaction processing fees. Revenues related to the initial set-up fee are recognized upon execution of the related contract or, if appropriate, upon settlement of any contract contingencies. Transaction fees are recognized on a monthly basis as earned. The Company also leases point of sale terminal equipment to certain customers under month-to-month operating leases. Such operating lease revenues are recognized on a monthly basis as earned.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method for financial reporting. The detail of property and equipment at December 31, 1996 and 1997 is as follows:

                                                                             USEFUL
                                                    1996        1997          LIVES
                                                  --------    ---------    -----------
Furniture and fixtures..........................  $ 20,335    $ 114,841    Seven years
Computers and equipment.........................   103,220      237,734    Five years
Point-of-sale equipment.........................    25,879      193,843    Three years
Leasehold improvements..........................     1,752        9,337    Five years
Software development costs......................         0       47,000    Three years
                                                  --------    ---------
                                                   151,186      602,755
Less accumulated depreciation...................   (12,270)    (112,906)
                                                  --------    ---------
                                                  $138,916    $ 489,849
                                                  ========    =========

LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

OFFICERS' LIFE INSURANCE

     The Company carries life insurance policies on four key executives. The aggregate face value of these policies is $1,250,000, and the Company is entitled to receive any proceeds as the beneficiary. The Company had no cash surrender value in these policies at December 31, 1996 and 1997.

DEFERRED REVENUE

     Deferred revenue on the accompanying balance sheets represents initial set-up fees related to certain contracts entered into during 1996 which included clauses to guarantee reimbursement to the customer if the revenues earned by the customer under the contract during the first 12 months of the contract term do not exceed the initial set-up fee. Set-up fees related to such contracts were recognized at the end of the 12-month

                              TOWNE SERVICES, INC.

guarantee period. The Company discontinued offering this guarantee during 1996 and has no such clauses in contracts entered into subsequent to 1996.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses consist of salary related personnel costs, including costs for employee benefits, computer equipment and support services used in products necessary to deliver the Company's services. The Company's policy is to capitalize research and development costs upon establishing technological feasibility, subject to a periodic assessment of recoverability based on expected future revenues. The Company had capitalized approximately $0, $47,000 and $59,500 of software development costs at December 31, 1996 and 1997 and March 31, 1998, respectively.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," effective for fiscal years ending after December 15, 1997. The Company adopted the new guidelines for the calculation and presentation of earnings per share, and all prior periods have been restated. Basic loss per share is based on the weighted average number of shares outstanding. Diluted loss per share is based on the weighted average number of shares outstanding and the dilutive effect of common stock equivalent shares issuable upon the exercise of stock options and warrants (using the treasury stock method). A reconciliation of net loss attributable to common shareholders for the three months ended March 31, 1998 is as follows:


Net loss as reported........................................  $ (8,091,921)
Dividends on convertible preferred shares...................    (5,108,000)
Accretion of warrants with redemption feature...............      (211,000)
                                                              ------------
Net loss attributable to common shareholders................  $(13,410,921)
                                                              ============


INCOME TAXES

     The Company is a C corporation for income tax reporting purposes, and accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities.

RISK OF POSSIBLE SYSTEM FAILURE

     The Company's operations depend on its ability to protect its network infrastructure and equipment against damages from human error, natural disasters, power and telecommunications failures, intentional acts of vandalism and similar events. Despite precautions taken by the Company, the occurrence of human error, a natural disaster or other unanticipated problems could halt the Company's services, damage network equipment and result in substantial expense for the Company to repair or replace damaged equipment. In addition, the failure of the Company's telecommunications providers to supply the necessary services could

                              TOWNE SERVICES, INC.

also interrupt the Company's services. The inability of the Company to supply services to its customers could negatively affect the Company's business and financial results and may also harm the Company's reputation.

LOSS OF CUSTOMERS

     Customer attrition is a normal part of the electronic processing business. The Company has and will experience losses of small business customers due to attrition. Towne Services' written agreements with its customers generally provide that either party may terminate the agreement upon 30 to 60 days' notice for any reason. Consolidation in the financial services industry in the United States may result in fewer potential bank customers. In addition, the Company may elect not to process or continue processing for customers that experience financial difficulties or other problems.

PRODUCT RISKS

     Towne Services may be liable if the use of any of its products causes damage to its customers' businesses. Towne Services also may be required to recall certain of its products if they become damaged or unable to perform their intended functions. Towne Services has not experienced any product recalls or product liability judgments or claims. however, a product recall or product liability judgment against Towne Services could negatively affect its business and financial results.

TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     Towne Services believes that its technologies, trademarks and other proprietary rights are important to its success. The Company attempts to protect itself through a combination of copyright law, trademark and trade secret laws, employee and third party confidentiality agreements and other methods. However, unauthorized parties may attempt to copy aspects of the Company's technology, products and services or to otherwise obtain and use information that the Company regards as proprietary, despite the Company's efforts to protect them. Third parties may claim that the Company's current or future products and services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that, if such actions or claims are brought, the Company will ultimately prevail. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, require Towne Services to enter royalty or licensing agreements or discontinue using the challenged technology and otherwise could have a material adverse effect on the Company's business and financial results.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for periods beginning after December 15, 1997. The Company adopted SFAS No. 130 January 1, 1998. The adoption of SFAS 130 did not have a material impact on the Company's financial statements as comprehensive income did not differ from the reported net loss for all periods presented.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 will not have a material impact on the Company's financial statements.

                              TOWNE SERVICES, INC.

3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1996         1997
                                                              -------    ----------
Promissory notes to two shareholders, interest at 7%, repaid
  in December 1997..........................................  $90,000    $        0
Note payable to Sirrom Investments, Inc. ("Sirrom") (the
  "Sirrom Note"), interest at 14%, $1,500,000 due December
  2002, secured by certain assets of the Company and all
  shares of the Company's principal shareholders............        0     1,500,000
Notes payable to Citizens Bank, interest ranging from 9.25%
  to 12%, payable monthly through 2000, secured by
  equipment.................................................        0        85,923
                                                              -------    ----------
                                                               90,000     1,585,923
  Less current portion......................................        0       (46,757)
                                                              -------    ----------
                                                               90,000     1,539,166
  Less original issue discount..............................        0      (249,500)
                                                              -------    ----------
                                                              $90,000    $1,289,666
                                                              =======    ==========

     At December 31, 1997, aggregate maturities of long-term debt are as follows:

1998........................................................  $   46,757
1999........................................................      24,880
2000........................................................      14,286
2001........................................................   1,500,000
                                                              ----------
                                                              $1,585,923
                                                              ==========

     The Sirrom Note was issued in December 1997 for $1,500,000. As discussed in
Note 5, warrants to purchase up to 1,052,522 shares at $.01 per share were issued with the Sirrom Note. The value of these warrants was determined to be approximately $255,000 based on the relative fair value of the warrants to the note. A corresponding amount of the loan proceeds has been allocated to the warrants and has been accounted for as debt discount and warrants with redemption feature on the accompanying balance sheet.

LINES OF CREDIT

     The Company has a line of credit agreement with Georgia Bank & Trust which allows the Company to borrow up to $500,000. This line of credit bears interest at prime plus 1/2% (9.0% at December 31, 1997) and is secured by certain of the Company's assets. Interest is payable monthly, and the line of credit matures in July 2000. At December 31, 1997, $0 was outstanding and $500,000 was available under this line of credit.

     The Company has another $250,000 line of credit with First Federal Savings Bank of LaGrange. This line of credit matures in June 1998, bears interest at a variable rate based on prime rate, as defined (8.5% at December 31, 1997), and is payable monthly. At December 31, 1997, $0 was outstanding and $250,000 was available under this line of credit. This agreement is guaranteed by seven of the Company's shareholders. In return for their guarantees, these shareholders were each granted options to purchase 59,523 shares of common stock outside the stock option plan with immediate vesting and an exercise price of $.60 per share. In relation to these options, the Company recorded debt issuance costs of $67,583, which are included in other assets on the accompanying balance sheet. The value of the debt issuance costs was determined using the minimum value method as prescribed under SFAS 123, using an expected life of 5 years and the risk-free interest rate at the date of grant. This amount is being amortized to interest expense over the life of the credit

                              TOWNE SERVICES, INC.

agreement. As of December 31, 1997, none of these options had been exercised. See Note 6 where these options are included in the stock option activity tables.

     During 1996, the Company entered into a line of credit agreement with Citizens Bank, a company related through common ownership which allowed the Company to borrow up to $250,000. The agreement was guaranteed by seven of the Company's shareholders. In return for their guarantees, the seven shareholders were each granted options to purchase 71,400 shares of common stock outside the stock option plan with immediate vesting and an exercise price of $.50 per share. In relation to these options, the Company recorded debt issuance costs of $64,124 at December 31, 1996, which are included in other assets on the accompanying balance sheet. The value of the debt issuance costs was determined using the minimum value method as prescribed under SFAS 123, using an expected life of 5 years and the risk-free interest rate at the date of grant. The line of credit expired on December 11, 1997. As of December 31, 1997, none of these options had been exercised. See Note 6 where these options are included in the stock option activity tables.

4. INCOME TAXES

     The following is a reconciliation of income taxes at the federal statutory rate with income taxes recorded by the Company for the period from inception (October 23, 1995) to December 31, 1995 and for the years ended December 31, 1996 and 1997:


                                                          1995       1996       1997
                                                         -------   --------   ---------
Income tax benefit computed at the federal statutory
  rate.................................................  $ 2,794   $225,184   $ 843,568
State income tax benefit, net of federal income tax
  benefit..............................................      931     30,220      96,136
Other, net.............................................     (123)    (2,784)    (15,931)
Change in valuation allowance..........................   (3,602)  (252,620)   (923,773)
                                                         -------   --------   ---------
                                                         $     0   $      0   $       0
                                                         =======   ========   =========


     Deferred income tax assets and liabilities for 1996 and 1997 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                                                1996        1997
                                                              --------   -----------
Deferred tax assets:
  Deferred compensation.....................................  $ 30,523   $    38,000
  Accounts receivable reserves..............................         0         7,980
  Other.....................................................    10,837        16,068
  Net operating loss carryforwards..........................   211,129     1,134,584
                                                              --------   -----------
          Deferred tax assets...............................   252,489     1,196,632
Deferred tax liability:
  Depreciation..............................................      (131)      (20,501)
                                                              --------   -----------
                                                               252,358     1,176,131
Valuation allowance.........................................  (252,358)   (1,176,131)
                                                              --------   -----------
     Net deferred tax asset.................................  $      0   $         0
                                                              ========   ===========

     Due to the Company's current year operating loss position and projected losses for the fiscal year ending December 31, 1998, no benefit for income taxes for the year ended December 31, 1997 has been provided in the accompanying financial statements.

                              TOWNE SERVICES, INC.

     At March 31, 1998, the Company has net operating loss carryforwards ("NOLs") of approximately $4.8 million which will expire if not utilized by 2011 and 2012. Due to changes in the Company's ownership structure, the Company's use of its NOLs as of October 1, 1997 of approximately $2.5 million will be limited to approximately $550,000 in any given year to offset future taxes. If the Company does not realize taxable income in excess of the limitation in future years, certain NOLs will be unrealizable. NOLs generated after October 1, 1997 may be further limited as a result of any future sales of stock by the Company.



     At March 31, 1998, the Company had available net operating loss carry-forwards of approximately $4.8 million. Once these net operating loss carry forwards are utilized or expire, the Company's projected effective tax rate will increase which will adversely affect the Company's operating results and financial condition.


5. WARRANTS WITH REDEMPTION FEATURE

     In connection with the issuance of the Sirrom Note (Note 3), the Company issued warrants to purchase 308,982 shares of common stock at a price of $0.01 per share. In the event that the Sirrom Note remains outstanding on January 1, 2000, Sirrom will receive an additional 240,142 shares of common stock; if the Sirrom Note remains outstanding on January 1, 2001, Sirrom will receive an additional 247,725 shares of common stock, and if the Sirrom Note remains outstanding on January 1, 2002, Sirrom will receive an additional 255,673 shares of common stock, all at an exercise price of $0.01 per share. As discussed in
Note 3, the value assigned to these warrants was $255,000.


     Sirrom has the option to require the Company to redeem the warrants for a period of 30 days after maturity of the Sirrom Note in December 2002, at a purchase price equal to fair market value, as defined. Upon completion of an initial public offering by the Company, the redemption right terminates. Accordingly, in periods prior to an initial public offering, the Company has accounted for the warrants as temporary equity under EITF 88-9, "Put Warrants." The excess of the redemption value over the carrying value is being accrued by periodic charges to retained earnings over the redemption period. This accrual amounted to $211,000 for the three months ended March 31, 1998. Upon the completion of an initial public offering, the value of the warrants will be transferred to permanent equity.


6. SHAREHOLDERS' EQUITY

COMMON STOCK

     During 1996 the Company issued 2,872,300 shares of common stock at prices ranging from approximately $.04 to $.30 per share. In addition, the Company granted 33,400 shares to an employee in the form of a bonus. The Company recorded compensation expense related to these shares at $.30 per share which represented management's estimate of the fair value of the common stock on the date of issuance.

     In January 1997, the Company effected a 100-for-1 stock split. All references in the accompanying financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding of common stock.

     In an attempt to raise a minimum of $500,000 to serve as bridge financing for the Company, the Company offered to sell shares of common stock for $1.00 per share to accredited investors as defined by Rule 501(a) under the federal Securities Act of 1933. The private placement began in late March 1997 and ended October 17, 1997. Through this private placement and certain other issuances of common stock, the Company raised $3,371,000.

     The Company and its shareholders entered into an Amended and Restated Shareholders' Agreement dated April 28, 1997. Pursuant to this agreement, shareholders are significantly restricted from transferring their shares. Shareholders are allowed to transfer shares only in accordance with the agreement and to a limited class of permitted transferees and the board of directors has sole discretion to determine whether a

                              TOWNE SERVICES, INC.

proposed recipient is permitted. Furthermore, no party shareholder may transfer common stock prior to an initial public offering of the Company's common stock without first offering the Company a right to purchase their shares and obtaining the agreement of the purchasing party to abide by the terms of the Shareholders' Agreement. If the Company elects not to purchase the shares offered, the selling shareholder must offer all other party shareholders the right to purchase these shares.

OPTIONS

     The Company has a stock option plan for key employees of the Company (the "Plan") which provides for the issuance of options to purchase up to 2,090,000 shares of the Company's common stock. Options are granted at an exercise price which is not less than fair value as determined by a committee appointed by the board of directors and generally vest over a period not to exceed five years. Options granted under the Plan generally expire ten years from the date of grant. At December 31, 1997, options to purchase 603,100 shares of common stock were available for future grant under the Plan.

     In September 1996, the board of directors granted options to purchase 1,118,300 shares of common stock outside the Plan to the president of the Company. These options vested immediately and have an exercise price of $.30 per share. No compensation expense was recorded for these options, as the option price was made at the estimated fair market value of the common stock at the date of grant.

     In September 1997, the board of directors granted options to purchase 100,000 shares of common stock outside the Plan to a member of the board of directors. These options vested immediately and have an exercise price of $1.00 per share. No compensation expense was recorded for these options, as the option price was established at the estimated fair market value of the common stock at the date of grant.

     Stock option activity for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1998 is as follows:


                                                                           WEIGHTED
                                                                NUMBER      AVERAGE
                                                              OF SHARES    EXERCISE
                                                              SUBJECT TO     PRICE
                                                               OPTIONS     PER SHARE
                                                              ----------   ---------
Options outstanding at December 31, 1995....................          0      $0.00
  Granted...................................................  2,601,500       0.42
  Canceled..................................................          0       0.00
  Exercised.................................................          0       0.00
                                                              ---------
Options outstanding at December 31, 1996....................  2,601,500       0.42
  Granted...................................................  1,020,161       0.83
  Canceled..................................................          0       0.00
  Exercised.................................................   (263,300)      0.30
                                                              ---------
Options outstanding at December 31, 1997....................  3,358,361       0.55
  Granted...................................................    401,000       1.25
  Canceled..................................................          0       0.00
  Exercised.................................................   (495,000)      0.86
                                                              ---------
Options Outstanding at March 31, 1998.......................  3,264,361       0.59
                                                              =========
  Exercisable at December 31, 1997..........................  2,157,361
                                                              ---------
  Exercisable at March 31, 1998.............................  2,118,611
                                                              =========

                              TOWNE SERVICES, INC.

     The following table sets forth the range of exercise prices, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date at March 31, 1998:

                                              OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                       ----------------------------------   --------------------
                                                               WEIGHTED
                                                                AVERAGE
                                                   WEIGHTED    REMAINING                WEIGHTED
              RANGE OF                  NUMBER     AVERAGE    CONTRACTUAL    NUMBER     AVERAGE
           EXERCISE PRICES             OF SHARES    PRICE        LIFE       OF SHARES    PRICE
           ---------------             ---------   --------   -----------   ---------   --------
$0.30-$0.55..........................  2,138,200    $0.42        6.77       1,515,700    $0.42
$0.60................................    436,661     0.60        9.02         421,661     0.60
$1.00-$1.25..........................    689,500     1.10        9.66         181,250     1.18
                                       ---------                            ---------
Total................................  3,264,361     0.59        7.70       2,118,611     0.52
                                       =========                            =========

     During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in the statement had been applied.

     The Company has elected to account for its stock-based compensation plan under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1996 and 1997 using the minimum value option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions for grants in 1996 and 1997:

                                                                1996         1997
                                                              ---------    ---------
Risk-free interest rate.....................................   5.9%-6.7%    6.3%-6.7%
Expected dividend yield.....................................        0.0%         0.0%
Expected lives..............................................    5 years      5 years
Expected volatility.........................................        0.0%         0.0%

     The total value of the options granted during the years ended December 31, 1996, and 1997 were computed as approximately $199,000 and $356,000, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these options in accordance with SFAS No. 123, the Company's reported pro forma net loss and pro forma net loss per share for the years ended December 31, 1996 and 1997 would have increased to the following pro forma amounts:


                                                               1996          1997
                                                             ---------    -----------
Net loss:
  As reported..............................................  $(662,307)   $(2,516,101)
  Pro forma................................................   (669,307)    (2,548,527)
Basic:
  As reported..............................................  $    (.10)   $      (.26)
  Pro forma................................................       (.11)          (.27)
Diluted:
  As reported..............................................       (.10)          (.26)
  Pro forma................................................       (.11)          (.27)

                              TOWNE SERVICES, INC.

WARRANTS


     In October 1997, the Company issued warrants to certain principals of Rodgers Capital Corporation in connection with services performed by Rodgers Capital Corporation to assist the Company in securing a marketing agreement with a third party. These warrants allow the holders to purchase 75,000 shares of common stock for $1.00 per share. The warrants vest immediately and expire in 2002. As the warrants were granted for services to nonemployees, the Company has recorded $41,000, the estimated fair value of these warrants at the date of issuance using the Black-Scholes option valuation model, as warrants outstanding on the accompanying balance sheet. To calculate the estimated fair value of the warrants, the Company used the following assumptions:



Risk-free interest rate.....................................    6.06%
Volatility..................................................      55%
Life of warrant.............................................  5 years
Dividend rate...............................................        0


7. COMMITMENTS AND CONTINGENCIES

LEASES

     During the period from inception (October 23, 1995) to December 31, 1995 and for the years ended December 31, 1996 and 1997, the Company incurred approximately $0, $10,000, and $37,000, respectively, in rent expense for leased office space from ProVesa, Inc., a subsidiary of The InterCept Group, Inc. ("InterCept"), a company related to the Company through common ownership. The Company was also allocated costs for utilities and accounting services from ProVesa, Inc. based on usage by the Company. In February 1998, the Company began leasing office space under a noncancelable operating lease agreement with a nonrelated third party expiring in January 2003. Future minimum rental payments for this noncancelable lease are as follows:

1998........................................................  $168,885
1999........................................................   184,205
2000........................................................   184,205
2001........................................................   184,205
2002........................................................   184,205
Thereafter..................................................    15,350
                                                              --------
                                                              $921,055
                                                              ========


CO-EMPLOYMENT ARRANGEMENT



     Effective March 31, 1998, the Company began a co-employment arrangement involving all its personnel with an independent company. Under the co-employment agreement, the Company pays a percentage of compensation per co-employee (in addition to compensation costs) to the independent company to cover payroll processing, unemployment insurance and workers' compensation.


EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain executive officers of the Company. The agreements, which are substantially similar, provide for compensation to the officers in the form of annual base salaries and bonuses based on earnings of the Company. The employment agreements also provide for severance benefits upon the occurrence of certain events, including a change in control, as defined.

8. RELATED-PARTY TRANSACTIONS

     In September 1997, the Company loaned the president of the Company $78,990 to exercise stock options. The full recourse loan is secured by the underlying common stock and personal assets of the president, bears interest at 8.5% per annum, and is due in full in September 1998.

                              TOWNE SERVICES, INC.

     On April 1, 1998, the Company loaned its Chief Financial Officer, Bruce F. Lowthers, Jr., $75,000 pursuant to a full recourse promissory note to fund the exercise of options to acquire 75,000 shares of its common stock. This note accrues interest at the rate of 8.75% per year and matures on the earlier of (i) December 31, 1999 or (ii) the date on which Mr. Lowthers sells the common stock purchased with proceeds of the note. Mr. Lowthers pledged the shares of common stock received upon this exercise and other personal assets as collateral for the loan.

     During the years ended December 31, 1996 and 1997, the Company incurred fees of approximately $37,000 and $55,000, respectively, for legal services to a law firm in which a director and shareholder of the Company is a partner. As of December 31, 1996 and 1997, approximately $18,000 and $42,000, respectively, of such fees are included in accounts payable in the accompanying balance sheets.

     During the years ended December 31, 1996 and 1997, the Company incurred costs of approximately $4,000, and $15,000, respectively, for communication services from InterCept Communications Technologies, L.L.C., a subsidiary of InterCept.

     In October 1997, Rodgers Capital Group purchased 200,000 shares of common stock from the Company at a price of $1.00 per share. In addition, the Company paid Rodgers Capital a total of $220,000 as compensation for services provided by Rodgers Capital during 1997 in connection with obtaining equity investments for the Company.

9. SUBSEQUENT EVENTS

PREFERRED STOCK


     In January 1998, the Company authorized 20,000,000 shares of Series A Preferred Stock ("Preferred Stock") with a stated value of $100 per share. The board of directors has the authority to issue these shares and to establish dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. In March 1998, the Company sold 15,000 shares of Preferred Stock to Capital Appreciation Partners, L.P. for $1,500,000. The shares are convertible into common stock at a price of $1.25 per share and automatically convert into common stock upon the completion of an initial public offering.



     The Company recorded $5.1 million as a preferred stock dividend for the difference between the estimated fair market value of the common stock at the date of issuance and the conversion price as discussed below.


     The holders of the preferred shares receive quarterly paid in kind dividends of $1 per share for the year ending March 31, 1999 and quarterly paid in kind dividends of $2 per share for the year ending March 31, 2000. For the two years ending March 31, 2002, the holders receive quarterly cash dividends of $4 per share, and beginning April 1, 2002, the holders receive quarterly cash dividends of $6 per share. The difference between the fair value of the preferred stock at the date of issuance and the fair value if the ultimate dividend rate was in effect for all periods will be accrued to preferred stock using the effective interest method over the period preceding the perpetual dividend. Dividends are to be paid in cash or with shares of common stock valued at a price of $1.25, at the option of the holders of the preferred stock.

     Pro forma shareholders' equity at March 31, 1998 assumes the conversion of preferred stock into 1,217,903 shares of common stock upon completion of an initial public offering (assuming an August 1, 1998 conversion date).

COMMON STOCK TRANSACTIONS


     During the three months ended March 31, 1998, the Company sold shares of common stock and issued options to acquire common stock at what management believed to be the fair market value of the common stock at that time. The Company retained an independent appraiser (Smerkovitz & Associates) who subsequently valued the common stock at a higher price. The Company has subsequently increased the fair market value of its common stock based on the anticipated public offering.

                              TOWNE SERVICES, INC.

     In February 1998, the Company sold 76,000 shares of common stock to third parties at $1.25 per share. The Company recorded $323,000 as financing costs for stock issued to nonemployees for the difference between the sale price to these third parties and the estimated fair market value on the date of sale.


STOCK SALE TO EMPLOYEES


     In February 1998, the board of directors authorized the sale of the Company's common stock to all employees of the Company for approximately $1.19 per share. The stock sale was available through March 6, 1997, and 943,083 shares were purchased by employees. The Company recorded $3,805,340 as compensation expense for the difference between the sales price to employees and the estimated fair market value at the date of sale.


STOCK OPTIONS


     The Company granted options to purchase 111,000 and 60,000 shares of common stock under the Plan at $1.25 per share to key employees in January 1998 and February 1998, respectively. These options vest 20% per year beginning upon the first anniversary of the date of grant. The Company will record $726,750 ($145,350 per year) of compensation expense over the five year vesting period of the Options for the difference between the exercise price and the estimated fair market value on the date of grant.



     In February 1998, the board of directors approved an amendment to the vesting period for options to purchase 397,500 shares of common stock granted during 1996 and 1997 to nonemployee directors from a five year vesting period to immediate vesting. As of the date of the amendment, options to purchase 150,000 of these shares were already vested. As this change in vesting period created a new measurement date, the Company recorded compensation expense of $1,188,750 for the difference between the original exercise price and the estimated fair market value on the date the options were amended.



     In February 1998, the board of directors granted options to purchase 20,000 shares of common stock to each nonemployee director, and options to purchase 30,000 shares of common stock to a new nonemployee director. These options vest immediately and have an exercise price of $1.25. The Company has recorded $977,500 as compensation expense for the difference between the exercise price and the estimated fair market value on the date of grant.


     In May 1998, the board of directors granted options to certain board members and key employees to purchase 595,000 shares of common stock. These options vest immediately and have an option price of $7.20 per share. Options to purchase 170,000 shares expire in May 2003 and the remaining options to purchase 425,000 shares expire in May 2008. All of these options vest immediately. The Company did not record any compensation expense related to these grants as the option price represented the estimated fair value of the Company's common stock at the date of grant.

STOCK SUBSCRIPTIONS RECEIVABLE

     In March 1998, options for the purchase of 495,000 shares of common stock were exercised for $427,500 by various option holders. As the cash was not received until April 1998, the amount has been recorded as subscriptions receivable on the accompanying balance sheet at March 31, 1998.

INITIAL PUBLIC OFFERING


     In the second quarter of 1998, the Company plans to sell approximately 4,000,000 shares of common stock at an estimated initial public offering price of $8 -- $10 per share in an initial public offering. There can be no assurance, however, that the initial public offering will be completed at a per share price within the estimated range or completed at all.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Credit Collection Solutions, Inc.:

     We have audited the accompanying balance sheet of CREDIT COLLECTION SOLUTIONS, INC. (a Georgia corporation) as of December 31, 1997 and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Credit Collection Solutions, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
June 8, 1998

                       CREDIT COLLECTION SOLUTIONS, INC.

                                 BALANCE SHEETS
                      DECEMBER 31, 1997 AND MARCH 31, 1998

                                                                1997         1998
                                                              ---------   -----------
                                                                          (UNAUDITED)
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $     215    $     144
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000 at December 31, 1997 and March 31,
     1998, respectively.....................................     74,320       59,907
                                                              ---------    ---------
          Total current assets..............................     74,535       60,051
PROPERTY AND EQUIPMENT, net.................................     14,568       10,927
                                                              ---------    ---------
                                                              $  89,103    $  70,978
                                                              =========    =========

                        LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $  21,392    $  17,268
  Accrued liabilities.......................................     26,891       42,241
  Payroll taxes payable.....................................     39,899       46,468
  Note payable..............................................     85,000       85,000
  Wages payable.............................................      1,471       44,353
  Due to shareholders.......................................    153,028      163,119
  Due to employees..........................................     32,675       24,984
  Due to related party......................................    213,489      213,518
                                                              ---------    ---------
          Total current liabilities.........................    573,845      636,951
                                                              ---------    ---------
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' DEFICIT:
  Common stock, $10 par value; 100,000 shares authorized,
     10,000 shares issued and outstanding...................    100,000      100,000
  Accumulated deficit.......................................   (584,742)    (665,973)
                                                              ---------    ---------
          Total shareholders' deficit.......................   (484,742)    (565,973)
                                                              ---------    ---------
                                                              $  89,103    $  70,978
                                                              =========    =========

      The accompanying notes are an integral part of these balance sheets.

                       CREDIT COLLECTION SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                                  MARCH 31
                                                              DECEMBER 31,   -------------------
                                                                  1997         1997       1998
                                                              ------------   --------   --------
                                                                                 (UNAUDITED)
REVENUES....................................................   $ 229,665     $ 58,338   $ 49,283
                                                               ---------     --------   --------
COSTS AND EXPENSES:
  Costs of processing, servicing, and support...............      51,749        3,006     26,560
  Research and development..................................      70,291       16,695     16,575
  General and administrative................................     457,305       90,151     78,829
                                                               ---------     --------   --------
          Total costs and expenses..........................     579,345      109,852    121,964
                                                               ---------     --------   --------
OPERATING LOSS..............................................    (349,680)     (51,514)   (72,681)
INTEREST EXPENSE............................................      21,337        1,019      8,550
                                                               ---------     --------   --------
NET LOSS....................................................   $(371,017)    $(52,533)  $(81,231)
                                                               =========     ========   ========

        The accompanying notes are an integral part of these statements.

                       CREDIT COLLECTION SOLUTIONS, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                        COMMON STOCK                        TOTAL
                                                      -----------------   ACCUMULATED   SHAREHOLDERS'
                                                      SHARES    AMOUNT      DEFICIT        DEFICIT
                                                      ------   --------   -----------   -------------
BALANCE, December 31, 1996..........................  10,000   $100,000    $(213,725)     $(113,725)
  Net loss..........................................       0          0     (371,017)      (371,017)
                                                      ------   --------    ---------      ---------
BALANCE, December 31, 1997..........................  10,000    100,000     (584,742)      (484,742)
  Net loss..........................................       0          0      (81,231)       (81,231)
                                                      ------   --------    ---------      ---------
BALANCE, March 31, 1998 (unaudited).................  10,000   $100,000    $(665,973)     $(565,973)
                                                      ======   ========    =========      =========

        The accompanying notes are an integral part of these statements.

                       CREDIT COLLECTION SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                                  MARCH 31,
                                                              DECEMBER 31,   -------------------
                                                                  1997         1997       1998
                                                              ------------   --------   --------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(371,017)    $(52,533)  $(81,231)
                                                               ---------     --------   --------
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      14,566        3,641      3,641
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (36,276)     (51,266)    14,413
       Accounts payable.....................................      20,547       30,712     (4,124)
       Payroll taxes payable................................      39,899        5,036      6,569
       Related-party payable................................      41,465       45,493         29
       Accrued liabilities..................................      26,891        6,179     15,350
       Wages payable........................................       1,471            0     42,882
       Due to employees.....................................      32,675            0     (7,691)
       Due to shareholders..................................     143,028       11,350     10,091
                                                               ---------     --------   --------
          Total adjustments.................................     284,266       51,145     81,160
                                                               ---------     --------   --------
          Net cash used in operating activities.............     (86,751)      (1,388)       (71)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt............................      85,000            0          0
                                                               ---------     --------   --------
NET DECREASE IN CASH........................................      (1,751)      (1,388)       (71)
CASH AND CASH EQUIVALENTS, beginning of period..............       1,966        1,966        215
                                                               ---------     --------   --------
CASH AND CASH EQUIVALENTS, end of period....................   $     215     $    578   $    144
                                                               =========     ========   ========

        The accompanying notes are an integral part of these statements.

                       CREDIT COLLECTION SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1997 AND MARCH 31, 1997 AND 1998

1. ORGANIZATION AND BACKGROUND

     Credit Collection Solutions, Inc. (the "Company") was formed in November 1994 to provide information, training, and support for the collection and finance industry. The Company's product, Collection Works, is a PC-based software package which was specifically developed to operate in the local area network environment for the purpose of debt collection. The product focuses primarily on collection agencies and bank users but is also adapted to serve the large company or business that does in-house debt collecting.

     The Company's products and services are sold throughout the United States and Asia.


     In June 1998, Towne Services, Inc. ("Towne Services") purchased certain assets of the Company for approximately $510,000 cash and, subject to certain earn-out agreements, the issuance of up to 100,000 shares of Towne Services common stock to the shareholders of the Company. The $510,000 cash was used to extinguish existing obligations of the Company.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying financial statements and footnote data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. In the opinion of the Company's management, these financial statements reflect all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the financial statements. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year.

REVENUE RECOGNITION


     The Company's revenue is generated through sales of its software program and through providing maintenance and support services. Revenue from software licenses and system sales is recognized as products are shipped, provided that no significant postcontract support obligations remain and the collection of the related receivable is probable. Revenue from maintenance and support is recognized as the service is provided.


CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as

                       CREDIT COLLECTION SOLUTIONS, INC.

incurred. Depreciation is provided using the straight-line method for financial reporting. The detail of property and equipment at December 31, 1997 is as follows:

                                                                          USEFUL
                                                                           LIVES
                                                                        -----------
Computers and equipment.....................................  $12,100   Three years
Software development costs..................................   31,600   Three years
                                                              -------
                                                               43,700
Less accumulated depreciation...............................  (29,132)
                                                              -------
                                                              $14,568
                                                              =======

LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses consist of salary-related personnel costs and support services used in products necessary to deliver the Company's product. The Company's policy is to capitalize research and development costs upon establishing technological feasibility, subject to a periodic assessment of recoverability based on expected future revenues. The Company capitalized $31,600 of software development costs at December 31, 1997.

INCOME TAXES

     The Company is a C corporation for income tax reporting purposes and accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities.

CONCENTRATION OF CUSTOMERS

     For the year ended December 31, 1997, the Company had two customers which accounted for approximately 18% and 13% of the Company's revenues. The loss of one or both of these customers could have an adverse effect on the Company's performance and operations.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. This statement is effective for periods

                       CREDIT COLLECTION SOLUTIONS, INC.

beginning after December 15, 1997. The Company adopted SFAS No. 130, January 1, 1998. The adoption of SFAS No. 130 did not have a material impact on the Company's financial statements, as comprehensive income did not differ from the reported net loss for all periods presented.

3. NOTE PAYABLE

     In April 1997, the Company signed a note payable to a third party for $85,000. This note bears interest at 16% and is due in 36 monthly installments of approximately $3,000, including interest, beginning May 1997. As of December 31, 1997, the Company has not made any payments on this note payable. Per the provisions of the note payable, the note is due on demand upon any default. Accordingly, the note payable has been recorded as a current liability. Accrued interest of $10,200 on the note is included in accrued liabilities.

4. INCOME TAXES

     The following is a reconciliation of income taxes at the federal statutory rate with income taxes recorded by the Company for the year ended December 31, 1997:

Income tax benefit computed at the federal statutory rate...  $126,146
State income tax benefit, net of federal income tax
  benefit...................................................    14,840
Other, net..................................................     6,500
Change in valuation allowance...............................  (147,486)
                                                              --------
                                                              $      0
                                                              ========

     Deferred income tax assets and liabilities for 1997 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences that give rise to deferred tax assets and liabilities at December 31, 1997 are as follows:

Deferred tax assets:
  Accounts receivable reserves..............................  $   3,800
  Payroll taxes payable.....................................     15,162
  Net operating loss carryforwards..........................    175,411
                                                              ---------
          Deferred tax assets...............................    194,373
Valuation allowance.........................................   (194,373)
                                                              ---------
          Net deferred tax asset............................  $       0
                                                              =========

     Due to the Company's current year operating loss position and projected losses for the fiscal year ending December 31, 1998, no benefit for income taxes for the year ended December 31, 1997 has been provided in the accompanying financial statements.

     The Company has net operating loss carryforwards ("NOLs") of approximately $460,000 which will expire if not utilized by 2011 and 2012.

5. RELATED-PARTY TRANSACTIONS

     The Company has $213,489 payable to Southern Computer Works, Inc., a company related through common ownership, for services and payments made on the Company's behalf. In 1998, the Company used computer equipment which was leased from an outside party to Southern Computer Works. The lease payments of $1,872 were paid by Southern Computer Works and reimbursed by the Company and have been included as rent expense in the accompanying statement of operations. The Company is not obligated to continue to use this equipment in the future.

                       CREDIT COLLECTION SOLUTIONS, INC.

     The Company has received $185,703 of advances from shareholders and employees of the Company for operating expenses. These advances consist of personal credit cards and other notes with varying rates of interest from 16% to 23.9%. Of these advances, $10,000 do not bear any interest. All amounts are due on demand.

     The Company utilizes office space owned by one of its shareholders at no charge. This shareholder does not make any mortgage payments on the building on the Company's behalf. Payments for utilities are made by Southern Computer Works and are included in due to related party.

6. COMMITMENTS AND CONTINGENCIES

     The Company does not maintain insurance coverage for risk areas such as workers' compensation, property/casualty, and general liability. Management is not aware of any incurred or outstanding claims as of December 31, 1997 or March 31, 1998 which would impact the operations of the Company.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The accompanying unaudited pro forma balance sheet as of March 31, 1998, gives effect to the acquisition of certain assets of Credit Collection Solutions, Inc. as if the purchase had occurred on that date. The accompanying unaudited pro forma statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 have been prepared to reflect adjustments to Towne Services' historical results of operations to give effect to the purchase as if it had occurred at the beginning of the respective periods. The pro forma adjustments are based upon available information and certain assumptions that management believes to be reasonable. Final purchase adjustments may differ from the pro forma adjustments herein.

     The accompanying pro forma statements are not necessarily indicative of the results of operations which would have been attained had the purchase been consummated on the dates indicated or which may be attained in the future. These pro forma statements should be read in conjunction with the historical financial statements of Towne Services and related notes thereto, which are included elsewhere in this prospectus.

                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 1998


                                                                      HISTORICAL
                                                       HISTORICAL       CREDIT          PRO
                                                          TOWNE       COLLECTION       FORMA
                                                       SERVICES(A)   SOLUTIONS(A)   ADJUSTMENTS      PRO FORMA
                                                       -----------   ------------   -----------     -----------
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................  $ 3,500,010     $     144     $ (10,000)(d)  $ 3,490,154
  Accounts receivable, net of allowance for
    uncollectible accounts...........................      359,007        59,907             0          418,914
  Note receivable....................................       78,990             0             0           78,990
  Stock subscriptions receivable.....................      427,500             0             0          427,500
  Other..............................................      163,770             0             0          163,770
                                                       -----------     ---------     ---------      -----------
         Total current assets........................    4,529,277        60,051       (10,000)       4,579,328
PROPERTY AND EQUIPMENT, net..........................      687,363        10,927             0          698,290
DEBT ISSUANCE COSTS, net.............................      304,361             0             0          304,361
INTANGIBLES, NET.....................................            0             0       439,022(b)       439,022
OTHER ASSETS.........................................        2,500             0             0            2,500
                                                       -----------     ---------     ---------      -----------
                                                       $ 5,523,501     $  70,978     $ 429,022      $ 6,023,501
                                                       ===========     =========     =========      ===========

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................  $   125,505     $  17,268       (17,268)(b)  $   125,505
  Accrued liabilities................................      296,469        42,241       (42,241)(b)      296,469
  Accrued compensation...............................      906,297        44,353       (44,353)(b)      906,297
  Current portion of long-term debt..................       41,967        85,000       500,000(d)       541,967
                                                                                       (85,000)(b)
  Payroll taxes payable..............................            0        46,468       (46,468)(b)            0
  Due to shareholders................................            0       163,119      (163,119)(b)            0
  Due to employees...................................            0        24,984       (24,984)(b)            0
  Due to related party...............................            0       213,518      (213,518)(b)            0
                                                       -----------     ---------     ---------      -----------
         Total current liabilities...................    1,370,238       636,951      (136,951)       1,870,238
                                                       -----------     ---------     ---------      -----------
LONG-TERM DEBT, net of discount......................    1,289,162             0             0        1,289,162
                                                       -----------     ---------     ---------      -----------
WARRANTS WITH REDEMPTION FEATURE.....................      466,000             0             0          466,000
                                                       -----------     ---------     ---------      -----------
SHAREHOLDERS' EQUITY:
  Preferred stock....................................    1,508,000             0             0        1,508,000
  Common stock.......................................   17,457,055       100,000      (100,000)(c)   17,457,055
  Warrants outstanding...............................       41,000             0             0           41,000
  Accumulated deficit................................  (16,607,954)     (665,973)      665,973(c)   (16,607,954)
                                                       -----------     ---------     ---------      -----------
         Total shareholders' equity (deficit)........    2,398,101      (565,973)      565,973        2,398,101
                                                       -----------     ---------     ---------      -----------
                                                       $ 5,523,501     $  70,978     $ 429,022      $ 6,023,501
                                                       ===========     =========     =========      ===========


---------------

(a) Derived from the March 31, 1998 unaudited financial statements of Towne Services and of Credit Collection Solutions, Inc. appearing elsewhere in this prospectus.

(b) Reflects the allocation of the purchase price to tangible and intangible assets based on the estimated fair value of such assets. The $510,000 cash was paid directly to creditors of Credit Collection Solutions, Inc. Towne Services did not assume any liabilities of Credit Collection Solutions. In addition to $510,000 cash, Towne Services, Inc. will issue up to 100,000 shares of its common stock to the shareholders of Credit Collection Solutions, Inc. based upon certain earn-out agreements. These shares will be recorded as part of the purchase price based upon the fair value of the shares on the date of issuance. If these shares are issued, future earnings will be decreased based upon the amortization of additional goodwill.



Total consideration.........................................  $510,000
Fair value of assets acquired...............................    70,978
                                                              --------
Excess of purchase price over fair value of assets
  acquired..................................................   439,022



    The excess of the purchase price over the fair value of assets acquired has been allocated to goodwill, which will be amortized over a 5 year life. Towne Services is currently in the process of obtaining a purchase price valuation. Based on this valuation, a portion of the goodwill may be expensed as in-process research & development costs; however, this amount has not yet been determined.

(c) Reflects elimination of Credit Collection Solutions, Inc. equity accounts.

(d) Reflects financing of acquisition with $10,000 cash and a $500,000 90-day note payable to a bank at the prime rate. It is the intent of Towne Services to repay this note and accrued interest with the proceeds from the offering.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS


                                                               YEAR ENDED DECEMBER 31, 1997
                                              --------------------------------------------------------------
                                                                   HISTORICAL
                                                                     CREDIT
                                                 HISTORICAL        COLLECTION     PRO FORMA
                                              TOWNE SERVICES(A)   SOLUTIONS(A)   ADJUSTMENTS     PRO FORMA
                                              -----------------   ------------   -----------    ------------
Revenues....................................    $    722,364        $ 229,665    $         0    $    952,029
Costs and expenses
    Costs of processing, servicing, and
       support..............................         832,102           51,749              0         883,851
    Research and development................         332,470           70,291              0         402,761
    Sales and marketing.....................         839,323                0              0         839,323
    General and administrative..............       1,139,642          457,305         87,800(c)    1,644,747
                                                                                     (40,000)(d)
                                                ------------        ---------    -----------    ------------
Total costs and expenses....................       3,143,537          579,345         47,800       3,770,682
                                                ------------        ---------    -----------    ------------
Operating loss..............................      (2,421,173)        (349,680)       (47,800)     (2,818,653)
Interest expense, net.......................          95,946           21,337         42,500(b)      159,783
Other income................................          (1,018)               0              0          (1,018)
                                                ------------        ---------    -----------    ------------
Net loss....................................    $ (2,516,101)       $(371,017)   $   (90,300)   $ (2,977,418)
                                                ============        =========    ===========    ============
    Net loss attributable to common
       shareholders.........................      (2,516,101)                                     (2,977,418)
                                                ============                                    ============
    Net loss per common share...............           (0.26)                                          (0.31)
                                                ============                                    ============
    Weighted average common shares
       outstanding..........................       9,600,592                                       9,600,592
                                                ============                                    ============



                                                         THREE MONTH PERIOD ENDED MARCH 31, 1998
                                              --------------------------------------------------------------
                                                                   HISTORICAL
                                                                     CREDIT
                                                 HISTORICAL        COLLECTION     PRO FORMA
                                              TOWNE SERVICES(A)   SOLUTIONS(A)   ADJUSTMENTS     PRO FORMA
                                              -----------------   ------------   -----------    ------------
Revenues....................................    $    547,954        $  49,283    $         0    $    597,237
Costs and expenses
    Costs of processing, servicing, and
       support..............................         374,128           26,560              0         400,688
    Research and development................          74,024           16,575              0          90,599
    Sales and marketing.....................         485,562                0              0         485,562
    Stock compensation expense..............       5,971,590                0              0       5,971,590
    General and administrative..............       1,347,282           78,829         21,950(c)    1,408,061
                                                                                     (40,000)(d)
                                                ------------        ---------    -----------    ------------
Total costs and expenses....................       8,252,586          121,964         18,050       8,356,500
                                                ------------        ---------    -----------    ------------
Operating loss..............................      (7,704,632)         (72,681)        18,050      (7,759,263)
Interest expense, net.......................          64,289            8,550         10,625(b)       83,464
Financing costs for stock issued to
  nonemployees..............................         323,000                0              0         323,000
                                                ------------        ---------    -----------    ------------
Net loss....................................    $ (8,091,921)       $ (81,231)   $     7,425    $ (8,165,727)
                                                ============        =========    ===========    ============
    Dividends on preferred stock............      (5,108,000)                                     (5,108,000)
    Accretion of warrants with redemption
       feature..............................        (211,000)                                       (211,000)
    Net loss attributable to common
       shareholders.........................     (13,410,921)                                    (13,484,727)
                                                ============                                    ============
    Net loss per common share...............    $      (1.11)                                   $      (1.12)
                                                ============                                    ============
    Weighted average common shares
       outstanding..........................      12,077,352                                      12,077,352
                                                ============                                    ============


---------------

(a) Derived from the financial statements of Towne Services and of Credit Collection Solutions, Inc. appearing elsewhere in this prospectus.
(b) Reflects interest expense on note payable to bank.
(c) Reflects amortization of intangibles over five years.

(d) Reflects reduction in duplicate general and administrative expenses for utilities and equipment rentals as Credit Collection Solutions, Inc. vacated existing office space.

                          [Top half inside back cover]

Photograph:       Business representative executing transaction with a customer.

Photograph:       Business representative talking to a customer.

Photograph:       Two children, customers of a small business.

Supporting text:  Towne Credit(SM)

         Towne Credit electronically processes the in-house consumer credit transactions of small and medium size retail merchants. This product links banks with business owners to provide electronic billing, collections and funding of daily accounts receivables, essentially converting them to credit card transactions.

                       [Bottom half of inside back cover]

Photograph:       Dentist working with a patient.

Photograph:       Business representative assisting a customer.

Photograph:       Business representative entering transaction information into a computer.

Supporting text:  Towne Finance(SM)

         Towne Finance, the commercial version of TOWNE CREDIT, is an automated asset management and financing system that processes "business to business" credit transactions for small commercial businesses, with both products, businesses increase cash flow and are relieved of administrative burdens such as sending statements and collecting payments.

           ----------------------------------------------------------
           ----------------------------------------------------------

     PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER TOWNE SERVICES, INC., THE SELLING SHAREHOLDERS NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE IN THAT JURISDICTION.

     UNTIL             , 1998, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................    3
Risk Factors..............................    9
Use of Proceeds...........................   14
Dividend Policy...........................   14
Dilution..................................   15
Capitalization............................   16
Selected Financial Data...................   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   19
Business..................................   27
Management................................   37
Principal and Selling Shareholders........   45
Certain Transactions......................   47
Description of Capital Stock..............   48
Shares Eligible for Future Sale...........   52
Underwriting..............................   54
Legal Matters.............................   55
Experts...................................   55
Additional Information....................   55
Index to Financial Statements.............  F-1

           ----------------------------------------------------------
           ----------------------------------------------------------
           ----------------------------------------------------------
           ----------------------------------------------------------
                                4,200,000 SHARES

                              TOWNE SERVICES, INC.

                           (TOWNE SERVICES, INC. LOGO)

                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                               WHEAT FIRST UNION

                               J.C. BRADFORD&CO.

                                 STEPHENS INC.

           ----------------------------------------------------------
           ----------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with this offering, other than the underwriting discount:

SEC Registration Fee........................................  $   15,674
NASD Fees...................................................       5,560
Nasdaq Fees.................................................      95,000
Blue Sky Fees and Expenses..................................       3,000
Printing and Engraving......................................     150,000
Legal Fees and Expenses.....................................     550,000
Accounting Fees and Expenses................................     200,000
Transfer Agent Fees.........................................      20,000
Miscellaneous Expenses......................................     160,766
                                                              ----------
          Total.............................................  $1,200,000
                                                              ==========

---------------

* To be provided.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation eliminate, subject to certain limited exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of the Company; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under
Section 14-2-832 of the Georgia Business Corporation Code (the "Georgia Code"). In addition, if at any time the Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     The Company's Bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Code. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the Code would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Code expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     The indemnification provisions in the Company's Bylaws require the Company to indemnify and hold harmless any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because he or she is or was a director of the Company, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of the Company also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have the Company advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to officers and directors of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements also provide that the Company shall purchase and maintain liability insurance for the benefit of its directors and executive officers. These agreements may not be abrogated by action of the shareholders. There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     No securities which were not registered under the Securities Act of 1933 have been sold by the Company within the past three years except for those indicated below. Share numbers reflect the 100-for-1 stock split with respect to the Company's common stock effected in January 1997.

          (i) In connection with its formation in October 1995, the Company issued a total of 5,000,000 shares of common stock to its four initial shareholders in exchange for $16,000 in the aggregate.

          (ii) From August to October 1996, the Company issued 2,258,700 shares of common stock at a price of $0.30 per share to certain officers, directors and other investors. The Company also issued 647,000 shares of common stock and options to purchase 983,400 shares of common stock to certain executive officers, directors, employees, consultants and advisors of the Company at prices ranging from $0.03 to $0.30 per share during 1996.

          (iii) In connection with his employment, the Company granted its President and Chief Operating Officer options to purchase 1,118,300 shares of common stock at an exercise price of $0.30 per share in September 1996. In addition, in consideration of their guaranties of a $250,000 line of credit, in December 1996 the Company granted options to purchase 71,400 shares of common stock at an exercise price of $0.50 per share to seven of its directors and executive officers.

          (iv) In January and February 1997, the Company sold 166,666 shares of common stock at a price of $0.60 per share to a director and a related party investor. In January 1997, the Company granted seven directors options to acquire 59,523 shares of common stock at $0.60 per share each in exchange for their personal guaranty of a new $250,000 credit facility for the Company.

          (v) The Company issued 350,500 shares of common stock and granted options to acquire 206,000 shares of common stock to certain employees and advisors of the Company at prices of either $0.60 or $1.00 per share during 1997. In connection with his employment, the Company granted options to acquire 300,000 shares of common stock to its Chief Financial Officer, effective as of November 1997, at $1.00 per share. In addition, the Company granted options to acquire 32,500 shares of common stock to each of its three new directors in September 1997 at a price of $1.00 per share.

          (vi) Between the end of March and the middle of October 1997, the Company issued 3,020,600 shares of common stock at a price of $1.00 per share to certain officers, directors, accredited investors and a limited number of other investors

          (vii) Between January and March 1998, the Company issued 1,019,083 shares of common stock and options to acquire 401,000 shares of common stock to officers, directors, employees, customers, advisors and consultants at a purchase or exercise price of either $1.19 per share or $1.25 per share (employees received a 5% discount off the estimated fair market value of the securities).

          (viii) On March 13, 1998, the Company sold 15,000 shares of its Series A Convertible Preferred Stock for $1,500,000 to an accredited investor. The terms of the stock purchase agreement provide for conversion of the preferred stock into common stock at conversion price of $1.25 per share, subject to adjustment.

          (ix) In May 1998, the Company granted options to acquire 595,000 shares of common stock to a new director and four senior officers at an exercise price of $7.20 per share. In June 1998, the Company granted options to acquire 50,000 shares of common stock to a new director.

     The issuances of securities described above were made in reliance on one or more of the exemptions from registration, including those provided for by
Section 4(2), Regulation D and Rule 701 of the Securities Act of 1933. The recipients of the securities in the above transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. The recipients of these securities had adequate access, through their relationship with the Company, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1       --  Form of Underwriting Agreement
 2.1       --  Asset Purchase Agreement by and between Towne Services,
               Inc., and Credit Collection Solutions, Inc., and Burton W.
               Crapps and Robert M. Ragsdale dated as of June 11, 1998.**+
 3.1       --  Amended and Restated Articles of Incorporation+
 3.2       --  Amended and Restated Bylaws+
 4.1       --  See Exhibits 3.1 and 3.2 for provisions of the Articles of
               Incorporation and Bylaws defining the rights of the holders of common stock of the Registrant
 4.2       --  Specimen Common Stock Certificate
 5.1       --  Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
10.1       --  1996 Stock Option Plan (including Form of Stock Option
               Agreement)+
10.2       --  1998 Stock Option Plan (including Form of Stock Option
               Agreement)+
10.3       --  Form of Non-Qualified Stock Option Agreement+
10.4       --  Lease by and among River Exchange Associates Limited
               Partnership and Towne Services, Inc. dated January 12, 1998+
10.5       --  Employment Agreement by and between Towne Services, Inc. and
               Drew W. Edwards dated as of October 15, 1995+
10.6       --  Employment Agreement by and between Towne Services, Inc. and
               Henry M. Baroco dated as of January 15, 1997+
10.7       --  Amended and Restated Employment Agreement by and between
               Towne Services, Inc. and Bruce Lowthers dated as of May 18,
               1998+
10.8       --  Employment Agreement by and between Towne Services, Inc. and
               Cleve Shultz dated as of May 19, 1998+
10.9       --  Form of Towne Credit Bank Marketing Agreement+

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.10      --  Form of Towne Finance Bank Marketing Agreement+
10.11      --  Form of Towne Credit Merchant Processing Agreement+
10.12      --  Form of Towne Finance Client Processing Agreement+
10.13      --  Stock Purchase Warrant issued December 18, 1997 by Towne
               Services, Inc. to Sirrom Investments, Inc.+
10.14      --  Stock Purchase Agreement by and between Towne Services, Inc.
               and Capital Appreciation Partners, L.P. dated March 13,
               1998**+
10.15      --  Registration Rights Agreement dated as of March 13, 1998 by and between Towne Services, Inc. and Capital Appreciation
               Partners, L.P.+
10.16      --  Form of Indemnification Agreement entered into between Towne
               Services, Inc. and its directors and officers+
10.17      --  Promissory note dated September 8, 1997 issued to Towne
               Services, Inc. by Henry M. Baroco+
10.18      --  Promissory note dated April 1, 1998 issued to Towne
               Services, Inc. by Bruce F. Lowthers, Jr.+
10.19      --  Form of General Marketing Agent Agreement+
23.1       --  Consent of Arthur Andersen LLP
23.2       --  Consent of Nelson Mullins Riley & Scarborough, L.L.P. (filed as part of Exhibit 5.1)
23.3       --  Consent of Smerkovitz & Associates
24.1       --  Power of Attorney (contained on the signature page hereof)+
27.1       --  Financial Data Schedule for period ended December 31, 1997
               (for SEC use only)+
27.2       --  Financial Data Schedule for period ended March 31, 1998 (for
               SEC use only)


---------------


** The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.

 + Previously filed.

     (b) Financial Statement Schedules

     Schedule II: Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     The Company hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or

     (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 10, 1998.


                                          TOWNE SERVICES, INC.

                                          By:      /s/ DREW W. EDWARDS
                                            ------------------------------------
                                                      Drew W. Edwards
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed and on the dates indicated.


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                 /s/ DREW W. EDWARDS                   Chief Executive Officer and        July 10, 1998
-----------------------------------------------------    Chairman of the board of
                   Drew W. Edwards                       directors (Principal Executive
                                                         Officer)

                          *                            President, Chief Operating         July 10, 1998
-----------------------------------------------------    Officer and Director
                   Henry M. Baroco

             /s/ BRUCE F. LOWTHERS, JR.                Chief Financial Officer            July 10, 1998
-----------------------------------------------------    (Principal Financial and
               Bruce F. Lowthers, Jr.                    Accounting Officer)

                          *                            Director                           July 10, 1998
-----------------------------------------------------
                    G. Lynn Boggs

                          *                            Director                           July 10, 1998
-----------------------------------------------------
                   Frank W. Brown

                          *                            Director                           July 10, 1998
-----------------------------------------------------
                   John W. Collins

                          *                            Director                           July 10, 1998
-----------------------------------------------------
                  J. Stanley Mackin

                          *                            Director                           July 10, 1998
-----------------------------------------------------
                   Joe M. Rodgers

                          *                            Director                           July 10, 1998
-----------------------------------------------------
               J. Daniel Speight, Jr.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                          *                            Director                           July 10, 1998
-----------------------------------------------------
                   Glenn W. Sturm

                          *                            Director                           July 10, 1998
-----------------------------------------------------
                  J. Stephen Turner

                          *                            Director                           July 10, 1998
-----------------------------------------------------
                  Bahram Yusefzadeh

*By: /s/ DREW W. EDWARDS
-----------------------------------------------------
     Attorney-in-Fact pursuant to powers of attorney
     granted in Registration Statement filed on May
     21, 1998 and amended on June 29, 1998.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE II

To: Towne Services, Inc.

     We have audited in accordance with generally accepted auditing standards, the financial statements of Towne Services, Inc. included in this Registration Statement and have issued our report thereon dated May 21, 1998. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) of the Registration Statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subject to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

May 21, 1998
Atlanta, GA

                              TOWNE SERVICES, INC.

                 SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS

                                                         BEGINNING   CHARGED TO                ENDING
                                                          BALANCE     EXPENSE     DEDUCTIONS   BALANCE
                                                         ---------   ----------   ----------   -------
December 31, 1995 Allowance for Doubtful Accounts......         0           0            0           0
December 31, 1996 Allowance for Doubtful Accounts......         0      25,000            0      25,000
December 31, 1997 Allowance for Doubtful Accounts......    25,000      45,000            0      70,000

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1       --  Form of Underwriting Agreement
 2.1       --  Asset Purchase Agreement by and between Towne Services,
               Inc., and Credit Collection Solutions, Inc., and Burton W.
               Crapps and Robert M. Ragsdale dated as of June 11, 1998.**+
 3.1       --  Amended and Restated Articles of Incorporation+
 3.2       --  Amended and Restated Bylaws+
 4.1       --  See Exhibits 3.1 and 3.2 for provisions of the Articles of
               Incorporation and Bylaws defining the rights of the holders of common stock of the Registrant
 4.2       --  Specimen Common Stock Certificate
 5.1       --  Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
10.1       --  1996 Stock Option Plan (including Form of Stock Option
               Agreement)+
10.2       --  1998 Stock Option Plan (including Form of Stock Option
               Agreement)+
10.3       --  Form of Non-Qualified Stock Option Agreement+
10.4       --  Lease by and among River Exchange Associates Limited
               Partnership and Towne Services, Inc. dated January 12, 1998+
10.5       --  Employment Agreement by and between Towne Services, Inc. and
               Drew W. Edwards dated as of October 15, 1995+
10.6       --  Employment Agreement by and between Towne Services, Inc. and
               Henry M. Baroco dated as of January 15, 1997+
10.7       --  Amended and Restated Employment Agreement by and between
               Towne Services, Inc. and Bruce Lowthers dated as of May 18,
               1998+
10.8       --  Employment Agreement by and between Towne Services, Inc. and
               Cleve Shultz dated as of May 19, 1998+
10.9       --  Form of Towne Credit Bank Marketing Agreement+
10.10      --  Form of Towne Finance Bank Marketing Agreement+
10.11      --  Form of Towne Credit Merchant Processing Agreement+
10.12      --  Form of Towne Finance Client Processing Agreement+
10.13      --  Stock Purchase Warrant issued December 18, 1997 by Towne
               Services, Inc. to Sirrom Investments, Inc.+
10.14      --  Stock Purchase Agreement by and between Towne Services, Inc.
               and Capital Appreciation Partners, L.P. dated March 13,
               1998**+
10.15      --  Registration Rights Agreement dated as of March 13, 1998 by and between Towne Services, Inc. and Capital Appreciation
               Partners, L.P.+
10.16      --  Form of Indemnification Agreement entered into between Towne
               Services, Inc. and its directors and officers+
10.17      --  Promissory note dated September 8, 1997 issued to Towne
               Services, Inc. by Henry M. Baroco+
10.18      --  Promissory note dated April 1, 1998 issued to Towne
               Services, Inc. by Bruce F. Lowthers, Jr.+
10.19      --  Form of General Marketing Agent Agreement+
23.1       --  Consent of Arthur Andersen LLP
23.2       --  Consent of Nelson Mullins Riley & Scarborough, L.L.P. (filed as part of Exhibit 5.1)
23.3       --  Consent of Smerkovitz & Associates
24.1       --  Power of Attorney+
27.1       --  Financial Data Schedule for period ended December 31, 1997
               (for SEC use only)+
27.2       --  Financial Data Schedule for period ended March 31, 1998 (for
               SEC use only)


---------------


** The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.

 + Previously filed.